     As filed with the Securities and Exchange Commission on August 7, 1998
                                                           Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             DOANE PET CARE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                           2047                          43-1350515
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
         organization)

                          103 POWELL COURT, SUITE 200
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                              THOMAS R. HEIDENTHAL
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          103 POWELL COURT, SUITE 200
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 373-7774
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                ALAN P. BADEN                               MELISSA MARTIN BALDWIN
            VINSON & ELKINS L.L.P.                          ANDREWS & KURTH L.L.P.
            2300 FIRST CITY TOWER                           600 TRAVIS, SUITE 4200
                 1001 FANNIN                                 HOUSTON, TEXAS 77002
             HOUSTON, TEXAS 77002                               (713) 220-4200
                (713) 758-2222

                             ---------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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---------------------------------------------------------------------------------------------------------
                                                                     PROPOSED
                                                                     MAXIMUM
                   TITLE OF EACH CLASS OF                           AGGREGATE              AMOUNT OF
                SECURITIES TO BE REGISTERED                     OFFERING PRICE(1)      REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
  % Senior Subordinated Notes due 2008......................       $125,000,000             $36,875
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the amount of the registration fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Registration Statement of Doane Pet Care Company in connection with
the offering of      % Senior Subordinated Notes due 2008 is being filed
simultaneously with a Registration Statement of Doane Pet Care Enterprises, Inc., the parent company of Doane Pet Care Company, in connection with an initial public offering of common stock of Doane Pet Care Enterprises, Inc. The closings of the offerings being registered pursuant to such Registration Statements are contingent upon each other and are also contingent upon the consummation of certain other transactions described herein. See "The Refinancing Transactions."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 7, 1998
            PROSPECTUS
            , 1998

[LOGO]

                                  $125,000,000
                             DOANE PET CARE COMPANY
                         % SENIOR SUBORDINATED NOTES DUE 2008

    The     % Senior Subordinated Notes due 2008 (the "Notes") are being offered
(the "Offering") by Doane Pet Care Company, a Delaware corporation (the "Company") and a wholly owned subsidiary of Doane Pet Care Enterprises, Inc.
("Holdings"). The Notes will bear interest at the rate of     % per annum,
payable semi-annually on                and            of each year, commencing
         , 1999. The Notes will be redeemable at the option of the Company, in
whole or in part, at any time on or after          , 2003, initially at     % of
their principal amount and thereafter at prices declining to 100% at          ,
2006 until maturity, in each case together with accrued and unpaid interest, if any, to the date of redemption. Notwithstanding the foregoing, any time on or
prior to          , 2001, the Company may redeem up to 35% of the original
aggregate principal amount of the Notes with the net proceeds of one or more
Public Equity Offerings (as defined herein) at     % of the principal amount;
provided that at least $81.3 million in aggregate principal amount of the Notes remains outstanding immediately after the occurrence of such redemption. Upon the occurrence of a Change of Control (as defined herein), the Company will be required to offer to purchase the Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes."

    The Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt of the Company (as defined herein) and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will rank pari passu in right of payment to the Windy Hill Notes (as defined herein). The Notes will be effectively subordinated to all liabilities, if any, of any subsidiaries of the Company. As of March 31, 1998, on a pro forma basis, the Company would have had $116.9 million of aggregate principal amount of Senior Debt outstanding, $101.2 million of trade payables and other accrued liabilities and $120.0 million of aggregate principal amount of senior subordinated indebtedness other than the Notes. As of March 31, 1998, on a pro forma basis, the Company would have had the capacity to borrow $86.8 million of Senior Debt under the New Credit Facility (as defined herein). The Indenture (as defined herein) pursuant to which the Notes will be issued will permit the Company and its subsidiaries, if any, to incur additional indebtedness, including Senior Debt, subject to certain limitations. See "Description of the Notes."

    The Company is undertaking this Offering in conjunction with the Refinancing Transactions (as defined herein), in which Holdings and the Company are refinancing their capital structures. The Refinancing Transactions include an initial public offering by Holdings and certain selling stockholders (the
"Equity Offering") of up to          shares of Common Stock, par value $0.0001
per share, of Holdings. The consummation of the Offering is contingent upon the Refinancing Transactions, including the Equity Offering.

    The Notes will be represented by global notes registered in the name of the nominee of the Depositary (as defined herein). Beneficial interests in such global notes will be shown on, and transfers thereof will be affected only through, records maintained by the Depositary and its participants. Except as described herein, notes in definitive form will not be issued. See "Description of the Notes."

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------------------
                                                      PRICE                 UNDERWRITING               PROCEEDS
                                                      TO THE               DISCOUNTS AND                TO THE
                                                    PUBLIC(1)              COMMISSIONS(2)             COMPANY(3)
-----------------------------------------------------------------------------------------------------------------------
Per Note....................................            %                        %                        %
Total.......................................            $                        $                        $
-----------------------------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) The Company and Holdings have agreed to indemnify the Underwriters (as defined herein) against, and to provide contribution with respect to, certain liabilities including liabilities under the Securities Act. See "Underwriting."
(3) Before deducting expenses of the Offering payable by the Company, estimated
    at $           .

    The Notes are being offered by Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (the "Underwriters"), subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to various prior conditions, including the Underwriters right to reject orders in whole or in part. It is expected that delivery of the Notes will be made in book-entry form through the facilities of The Depositary Trust Company ("DTC" or the "Depositary") against payment therefore in immediately available funds on or
about          , 1998.

DONALDSON, LUFKIN & JENRETTE                               CHASE SECURITIES INC.

THE UNDERWRITERS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE NOTES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context indicates otherwise, references in this Prospectus to the Company mean Doane Pet Care Company, a Delaware corporation. The Company's pro forma financial and operating data set forth herein gives effect to the acquisition by Holdings (the "Windy Hill Acquisition") of Windy Hill Pet Food Holdings, Inc. ("Windy Hill") in August 1998, the merger of the Company and Windy Hill (the "Windy Hill Merger") (which will be consummated upon completion of the Offering), the acquisition (the "IPES Acquisition") of IPES IBERICA, S.A. ("IPES") in April 1998 and the Refinancing Transactions. Investors should carefully consider the information set forth in "Risk Factors."

                                  THE COMPANY

     The Company is the largest manufacturer of dry pet food in the United States, producing approximately 26% of the total volumes sold in 1997 on a pro forma basis. The Company manufactures products for store brands owned by retail customers (also known as private labels), contract manufactures products for national branded pet food companies and produces and sells regional brands owned by the Company.

     The Company manufactures for its customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. The Company provides products that meet customer specifications across all retail channels and price points, from super premium to value products. Accordingly, the Company manufactures store brands for over 350 customers in the United States, including the three largest mass merchandisers, the five largest grocery companies and the largest national pet specialty retailer. The Company also manufactures dry pet food and treats for four of the six largest national branded pet food companies through co-manufacturing agreements pursuant to which the Company produces, packages and ships a portion of such companies' products.

     The Company has the most extensive manufacturing and distribution network in the industry, providing it with certain operational, cost and competitive advantages. The Company manufactures and distributes its products in the United States through 32 combination manufacturing and distribution facilities and nine additional distribution centers. The number and strategic location of the Company's facilities reduce distribution expenses, which represent a meaningful portion of the delivered cost of pet food due to its bulk and weight relative to its selling price. The Company's extensive network can further reduce expenses by enabling certain of its customers to bypass their distribution centers and deliver directly to their stores. Direct store delivery service currently accounts for approximately 45% of the Company's sales by volume.

     The Company has achieved strong internal growth. From 1992 to 1997, the Company increased sales volumes at a compound annual growth rate of 10.3%, exclusive of acquisitions. The Company believes its growth is primarily due to an increase in consumer acceptance of store brands and an increase in volume co-manufactured for national pet food companies. In addition, the Company has been the primary supplier of store brand pet food to WalMart Stores Inc. ("Wal*Mart") since 1970. The Company manufactures and distributes, under a direct store delivery program, a variety of products for Wal*Mart including its store brand, Ol' Roy, which is the largest selling brand of dry pet food in the United States by volume. In 1997, sales to Wal*Mart, including its Sam's Club division, accounted for 39% of the Company's sales on a pro forma basis.

                             THE PET FOOD INDUSTRY

     The U.S. pet food industry is a $10 billion industry that has grown at a compound annual rate of 5% from 1992 to 1997 in terms of volume. Growth in the dry pet food and the biscuit and treats segments of the industry has exceeded the growth of the overall pet food industry by capturing market share from other segments, including canned pet food. Dry pet food sales have grown at a rate of 6.4% per year from 1992 to 1997 and accounted for approximately $5.2 billion of sales in the industry in 1997. Dry pet food has increased its market share from 49.2% to 52.0% over the same period. The biscuit and treats segment has grown at a rate of 6.3% per year from 1992 to 1997 and has increased its market share from 12.1% to 12.8% over the same period.

     Improved product quality and increased retailer support have generally enabled store brands to gain market share from national brands in many traditional branded categories, including pet food. Sales of store brand pet food accounted for in excess of 20% of the total pet food market in 1997 and have grown at a compound annual growth rate in excess of 7.5% over the past five years. In 1997, store brands have increased market share in each of the segments of the pet food industry over the past five years. Store brands represented approximately 29%, 29%, 23%, 18% and 17% of total sales volume of biscuits and treats, dry dog, dry cat, canned dog and canned cat food, respectively. Store brands now encompass a full range of pet food products at all price points, including economy, premium and super premium.

                              RECENT DEVELOPMENTS

     Windy Hill Acquisition. In August 1998, Holdings acquired Windy Hill for approximately eight million shares of common stock of Holdings and the assumption of $181.6 million of indebtedness. The Windy Hill Merger will be consummated upon completion of the Offering. Windy Hill is a leading manufacturer of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. With Windy Hill, the Company is the largest manufacturer of dog biscuits in the United States. In 1997, Windy Hill generated pro forma net sales and EBITDA of $304.0 million and $28.5 million, respectively.

     The Windy Hill Acquisition strengthens the Company's presence in the dry pet food and dog biscuit market segments, provides revenue synergies and enhances the Company's position as a low-cost manufacturer and distributer of pet food products. The Company believes the Windy Hill Acquisition provides the opportunity for revenue growth by (i) enabling the Company to offer regional brands, semi-moist, soft dry and canned pet food products to its traditional customer base and (ii) enabling Windy Hill to offer soft treats and other specialized dry food products to its traditional customer base. With the addition of Windy Hill's 19 plants, the Company believes cost savings can be achieved through optimizing production schedules and lowering distribution costs by reducing the distance products are shipped. The Windy Hill Acquisition also provides the Company with the opportunity to achieve cost savings by obtaining purchasing synergies and eliminating redundant overhead functions.

     IPES Acquisition. In April 1998, the Company acquired IPES for $28.3 million in cash. IPES, located in Spain, is a manufacturer of both store and regional brands. In fiscal 1997, IPES had net sales and EBITDA of $21.1 million and $4.1 million, respectively. The Company believes that the IPES Acquisition, together with the Company's investment in the Italian pet food manufacturer, Effeffe, S.p.a., provides the Company with a platform for growth in Europe.

                                    STRATEGY

     The Company's business objective is to increase revenues and earnings and to enhance its leadership position within the pet food industry. The key elements of the strategy to achieve the Company's business objective are as follows:

     Continue to be the Low Cost Quality Provider in the Pet Food Industry. The Company believes it is the low cost provider of quality dry pet food. The Company believes its position as the largest manufacturer of dry pet food provides it with certain economies of scale, including production efficiencies and packaging purchasing leverage. In addition, the number and strategic location of the Company's facilities enhance the Company's position as the low cost provider by reducing transportation costs for raw materials and finished goods. The Company also maintains in-house engineering, machining and fabrication capabilities that enable the Company to design, construct and maintain facilities on a cost-effective basis.

     Leverage Distribution System. The Company's manufacturing and distribution network enables it to service customers on a national basis and facilitates the Company's direct store delivery program, the scope of which the Company believes is unique in the industry. In addition, the Company has developed capabilities that allow it to provide vendor managed inventory ("VMI") to certain key customers. VMI allows the Company to communicate on-line with its customers, evaluate their inventory status and place orders on their behalf. The Company intends to leverage its manufacturing and distribution network by expanding sales of its full range of pet food products to its existing customers. For example, the Company recently completed the construction of a soft treat manufacturing facility and intends to expand sales of certain products acquired in the Windy Hill Acquisition including semi-moist, soft dry, canned and regional brands to its existing customers.

     Provide a Full Range of Pet Food Products. The Company offers customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. By offering a full range of products under a variety of brand formats (store, co-manufactured national and regional brands) and price points, the Company can be a significant source for its customers' total pet food requirements. This enables customers to realize administrative and distribution savings by aggregating a variety of products and brands into a single shipment.

     Focus on Diversified Brand Formats. The Company believes that store, co-manufactured national and regional brand formats offer significant growth opportunities. Sales of store brands have exceeded the overall growth in the pet food industry. The Company believes this growth will continue due to (i) an increased awareness of retailers concerning the advantages of store brands, including enhanced margins and customer loyalty, (ii) improved quality, innovation and variety of store brand products and (iii) increasingly informed and value-conscious consumers. The Company believes co-manufactured national brands offer growth opportunities as national branded pet food companies increasingly take advantage of the Company's low-cost status, quality products, extensive plant network and logistics capabilities. The Company believes that the regional brands acquired with the Windy Hill Acquisition complement its existing product lines and intends to capitalize on demand for such brands within the Company's existing customer base.

     Acquire Additional Pet Food Companies. To supplement its internal growth, the Company and Holdings have acquired eight pet food companies over the last three years. The Company believes that there are substantial opportunities in the United States and abroad to acquire additional pet food companies. The Company will continue to seek accretive acquisitions that offer complementary product lines, geographic scope, additional distribution channels and cost saving opportunities.

     Expand International Presence. The Company believes substantial opportunities exist to increase sales in international markets. The Company believes that the approximately $9.3 billion European pet food market is particularly attractive due to the strength and demand for store brand products and the strong growth of dry pet food products. The Company is currently expanding its manufacturing and distribution capabilities in Spain and Italy and intends to pursue acquisitions of additional pet food companies and expand its product offerings. In addition, the Company believes that an opportunity exists to expand export sales to the Pacific Rim and South America.

                                  THE OFFERING

SECURITIES OFFERED.........  $125,000,000 aggregate principal amount of   %
                             Senior Subordinated Notes due 2008.

MATURITY DATE..............            , 2008.

INTEREST PAYMENT DATES.....            and           of each year, commencing
                                       , 1999.

OPTIONAL REDEMPTION........  The Notes will be redeemable, at the Company's option, in whole or in part from time to time on or
                             after           , 2003, initially at      % of
                             their principal amount and thereafter at prices
                             declining to 100% at           , 2006 until
                             maturity, in each case together with accrued and unpaid interest to the redemption date. In
                             addition, at any time on or prior to           ,
                             2001, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more
                             Public Equity Offerings, at      % of their
                             principal amount, together with accrued and unpaid interest, if any, to the redemption date; provided that at least $81.3 million in principal amount of the Notes remains outstanding immediately after any such redemption. See "Description of the Notes -- Optional Redemption."

RANKING....................  The Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt of the Company and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all liabilities, if any, of any subsidiaries of the Company. As of March 31, 1998, on a pro forma basis, the Company would have had $116.9 million in aggregate principal amount Senior Debt outstanding, $101.2 million of trade payables and other accrued liabilities and $120.0 million of aggregate principal amount of senior subordinated indebtedness other than the Notes. On a pro forma basis, the Company would have had the capacity to borrow $86.8 million of Senior Debt under the New Credit Facility. See "Risk Factors -- Subordination of Notes."

CHANGE OF CONTROL..........  Upon a Change of Control (as defined herein), each holder will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase. See "Risk Factors -- Possible Inability to Repurchase the Notes upon Change of Control."

CERTAIN COVENANTS..........  The Indenture will contain certain covenants restricting or limiting the ability of the Company and its subsidiaries to, among other things, (i) pay dividends or make other restricted payments,
                             (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) incur dividend and other payment restrictions affecting subsidiaries, (v) enter into mergers or consolidations, (vi) make asset sales, (vii) enter into transactions with affiliates and (viii) engage in other lines of business. Under certain circumstances, the Company will be required to offer to purchase all outstanding Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest to the date of purchase, with the proceeds of certain asset sales. These covenants are subject to certain exceptions and qualifications. See "Description of the Notes."

USE OF PROCEEDS............  The net proceeds to the Company from the Offering
                             (in conjunction with the net proceeds from the other Refinancing Transactions) will be used to repay certain indebtedness of the Company and Windy Hill and to repurchase the outstanding preferred stock of the Company. See "The Refinancing Transactions" and "Use of Proceeds."

                                  RISK FACTORS

     See "Risk Factors," beginning on page 11 hereof, for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                          THE REFINANCING TRANSACTIONS

     The Company is undertaking the Offering in conjunction with a series of concurrent transactions in which the Company and Holdings are refinancing their capital structures (collectively, the "Refinancing Transactions"). The Refinancing Transactions are intended to provide the Company with a lower overall cost of capital and increase its financial flexibility.

     The sources of funds for the Refinancing Transactions include:
          (i) the establishment by the Company of a new $175.0 million credit facility (the "New Credit Facility") providing for $75.0 million of term loan borrowings and $100.0 million of revolving loan borrowings of which approximately $88.2 million in aggregate principal amount is expected to be drawn at the closing of the Refinancing Transactions;
          (ii) the Equity Offering, which will generate gross proceeds to Holdings of approximately $150 million (assuming no exercise of the over-allotment option granted to the underwriters in the Equity Offering); and
          (iii) the Offering.

     The estimated uses of funds for the Refinancing Transactions include:
          (i) the repayment of approximately $97.0 million in aggregate principal amounts outstanding under the existing credit facilities of the Company (the "Doane Credit Facility") and of Windy Hill (the "Windy Hill Credit Facility" and, together with the Doane Credit Facility, the "Existing Credit Facilities");
          (ii) a tender offer and related consent solicitation for the repurchase of all of the $160.0 million in principal amount of 10 5/8% Senior Notes due 2006 of the Company (the "Doane Senior Notes");
          (iii) the repayment of all of the $13.3 million outstanding principal amount and accrued interest of the 10.0% Subordinated Notes of Windy Hill (the "Seller Notes");
          (iv) the repurchase of all of the approximately $42.5 million outstanding in liquidation value of 14.25% Senior Exchangeable Preferred Stock due 2007 of the Company (the "Doane Preferred Stock");
          (v) the payment of approximately $34.2 million in prepayment premiums related to the tender offer for the Doane Senior Notes and the repurchase of the Doane Preferred Stock (collectively, the "Prepayment Premiums"); and
          (vi) the payment of approximately $16.2 million of underwriting, advisory, legal and other fees and expenses related to the Refinancing Transactions.

     The consummation of the Offering is contingent upon the consummation of the other Refinancing Transactions, including the Equity Offering. The consummation of the Refinancing Transactions is also subject to certain conditions precedent, including the Windy Hill Merger. See "The Refinancing Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Refinancing Transactions" and "Description of New Credit Facility."

     The following table sets forth the estimated sources and uses of funds for the Refinancing Transactions:

          SOURCES OF FUNDS                                       USES OF FUNDS
          ----------------                                       -------------
                                            (IN MILLIONS)
The Offering...............    $125.0    Repurchase of the Doane Senior Notes.................  $160.0
The Equity Offering........     150.0    Repayment of the Existing Credit Facilities..........    97.0
New Credit Facility........      88.2    Repayment of the Seller Notes........................    13.3
                                         Repurchase of the Doane Preferred Stock..............    42.5
                                         Prepayment Premiums..................................    34.2
                                         Estimated Transaction Fees and Expenses..............    16.2
                                                                                                ------
     Total Sources.........    $363.2    Total Uses...........................................  $363.2
                               ======                                                           ======

                         SUMMARY FINANCIAL INFORMATION

     The summary historical financial information for the periods ended September 30, 1995 and December 31, 1995, 1996 and 1997 are derived from the consolidated financial statements of the Company included elsewhere in this Prospectus. The summary historical information for the three month period ended March 31, 1997 and as of and for the three month period ended March 31, 1998 are derived from the unaudited consolidated financial statements of the Company that in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations as of such dates and for such periods. The results for the three month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year. The unaudited condensed pro forma as adjusted income statement data give effect to the Windy Hill Merger, including the pro forma effects of each of the transactions included in the pro forma financial statements of Windy Hill, the IPES Acquisition and the Refinancing Transactions as if each of such transactions had occurred on January 1, 1997. The unaudited pro forma as adjusted balance sheet gives effect to the IPES Acquisition, the Windy Hill Merger, including the pro forma effects of each of the transactions included in the pro forma financial statements of Windy Hill, the Refinancing Transactions and the use of proceeds therefrom, in each case as if such transactions had occurred on March 31, 1998. Such pro forma data are presented for illustrative purposes only and do not purport to represent the Company's actual results if such events had occurred at the dates indicated, nor do such data purport to project the results of operations for any future period. The information set forth below is qualified in its entirety and should be read in conjunction with the consolidated financial statements and notes thereto of the Company, the financial statements and notes thereto of Windy Hill, "Unaudited Condensed Pro Forma Financial Statements," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                            PREDECESSOR(1)                                       THE COMPANY
                            --------------   ------------------------------------------------------------------------------------
                                                                       YEAR ENDED                         THREE MONTHS
                                                THREE                 DECEMBER 31,                       ENDED MARCH 31,
                             NINE MONTHS        MONTHS      ---------------------------------   ---------------------------------
                                ENDED           ENDED                              PRO FORMA                           PRO FORMA
                            SEPTEMBER 30,    DECEMBER 31,                         AS ADJUSTED                         AS ADJUSTED
                                 1995            1995         1996       1997        1997         1997       1998        1998
                            --------------   ------------   --------   --------   -----------   --------   --------   -----------
                                                                       (IN THOUSANDS)
INCOME STATEMENT DATA:
  Net sales...............     $303,633        $114,958     $513,217   $564,741    $885,681     $141,741   $144,497    $229,802
  Gross profit............       56,239          17,774       66,441     81,845     153,856       19,016     24,530      44,410
  Unusual item(2).........        9,440              --           --         --          --           --         --          --
  Non-recurring transition
    costs.................           --              --           --         --       1,571           --         --         160
  Income from
    operations............       20,566           7,613       24,911     31,984      52,185        7,169     10,446      18,144
  Interest expense, net...        3,611           5,806       22,471     22,463      31,460        5,672      5,422       7,836
  Non-recurring finance
    charge(3).............           --              --        4,815         --          --           --         --          --
  Income (loss) before
    extraordinary
    items(4)..............     $ 16,746        $  1,024     $ (1,518)  $  6,234    $ 13,485     $    995   $  3,279    $  6,711
OTHER DATA:
  EBITDA(5)...............     $ 33,804        $ 10,063     $ 35,264   $ 43,216    $ 76,903     $  9,838   $ 13,422    $ 24,631
  Ratio of EBITDA to
    interest expense......          9.4x            1.7x         1.6x       1.9x        2.4x         1.7x       2.5x        3.1x
  Ratio of earnings to
    fixed charges(6)......          5.6x            1.3x         0.9x       1.4x        1.7x         1.3x       1.9x        2.3x
  Depreciation and
    amortization
    expense...............  3,694......           2,359       15,972     12,141      24,073        2,882      3,215       6,127
  Capital
    expenditures(7).......        4,224           1,297        7,901     14,437      18,788        5,712      3,355       4,800
  Pet food sold (thousands
    of tons)..............  774........             288        1,189      1,237       1,829          309        323         478

                                                                          MARCH 31, 1998
                                                              --------------------------------------
                                                                                         PRO FORMA
                                                              HISTORICAL   PRO FORMA    AS ADJUSTED
                                                              ----------   ---------   -------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $     --    $  4,644      $  4,644
Working capital.............................................     37,202      40,075        69,900
Total assets................................................    333,728     644,372       659,155
Total debt..................................................    206,953     419,034       361,911
Stockholders' equity........................................     35,743      62,743       166,926

                                                        (footnotes on next page)

------------------------------

(1) Holdings was formed by a group of investors in 1995 to acquire the Company (the "1995 Acquisition"). For financial statement purposes, the 1995 Acquisition was accounted for as a purchase acquisition effective October 1, 1995. The effects of the 1995 Acquisition have been reflected in the Company's consolidated assets and liabilities at that date. As a result, the Company's consolidated financial statements for the periods subsequent to September 30, 1995 are presented on the successor's new basis of accounting, while financial statements for September 30, 1995 and prior periods are presented on the predecessor's historical cost basis of accounting. See Note 1 of the Consolidated Financial Statements of the Company.
(2) Represents non-recurring bonus payments to senior management in connection with the 1995 Acquisition.
(3) Represents non-recurring interim bridge debt financing costs that were written off concurrently with the issuance of the Doane Senior Notes.
(4) Income before extraordinary items of the Company's predecessor does not include any provision for federal income taxes. Prior to the 1995 Acquisition, the Company's predecessor was organized as a subchapter S corporation. Consequently, the Company's predecessor did not pay federal, state or local income taxes except in those states that did not recognize subchapter S status or that required the payment of franchise taxes based on income.
(5) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, unusual item, nonrecurring expenses and transition costs reflected in the determination of net income. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it useful. See "Unaudited Condensed Pro Forma Financial Statements" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.
(6) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest).
(7) Capital expenditures excludes payments for acquisitions.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding planned capital expenditures, the availability of capital resources to fund capital expenditures, the Company's financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "may" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. There are numerous uncertainties inherent in estimating the cost of raw materials and labor, including many factors beyond the control of the Company. Additional important factors that could cause actual results to differ materially from the Company's expectations are disclosed below and elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                  RISK FACTORS

LEVERAGE; RESTRICTIVE COVENANTS

     The Company is highly leveraged and will continue to be highly leveraged following the consummation of the Refinancing Transactions. At March 31, 1998, on a pro forma basis after giving effect to the Windy Hill Acquisition and the Refinancing Transactions, the Company would have had approximately $361.9 million in aggregate principal amount of outstanding indebtedness (excluding trade payables and other accrued liabilities). See "Capitalization." Subject to the restrictions in the New Credit Facility, the indenture for the Notes (the "Indenture") and the indenture ("Windy Hill Indenture") pursuant to which $120 million principal amount of 9 3/4% Senior Subordinated Notes due 2007 were issued by Windy Hill (the "Windy Hill Notes"), the Company may incur additional indebtedness from time to time to finance working capital, capital expenditures, acquisitions or for other purposes.

     The New Credit Facility, the Indenture and the Windy Hill Indenture will restrict, among other things, the Company's ability to incur additional indebtedness, incur liens, pay dividends or make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with, or otherwise acquire, any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company. See "Management's Discussion and Analysis of the Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Description of New Credit Facility," "Description of Windy Hill Notes" and "Description of the Notes." The New Credit Facility also requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. The Company's ability to meet such financial ratios and tests can be affected by events beyond its control, and there can be no assurance that the Company will meet such tests. A breach of any of these covenants could result in a default under the New Credit Facility, the Indenture or the Windy Hill Indenture or any of such instruments. Upon the occurrence of an event of default under the New Credit Facility, the lenders could elect to declare all amounts outstanding under the New Credit Facility, together with accrued interest, to be immediately due and payable. If the Company were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. If the Notes, the Windy Hill Notes and indebtedness under the New Credit Facility were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay in full that indebtedness. See "Description of New Credit Facility." In connection with the New Credit Facility, the Company has pledged to the lenders substantially all of its assets. If an event of default occurs under the New Credit Facility, the lenders have the right to foreclose upon such collateral. These restrictions could limit the ability of the Company to pay interest on or principal of the Notes.

     Future acquisition or development activities may require the Company to alter its capitalization significantly. These changes in capitalization may significantly increase the leverage of the Company. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness and to meet its other commitments, the Company will be required to adopt one or more alternatives, such as refinancing or restructuring its indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital. There can be no assurance that any of these actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. The terms of the Company's indebtedness, including the New Credit Facility and the Indenture, also may prohibit the Company from taking such actions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SUBORDINATION OF NOTES

     The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company, including all indebtedness under the New Credit Facility. As of March 31, 1998, on a pro forma basis, the Company would have had approximately $116.9 million in aggregate principal amount of Senior Debt, outstanding, approximately $101.2 million of trade payables and other accrued liabilities and approximately $120.0 million of aggregate principal amount of senior subordinated indebtedness other than the Notes. By reason of such subordination, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of the Company or upon a default in payment with respect to, or the acceleration of, any Senior Debt, the holders of such Senior Debt and any other creditors who are holders of Senior Debt and creditors of subsidiaries, if any, must be paid in full before the Holders of the Notes may be paid. If the Company incurs any additional pari passu debt, the holders of such debt would be entitled to share ratably with the Holders of the Notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. This may have the effect of reducing the amount of proceeds paid to Holders of the Notes. In addition, no cash payments may be made with respect to the Notes during the continuance of a payment default with respect to Senior Debt and, under certain circumstances, no payments may be made with respect to the principal of (and premium, if any) on the Notes for a period of up to 179 days if a non-payment default exists with respect to Senior Debt. See "Description of the Notes."

POSSIBLE INABILITY TO REPURCHASE THE NOTES UPON CHANGE OF CONTROL

     In the event of a Change of Control, the Company is required to offer to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. In addition, upon a change of control pursuant to the terms of the Windy Hill Indenture, the Company is required to offer to purchase all outstanding Windy Hill Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The source of funds for any such purchases will be the Company's available cash or cash generated from operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes or the Windy Hill Notes. See "Description of the Notes -- Change of Control" and "Description of Windy Hill Notes."

     In addition, the New Credit Facility will prohibit the Company from purchasing the Notes and the Windy Hill Notes (except in certain limited amounts) and will also provide that certain change of control events with respect to the Company will constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing the Notes and the Windy Hill Notes, the Company could seek the consent of its lenders to the purchase of the Notes and the Windy Hill Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing the Notes or the Windy Hill Notes by the relevant Senior Debt. In such case, the Company's failure to purchase the tendered Notes or the Windy Hill Notes would constitute an event of default under the Indenture or the Windy Hill Indenture, respectively, which would, in turn, constitute a default under the New Credit Facility and could constitute a default under other Senior Debt. In such circumstances, the subordination provisions in the Indenture and the Windy Hill Indenture, respectively, would likely restrict payments to the Holders of the Notes and the Windy Hill Notes. Furthermore, no assurance can be given that the Company will have sufficient resources to satisfy its repurchase obligation with respect to the Notes following a Change of Control or the Windy Hill Notes following a change of control thereunder. See "Description of the Notes."

     All of the outstanding shares of common stock of the Company are owned by Holdings. After the consummation of the Offering, certain stockholders will own
in the aggregate approximately                shares of Common Stock of
Holdings, representing      % of the shares of Common Stock outstanding after
the Equity Offering. Therefore, such stockholders will be able to exert substantial influence over, and control the ownership of the Company, including whether a Change of Control will occur. See "-- Control of Holdings," "Certain Transactions -- Investors' Agreement" and "Principal Stockholders."

DEPENDENCE ON CERTAIN CUSTOMERS

     For the year ended December 31, 1997 on a pro forma basis, sales to Wal*Mart and Sam's Club accounted for an aggregate of 39.0% of the Company's net sales. A portion (3.8%) of the Company's sales to Wal*Mart and Sam's Club for the year ended December 31, 1997 on a pro forma basis was attributable to branded pet food products manufactured and distributed by the Company for national pet food companies. The Company does not have a long-term contract with Wal*Mart, Sam's Club or any other customer. A significant decrease in business from either Wal*Mart or Sam's Club would have a material adverse effect on the Company's results of operations, financial condition and cash flows. See "Business -- Customers."

RAW MATERIALS AND PACKAGING COSTS

     The Company's financial results depend to a large extent on the cost of raw materials and packaging and the ability of the Company to pass along to its customers increases in these costs. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons. Fluctuations in paper prices have resulted from changes in supply and demand, general economic conditions and other factors. In the event of any increases in raw materials costs, the Company would be required to increase sales prices for its products in order to avoid margin deterioration. There can be no assurance as to the timing or extent of the Company's ability to implement future price adjustments in the event of increased raw material costs or as to whether any price increases implemented by the Company may affect the volumes of future shipments. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview" and "Business -- Raw Materials and Packaging." Although the Company manages the price risk created by market fluctuations by hedging portions of its primary commodity product purchases, there can be no assurance that the Company's results of operations will not be exposed to volatility in the commodity markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" and "-- Inflation and Changes in Prices."

ACQUISITION STRATEGY

     The Company's acquisition strategy is based on identifying and acquiring businesses engaged in manufacturing and distributing pet food products in markets where the Company currently does not operate or businesses with products that would complement the Company's product mix. The Company will evaluate specific acquisition opportunities based on prevailing market and economic conditions. The Company's lack of experience in new markets it may enter through future acquisitions could have an adverse effect on the

Company's results of operations and financial condition. Acquisitions may require investment of operational and financial resources and could require integration of dissimilar operations, assimilation of new employees, diversion of management time and resources, increases in administrative costs, potential loss of key employees of the acquired company and additional costs associated with debt or equity financing. Any future acquisition by the Company could have an adverse effect on the Company's results of operations. The Company may encounter increased competition for acquisitions in the future, which could result in acquisition prices the Company does not consider acceptable. There can be no assurance that the Company will find suitable acquisition candidates at acceptable prices or succeed in integrating any acquired business into the Company's existing business or in retaining key customers of acquired businesses. There can be no assurance that the Company will have sufficient available capital resources to execute its acquisition strategy. See
"Business -- Business Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INTEGRATION OF RECENT ACQUISITIONS

     There can be no assurance that the Company will succeed in integrating Windy Hill into the Company's existing business. In addition, the Company may experience a loss of certain customers as a result of the Windy Hill Acquisition. If the expected operating efficiencies from the Windy Hill Acquisition do not materialize, if the Company fails to integrate the Windy Hill Acquisition into its existing operations, if the costs of such integration exceed expectations or if the Company experiences unexpected costs or liabilities at Windy Hill, the Company's operating results and financial condition could be materially and adversely affected. There can also be no assurance that the Company will succeed in integrating other recent acquisitions, including acquisitions made by Windy Hill, into the Company's existing operations. See "Unaudited Condensed Pro Forma Financial Statements" and "Business -- Recent Developments."

COMPETITION

     The pet food industry is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than the Company and possess significantly greater financial and marketing resources than the Company. The store brand pet food products sold by the Company's customers compete for access to shelf space with national branded products on the basis of quality and price. National branded products compete principally through advertising to create brand awareness and loyalty, and, increasingly, on price. The Company experiences price competition from national branded manufacturers. To the extent that there is significant price competition from the national branded manufacturers or such manufacturers significantly increase their presence in the store brand market, the Company's operating results and cash flow could be adversely affected. The Company also competes with regional branded manufacturers and other store brand manufacturers. See "Business -- Competition."

INTERNATIONAL OPERATIONS

     The Company operates a portion of its business and markets products internationally and plans to increase its international marketing and business activities. The Company is, therefore, subject to and will increasingly become subject to, the risks customarily attendant to international operations and investments in foreign countries. These risks include nationalization, expropriation, war and civil disturbance, restrictive action by local governments, limitation on repatriation of earnings, change in foreign tax laws and change in currency exchange rates, any of which could have an adverse effect on the Company's operations in such countries. Interruption of the Company's international operations could have a material adverse effect on its financial condition and results of operations.

     The Company may, from time to time, conduct a portion of its business in currencies other than the United States dollar, thus subjecting the Company's results to fluctuations in foreign currency exchange rates. There can be no assurance that the Company will be able to protect itself against such fluctuations in the future.

CONTROL OF HOLDINGS

     In connection with the Windy Hill Acquisition, Holdings, the Company, Summit/DPC Partners, L.P. ("Summit"), Summit Capital, Inc. ("SCI"), Chase Manhattan Investment Holdings, Inc. ("CMIHI") and an affiliate thereof, DLJ Merchant Banking Partners, L.P. ("DLJMB") and certain of its affiliates, all of Windy Hill's former stockholders and certain other stockholders of the Company (collectively, the "Stockholders") entered into the First Amended and Restated Investors' Agreement (the "Investors' Agreement") dated as of August 3, 1998. The Investors' Agreement provides that the Board of Directors of Holdings (the "Board" or "Board of Directors") will consist of eight members, one being the Chief Executive Officer of Holdings. Other than the Chief Executive Officer, each of the remaining seven directors of Holdings will be designated by one or a combination of the Stockholders, subject to certain percentage ownership requirements. Through their control of the Board of Directors, the Stockholders will be in a position to control the policies, management and affairs of the Company and to effectively prevent or cause a change in control of the Company. The Stockholders will not have the right to designate individuals to the Board of Directors if their Percentage Ownership (as defined in the Investors' Agreement) of Common Stock is reduced below 5%. Immediately after the Offering,
the Stockholders will own in the aggregate approximately      % of the
outstanding Common Stock. See "Certain Transactions -- Investors' Agreement." It is expected that the Board of Directors will be expanded to ten members after the consummation of the Offering.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends in part upon the continued services of its highly skilled personnel involved in management, production and distribution, and, in particular, upon the efforts and abilities of its executive management group. The loss of service of any of the members of its executive management group could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into employment agreements with members of its executive management group. The Company does not have key-person life insurance covering any of its employees. The success of the Company also depends upon its ability to attract and retain additional highly qualified employees. See "Management."

ENVIRONMENTAL, REGULATORY AND SAFETY MATTERS

     The Company is subject to a broad range of federal, state and local laws and regulations intended to protect the public health and the environment, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes and the remediation of contamination associated with releases of hazardous substances. The Company is also subject to regulation by the Occupational Safety and Health Administration ("OSHA"), the Food and Drug Administration ("FDA") and the United States Department of Agriculture ("DOA") and by various state and local authorities. Violations of these regulatory requirements can result in administrative, civil or criminal penalties being levied against the Company or in a cease and desist order against operations that are not in compliance. The Company believes that its operations are in material compliance with environmental, safety and other regulatory requirements; however, there can be no assurance that such requirements will not change in the future or that the Company will not incur significant costs in the future to comply with such requirements. See "Business -- Environmental, Regulatory and Safety Matters."

INTERESTS OF UNDERWRITERS

     DLJMB is an affiliate of Donaldson, Lufkin & Jenrette Securities
Corporation ("DLJSC") will receive approximately $          million in proceeds
of the Equity Offering as a selling stockholder. CMIHI, an affiliate of CSI,
will receive approximately $          million in proceeds of the Refinancing
Transactions as payment for redemption of 200,000 shares of Doane Preferred Stock. An affiliate of CMIHI will receive additional proceeds of the Refinancing Transactions in connection with the repayment of the Windy Hill Credit Facility. Each of CSI and DLJS will receive underwriting discounts and commissions in connection with the Offering and the Equity Offering and affiliates thereof will receive fees for acting as agents and lenders under the New Credit Facility. See "Certain Transactions."

     Pursuant to the Investors' Agreement, DLJMB has the right to designate one representative to the Board of Directors (the "DLJMB Designee"), and CMIHI has the right to designate one representative to the Board of Directors (the "CMIHI Designee"). In addition, one representative to the Board of Directors shall be designated by the mutual agreement of all of the following: the DLJMB Designee, the Chase Designee and George B. Kelly (so long as Mr. Kelly is one of the two Summit-Investor Designees (as defined herein) or, if Mr. Kelly is not then one of the two Summit-Investor Designees, by any of the Summit-Investor Designees). See "Certain Transactions -- Investors' Agreement."

     Under Rule 2720 of the Conduct Rules ("Rule 2720") of the National Association of Securities Dealers, Inc. ("NASD"), DLJSC may be deemed to be an "affiliate" of the Company and to have a "conflict of interest" with the Company by virtue of the fact that affiliates of DLJSC may be deemed to beneficially own greater than 10% of the voting stock of the Company. Under Rule 2720, when a member of the NASD proposes to underwrite or otherwise assist in the distribution of an affiliate's securities in a public offering, the price to public at which such securities are to be distributed to the public must not be lower than that recommended by a "qualified independent underwriter," who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of due diligence with respect thereto. See "Underwriting."

ABSENCE OF PUBLIC MARKET

     The Notes will be new securities for which no public market exists. The Notes will not be listed on a securities exchange. There can be no assurance that an active public market will develop or be sustained upon completion of the Offering or at what prices Holders of the Notes would be able to sell such securities, if at all. In addition, prevailing interest rate levels, market fluctuations and general economic and political conditions may adversely affect the liquidity and the market price of the Notes, regardless of the Company's financial and operating performance. The market for "high yield" securities, such as the Notes, is volatile and unpredictable, which may have an adverse effect on the liquidity of, and prices for, such securities. The Company has been advised by the Underwriters that they currently intend to make a market in the Notes after consummation of the Offering as permitted by applicable laws and regulations; however, the Underwriters are not obligated to do so and may discontinue doing so without notice at any time. Accordingly, no assurance can be given that a liquid trading market of the Notes will develop or be sustained.

FRAUDULENT CONVEYANCE

     The incurrence of indebtedness (such as the Notes) is subject to review under relevant federal and state fraudulent conveyance statutes in a bankruptcy or reorganization case or lawsuit by or on behalf of other creditors of the Company. To the extent that a court were to find that (i) the Notes were incurred with the intent to hinder, delay or defraud any present or future creditor or that the Company contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others or (ii) the Company did not receive fair consideration or reasonably equivalent value for issuing the Notes and, at the time thereof, the Company (a) was insolvent or rendered insolvent by reason of the issuance of the Notes, (b) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital or (c) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, a court could avoid or subordinate the Notes in favor of other creditors.

     On the basis of historical financial information, recent operating history as discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," including the pro forma financial statements reflecting the Refinancing Transactions, and other information currently available to it, the Company believes that the Notes are being incurred for proper purposes and in good faith and that, after giving effect to indebtedness incurred in connection with the issuance of the Notes, the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as such debts become absolute and mature. There can be no assurance, however, that a court passing on such questions would reach the same conclusions and, if not, a court could, among other things, void all or a portion of the Company's obligations to holders of Notes and/or subordinate the Company's obligations under the Notes to a greater extent than would otherwise be the case.

YEAR 2000

     The Company has conducted a comprehensive review of its computer software to identify the systems that could be affected by the "year 2000" issue. The year 2000 issue results from computer programs being written using two digits (rather than four) to define the applicable year. As a result, certain of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This calculation could result in a major system failure or miscalculations.

     In connection with its assessment of year 2000 compliance, the Company has reviewed its business application software which resulted in plans to either replace or upgrade all essential business software at an estimated cost of $3.5 million. The Company is currently reviewing its administrative hardware and software (networks, communications and security systems) and the software related to manufacturing equipment. The Company's current estimates to bring these areas into year 2000 compliance is $1.0 million. The Company has implemented a program to confirm year 2000 compliance with all third parties with which the Company has material relationships.

     As of March 31, 1998, the Company has incurred costs of approximately $1.4 million in connection with year 2000 compliance. The Company intends to complete its year 2000 compliance projects by July 1999. Management believes that a failure to complete its year 2000 compliance, or a failure by parties with whom the Company has material relationships to complete year 2000 compliance by such date could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it can provide the resources necessary to ensure year 2000 compliance prior to the year 2000. The Company also believes that a sufficient number of suppliers exist if the Company's current suppliers are delayed in their efforts to achieve year 2000 compliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

                                  THE COMPANY

     Holdings was formed in 1995 by a group of investors led by SCI, DLJMB, CMIHI and certain members of existing management to acquire the Company for an aggregate purchase price of $249.1 million, including existing indebtedness. The Company had previously been a manufacturer of dry pet food for 37 years. In April 1998, Holdings acquired IPES for a purchase price of $28.3 million in cash.

     In August 1998, Holdings acquired Windy Hill for approximately eight million shares of Common Stock and the assumption of $181.6 million of indebtedness. Upon completion of the Offering, Windy Hill will merge with the Company. Windy Hill is a manufacturer of pet food products based in Tennessee.

     Windy Hill was formed in February 1995 by a group of investors led by Dartford Partnership L.L.C. to acquire substantially all of the assets and liabilities of the pet food division of Martha White Foods, Inc. for $21.0 million. In April 1996, Windy Hill acquired the assets and liabilities associated with certain pet food product lines of Heinz Inc. for a purchase price of $52.5 million. In May 1997, Windy Hill acquired Hubbard Milling Company ("Hubbard") for a net purchase price of $131.1 million. Subsequent to such acquisition, Windy Hill sold the animal feed division of Hubbard for a sales price of approximately $50.0 million, net of taxes. In February 1998, Windy Hill acquired all of the assets of the AGP pet food division ("AGP") of Consolidated Nutrition, L.C. for a purchase price of approximately $12.4 million. In April 1998, Windy Hill acquired certain pet food assets and certain liabilities associated with the NuPet division of Nulaid Foods, Inc. ("NuPet") for a purchase price of approximately $3.1 million. In June 1998, Windy Hill acquired Deep Run Packing Company, Inc. ("Deep Run") for a net purchase price of approximately $16.2 million.

     The Company is incorporated under the laws of the State of Delaware. Immediately prior to the Offering, the Company changed its name from Doane Products Company to Doane Pet Care Company, and Holdings, the Company's parent, changed its name from DPC Acquisition Corp. to Doane Pet Care Enterprises, Inc. The Company's principal executive offices are located at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027, and its telephone number at such offices is
(615) 373-7774.

                          THE REFINANCING TRANSACTIONS

     The Company is undertaking the Offering in conjunction with the Refinancing Transactions. The Refinancing Transactions are intended to provide the Company with a lower overall cost of capital and increase its financial flexibility.

     The sources of funds for the Refinancing Transactions include:

          (i) the establishment by the Company of the New Credit Facility providing for approximately $75.0 million of term loan borrowings and $100.0 million of revolving loan borrowings of which approximately $88.2 million in aggregate principal amount is expected to be drawn at the closing of the Refinancing Transactions;

          (ii) the Equity Offering, which will generate gross proceeds to Holdings of approximately $150.0 million (assuming no exercise of the over-allotment option granted to the underwriters in the Equity Offering); and

          (iii) the Offering.

     The estimated uses of funds for the Refinancing Transactions include:

          (i) the repayment of approximately $97.0 million in aggregate principal amounts outstanding under the Doane Credit Facility and the Windy Hill Credit Facility;

          (ii) a tender offer and related consent solicitation for the repurchase of all of the Doane Senior Notes;

          (iii) the repayment of all of the $13.3 million outstanding principal amount and accrued interest of the Seller Notes;

          (iv) the repurchase of all of the approximately $42.5 million outstanding in liquidation value of the Doane Preferred Stock;

          (v) the payment of approximately $34.2 million of Prepayment Premiums; and

          (vi) the payment of approximately $16.2 million of underwriting, advisory, legal and other fees and expenses related to the Refinancing Transactions.

     The consummation of the Offering is contingent upon the consummation of the other Refinancing Transactions, including the Equity Offering. The consummation of the Refinancing Transactions is also subject to certain conditions precedent, including the Windy Hill Merger. See "The Refinancing Transactions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Refinancing Transactions" and "Description of New Credit Facility."

     The following table sets forth the estimated sources and uses of funds for the Refinancing Transactions:

         SOURCES OF FUNDS                                      USES OF FUNDS
                                            (IN MILLIONS)
The Offering......................  $125.0    Repurchase of the Doane Senior Notes............  $160.0
The Equity Offering...............   150.0    Repayment of the Existing Credit Facilities.....    97.0
New Credit Facility...............    88.2    Repayment of the Seller Notes...................    13.3
                                    ------
                                              Repurchase of the Doane Preferred Stock.........    42.5
                                              Prepayment Premiums.............................    34.2
                                                                                                ------
                                              Estimated Transaction Fees and Expenses.........  $ 16.2
                                                                                                ------
          Total Sources...........  $363.2    Total Uses......................................  $363.2

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering (after deducting underwriting discounts and commissions and other fees and expenses related to the sale of the Notes payable by the Company) are estimated at approximately $121.5 million. The aggregate gross proceeds to Holdings from the Refinancing Transactions are estimated at $363.2 million.

     The following table sets forth the estimated sources and uses of funds for the Refinancing Transactions:

           SOURCES OF FUNDS                                   USES OF FUNDS
           ----------------                                   -------------
                                          (IN MILLIONS)
The Offering..........................  $125.0   Repurchase of the Doane Senior Notes....  $160.0
The Equity Offering...................   150.0   Repayment of the Existing Credit            97.0
                                                 Facilities..............................
New Credit Facility...................    88.2   Repayment of the Seller Notes...........    13.3
                                        ------   Repurchase of the Doane Preferred           42.5
                                                 Stock...................................
                                                 Prepayment Premiums.....................    34.2
                                                 Estimated Transaction Fees and              16.2
                                                 Expenses................................
                                                                                           ------
          Total Sources...............  $363.2   Total Uses..............................  $363.2
                                        ======                                             ======

     The Doane Credit Facility matures in September 2001. The Doane Credit Facility accrues interest at a variable rate based on either (i) the greater of prime rate or the federal funds rate plus 0.5% or (ii) LIBOR, and has a current rate of 7.81%. The Windy Hill Credit Facility matures in 2004, accrues interest at a variable rate based on the Eurodollar or the higher of the prime rate or the federal funds rate plus 0.5% and has a current rate of 9.13%. The Doane Senior Notes mature in March 2006 and accrue interest at a rate of 10% per annum. The Seller Notes mature on the earlier of an initial public offering of any common equity or April 28, 1999 and currently bear interest at a rate of 10.0% per annum. The Doane Preferred Stock is mandatorily redeemable in September 2007 and accrues dividends at a rate of 14.25% per annum.

                                 CAPITALIZATION

     The following table sets forth, as of March 31, 1998, (i) the historical capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the Windy Hill Merger and the IPES Acquisition and (iii) the pro forma as adjusted capitalization of the Company after giving further effect to the Refinancing Transactions. See "The Refinancing Transactions," "Description of New Credit Facility," "Description of the Notes," "Description of Windy Hill Notes." This table should be read in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Windy Hill and the related notes thereto included elsewhere in this Prospectus.

                                                                      AT MARCH 31, 1998
                                                          ------------------------------------------
                                                                                        PRO FORMA
                                                          HISTORICAL   PRO FORMA(1)   AS ADJUSTED(2)
                                                          ----------   ------------   --------------
                                                                        (IN THOUSANDS)
Total debt(3):
     Doane Credit Facility..............................   $ 41,260      $ 48,719        $     --
     Windy Hill Credit Facility.........................         --        48,334              --
     New Credit Facility................................         --            --          88,225
     IPES Debt(4).......................................         --        22,993          22,993
     Industrial Revenue Bonds...........................      5,693         5,693           5,693
     Doane Senior Notes.................................    160,000       160,000              --
     The Notes..........................................         --            --         125,000
     Windy Hill Notes...................................         --       120,000         120,000
     Seller Notes.......................................         --        13,295              --
                                                           --------      --------        --------
          Total debt....................................    206,953       419,034         361,911
Senior Exchangeable Preferred Stock, 3,000,000 shares
  authorized; 1,200,000 shares issued and outstanding;
  no shares issued and outstanding, pro forma, as
  adjusted(5)...........................................     32,277        32,277              --
Stockholder's equity:
     Common Stock, par value $0.01 per share, 1,000
       shares authorized; 1,000 shares issued and
       outstanding......................................          1             2               2
     Additional paid-in capital.........................     41,924        74,123         213,123
     Accumulated deficit................................     (6,182)      (11,382)        (46,199)
                                                           --------      --------        --------
          Total stockholders' equity....................     35,743        62,743         166,926
                                                           --------      --------        --------
            Total capitalization........................   $274,973      $514,054        $528,837
                                                           ========      ========        ========

------------------------------

(1) Gives pro forma effect to the IPES Acquisition and the Windy Hill
    Acquisition.

(2) As adjusted to give further effect to the Refinancing Transactions and the application of the estimated proceeds therefrom.

(3) Total debt includes current portion of long-term debt.

(4) Consists of long-term debt incurred in connection with the IPES Acquisition.

(5) The Doane Preferred Stock had an initial liquidation preference of $30.0 million (accreted liquidation value of $42.5 million at March 31, 1998) and was sold as a unit with warrants to purchase shares of Common Stock of Holdings for aggregate consideration of $30.0 million. Approximately $12.9 million of such consideration was allocated to the value of the warrants and is recorded as stockholders' equity.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The following unaudited condensed pro forma financial statements consist of
(i) the unaudited pro forma statements of operations of the Company for the fiscal year ended December 31, 1997 and for the three months ended March 31, 1998 and the unaudited pro forma balance sheet as of March 31, 1998 and related notes, (ii) the unaudited pro forma statements of operations of Windy Hill for the fiscal year ended December 27, 1997 and for the three months ended March 28, 1998 and the unaudited pro forma balance sheet as of March 28, 1998 and related notes, and (iii) the unaudited pro forma statements of operations of the Company and Windy Hill on a combined basis for the fiscal year ended December 31, 1997 and for the three months ended March 31, 1998 and the unaudited pro forma balance sheet as of March 31, 1998 and related notes. The unaudited pro forma financial statements of the Company give effect to the IPES Acquisition as if such transactions had occurred on January 1, 1997. The unaudited pro forma financial statements of Windy Hill give effect to the acquisitions of Hubbard, AGP, NuPet, Deep Run and the purchase by Windy Hill of certain joint venture interests held by third parties as if such transactions had occurred on January 1, 1997. The combined unaudited pro forma statements of operations give effect to the pro forma results of the Company and Windy Hill for the entire periods indicated and the combined unaudited pro forma balance sheet gives effect to the IPES Acquisition, Windy Hill Merger, including the pro forma effects of each of the transactions included in the pro forma financial statements of Windy Hill, the Refinancing Transactions and the use of proceeds therefrom, in each case as if such transactions had occurred on March 31, 1998.

     The historical data of the Company for the fiscal year ended December 31, 1997 have been derived from the Company's audited consolidated financial statements and the historical data for the three months ended March 31, 1998 have been derived from the unaudited interim financial statements of the Company. The historical data of Windy Hill have been derived from its audited financial statements for the year ended December 27, 1997 and for the unaudited three-month period ended March 28, 1998.

     The unaudited condensed pro forma financial statements are based on assumptions and include adjustments as explained in the notes thereto. The unaudited condensed pro forma financial statements are not necessarily indicative of the actual financial results if the transactions described in the preceding paragraph had been effective on and as of the dates indicated and should not be indicative of operations in future periods or as of future dates. The unaudited condensed pro forma financial statements should be read in conjunction with the notes thereto and the historical audited and unaudited consolidated financial statements of the Company, Windy Hill and Hubbard and the notes thereto included elsewhere in this Prospectus.

     COMBINED DOANE PET CARE COMPANY AND WINDY HILL PET FOOD HOLDINGS INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                          PRO FORMA                  PRO FORMA
                               PRO FORMA    PRO FORMA    ADJUSTMENTS                ADJUSTMENTS      COMBINED
                                COMPANY       WINDY          FOR        COMBINED        FOR           COMPANY
                                  (SEE      HILL (SEE    WINDY HILL      COMPANY    REFINANCING      PRO FORMA
                               TABLE 1-A)   TABLE 2-A)     MERGER       PRO FORMA   TRANSACTIONS    AS ADJUSTED
                               ----------   ----------   -----------    ---------   ------------    -----------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales....................   $585,837     $304,041      $(4,197)(a)  $885,681      $     --       $885,681
Cost of goods sold...........    500,384      231,441           --       731,825            --        731,825(f)
                                --------     --------      -------      --------      --------       --------
Gross profit.................     85,453       72,600       (4,197)      153,856            --        153,856
Operating expenses:
     Promotion and
       distribution..........     32,956       37,377       (4,197)(a)    66,136            --         66,136
     Selling, general and
       administrative........     19,231       16,507       (1,774)(b)    33,964            --         33,964
Non-recurring transition
  costs......................         --        1,571           --         1,571            --          1,571
                                --------     --------      -------      --------      --------       --------
     Income from
       operations............     33,266       17,145        1,774        52,185            --         52,185
Interest expense, net........     24,414       19,183           --        43,597       (12,137)(c)     31,460
Equity in earnings of joint
  ventures...................       (186)        (480)          --          (666)           --           (666)
Other expense, net...........        (45)          66           --            21            --             21
                                --------     --------      -------      --------      --------       --------
     Income (loss) before
       taxes.................      9,083       (1,624)       1,774         9,233        12,137         21,370
Income tax expense
  (benefit)..................      3,197         (388)         804(d)      3,613         4,272(d)       7,885
                                --------     --------      -------      --------      --------       --------
     Income (loss) before
       extraordinary items...   $  5,886     $ (1,236)     $   970      $  5,620      $  7,865       $ 13,485
                                ========     ========      =======      ========      ========       ========
Basic and diluted earnings
  per share..................                                                                        $ 13,485
Basic and diluted weighted
  average number of shares
  outstanding................                                                                           1,000
EBITDA(e)....................                                                                        $ 76,903
                                                                                                     ========

      See accompanying notes to unaudited pro forma financial statements.

      COMBINED DOANE PET CARE COMPANY AND WINDY HILL PET FOOD HOLDING INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                            PRO FORMA                  PRO FORMA
                                 PRO FORMA    PRO FORMA    ADJUSTMENTS                ADJUSTMENTS     COMBINED
                                  COMPANY     WINDY HILL       FOR        COMBINED        FOR          COMPANY
                                    (SEE         (SEE      WINDY HILL      COMPANY    REFINANCING     PRO FORMA
                                 TABLE 1-B)   TABLE 2-B)     MERGER       PRO FORMA   TRANSACTIONS   AS ADJUSTED
                                 ----------   ----------   -----------    ---------   ------------   -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales......................   $150,565     $ 80,283      $(1,046)(a)  $229,802      $    --       $229,802
Cost of goods sold.............    124,715       60,677           --       185,392           --        185,392(f)
                                  --------     --------      -------      --------      -------       --------
Gross profit...................     25,850       19,606       (1,046)       44,410           --         44,410
Operating expenses:
     Promotion and
       distribution............      8,594        8,729       (1,046)(a)    16,277           --         16,277(f)
     Selling, general and
       administrative..........      5,905        4,656         (732)(b)     9,829           --          9,829(f)
Non-recurring transition
  costs........................         --          160           --           160           --            160
                                  --------     --------      -------      --------      -------       --------
     Income from operations....     11,351        6,061          732        18,144           --         18,144
Interest expense, net..........      5,942        4,809           --        10,751       (2,915)(c)      7,836
Equity in earnings of joint
  ventures.....................        (27)        (161)          --          (188)          --           (188)
Other expense, net.............        (45)         (50)          --           (95)          --            (95)
                                  --------     --------      -------      --------      -------       --------
     Income before taxes.......      5,481        1,463          732         7,676        2,915         10,591
Income tax expense.............      1,924          631          302(d)      2,857        1,023(d)       3,880
                                  --------     --------      -------      --------      -------       --------
     Income before
       extraordinary items.....   $  3,557     $    832      $   430      $  4,819      $ 1,892       $  6,711
                                  ========     ========      =======      ========      =======       ========
Basic and diluted earnings per
  share........................                                                                       $  6,711
Basic and diluted weighted
  average number of shares
  outstanding..................                                                                          1,000
EBITDA(e)......................                                                                       $ 24,631
                                                                                                      ========

      See accompanying notes to unaudited pro forma financial statements.

      COMBINED DOANE PET CARE COMPANY AND WINDY HILL PET FOOD HOLDING INC.
             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Adjustment to reclassify $4,197 for the year ended December 27, 1997 and $1,046 for the three months ended March 28, 1998 of Windy Hill's cash discounts to net sales from promotion and distribution expenses to conform the accounting policies of Windy Hill to those of the Company.

(b) Adjustments to selling, general and administrative expenses to eliminate certain nonrecurring fees and expenses and recognize additional amortization of goodwill resulting from the Windy Hill Merger are set forth below:

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
      Headcount reductions..................................     $1,177         $ 535
      Advisory fees.........................................      1,107           325
      Amortization of goodwill ($20.4 million amortized over
       40 years)............................................       (510)         (128)
                                                                 ------         -----
                                                                 $1,774         $ 732
                                                                 ======         =====

     The Company has determined that the services performed by certain former employees of Windy Hill will no longer be required and those services will be performed by existing employees of the Company.

(c) Pro forma as adjusted interest expense, which includes amortization of deferred financing costs, has been calculated on pro forma debt levels and applicable interest rates after giving effect to the Refinancing Transactions and the application of the net proceeds to the Company therefrom. The table below presents pro forma as adjusted interest expense noted with the respective interest rates:

                                                                             THREE MONTHS
                                                               YEAR ENDED       ENDED
                                                              DECEMBER 31,    MARCH 31,
                                                                  1997           1998
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
      New Credit Facility ($88.2 million estimated at
       7.50%)...............................................    $  6,616       $ 1,632
      The Notes ($125.0 million estimated at 8.50%).........      10,625         2,656
      Windy Hill Notes ($120.0 million at 9.75%)............      11,700         2,925
      IPES Debt ($23.0 million at 6.50%)....................       1,495           369
      Industrial Revenue Bonds ($5.7 million at 7.50%)......         427           105
      Amortization of deferred financing costs ($5.2 million
       amortized over seven to ten years)...................         597           149
                                                                --------       -------
                                                                $ 31,460       $ 7,836
      Less historical interest expense......................      43,597        10,751
                                                                --------       -------
      Adjustment............................................    $(12,137)      $(2,915)
                                                                ========       =======

     The effect of a 0.25% change in the annual interest rate of the New Credit Facility and Notes would change pro forma interest expense by $534 for the year ended December 31, 1997 and $133 for the three months ended March 31, 1998.

(d) Reflects an adjustment to income tax expense at the effective rate of 35.2% for the year ended December 31, 1997 and 35.1% for the three months ended March 31, 1998 based on the Company's effective rate for such periods. In calculating the tax adjustment, the goodwill amortization as calculated in
     (b) above has not been tax effected as it is non-deductible for tax purposes.

(e) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, unusual item, nonrecurring expenses and transition costs reflected in the determination of net income. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it useful.

(f) The Windy Hill Merger provides the Company with the opportunity to achieve cost savings in the following areas which have not been reflected in the Pro Forma Statement of Operations and will be reflected in the Statement of Operations in the period in which it occurs:

      (i)Selling, general and administrative expense primarily due to headcount reductions not reflected in footnote (b).

      (ii)
         Purchasing cost savings through economies of scale and raw material cost savings through formula rationalizations.

      (iii)
         Distribution cost savings, improved efficiencies and reduced overtime through optimizing production schedules at the network of 32 domestic manufacturing facilities.

      COMBINED DOANE PET CARE COMPANY AND WINDY HILL PET FOOD HOLDING INC.
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998

ASSETS

                                                                                             PRO FORMA
                                                   PRO FORMA    ADJUSTMENTS                 ADJUSTMENTS       COMBINED
                                     PRO FORMA     WINDY HILL       FOR         COMBINED        FOR            COMPANY
                                    COMPANY (SEE      (SEE      WINDY HILL       COMPANY    REFINANCING       PRO FORMA
                                     TABLE 1-C)    TABLE 2-C)     MERGER        PRO FORMA   TRANSACTIONS     AS ADJUSTED
                                    ------------   ----------   -----------     ---------   ------------     -----------
                                                                       (IN THOUSANDS)
Current assets:
    Cash and cash equivalents.....    $  2,699      $  1,945           --       $  4,644      $     --        $  4,644
    Trade and other accounts
      receivable, net.............      63,366        21,856           --         85,222            --          85,222
    Inventories...................      35,054        18,314           --         53,368            --          53,368
    Deferred income tax
      benefits....................          --         2,360      $ 2,800(c)       5,160        18,748(d)(e)    23,908
    Prepaid expenses and other
      assets......................       5,496         2,176           --          7,672            --           7,672
                                      --------      --------      -------       --------      --------        --------
        Total current assets......     106,615        46,651        2,800        156,066        18,748         174,814
Property, plant and equipment,
  net.............................     115,379        78,275           --        193,654            --         193,654
Goodwill, net.....................     135,339       108,518       20,355(a)     264,212            --         264,212
Other assets......................      13,716        16,724           --         30,440        (3,965)(d)(e)    26,475
                                      --------      --------      -------       --------      --------        --------
        Total assets..............    $371,049      $250,168      $23,155       $644,372      $ 14,783        $659,155
                                      ========      ========      =======       ========      ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current installments of
      long-term debt..............    $ 12,846      $  1,910           --       $ 14,756      $(11,077)(d)    $  3,679
    Accounts payable..............      37,678        17,027           --         54,705            --          54,705
    Accrued liabilities...........      17,606        11,424      $17,500(a)(c)   46,530            --          46,530
                                      --------      --------      -------       --------      --------        --------
        Total current
          liabilities.............      68,130        30,361       17,500        115,991       (11,077)        104,914
Long-term debt, excluding current
  installments....................     224,559       179,719           --        404,278       (46,046)(d)     358,232
Post-retirement benefit
  liability.......................       4,065         5,684           --          9,749            --           9,749
Deferred income tax liability.....       6,275        13,059           --         19,334            --          19,334
                                      --------      --------      -------       --------      --------        --------
        Total liabilities.........     303,029       228,823       17,500        549,352       (57,123)        492,229
Preferred Stock...................      32,277            --           --         32,277       (32,277)(d)          --
Stockholders' equity
    Common Stock..................          --            --           --                            4               4
    Additional paid-in capital....      41,925        25,183       32,200(a)      74,125       138,996(d)      213,121
                                                                  (25,183)(b)
    Retained earnings (deficit)...      (6,182)       (3,838)       3,838(b)     (11,382)      (34,817)(d)(e)   (46,199)
                                                                   (5,200)(c)
                                      --------      --------      -------       --------      --------        --------
        Total stockholders'
          equity..................      35,743        21,345        5,655         62,743       104,183         166,926
                                      --------      --------      -------       --------      --------        --------
        Total liabilities and
          stockholders' equity....    $371,049      $250,168      $23,155       $644,372      $ 14,783        $659,155
                                      ========      ========      =======       ========      ========        ========

      See accompanying notes to unaudited pro forma financial statements.

      COMBINED DOANE PET CARE COMPANY AND WINDY HILL PET FOOD HOLDING INC.
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

(a) To record the purchase of all of the issued and outstanding common stock of Windy Hill for approximately eight million shares valued at approximately $32,200. The transaction was accounted for as a purchase with the purchase price and direct acquisition costs of $9,500 allocated based on fair value of assets acquired and liabilities assumed. Goodwill of approximately $20,355, was recorded in connection with the transaction.

(b)  To record equity adjustments associated with the Windy Hill Merger.

(c) To accrue estimated severance and other transition expenses directly related to the Windy Hill Merger in the amount of $8,000 net of a tax benefit of $2,800. The adjustment has not been reflected in the Pro Forma Statement of Operations and will be charged to operations upon the consummation of the refinancing transaction.

(d) Reflects the assumed proceeds to the Company from the Refinancing Transactions and the application of proceeds therefrom:

                                                              (IN THOUSANDS)
     Sources:
       New Credit Facility..................................    $  88,225
       The Equity Offering..................................      150,000
       The Offering.........................................      125,000
                                                                ---------
          Total sources.....................................    $ 363,225
                                                                =========
     Uses:
       Repayment of Doane Credit Facility...................    $ (48,719)
       Repayment of Doane Senior Notes......................     (160,000)
       Repayment of Windy Hill Credit Facility..............      (48,334)
       Repayment of Seller Notes............................      (13,295)
       Repayment of Doane Preferred Stock...................      (32,277)
       Underwriting discounts and related expenses..........      (11,000)
       Debt financing fees..................................       (5,200)
       Costs of early extinguishment of debt................      (44,400)
                                                                ---------
          Total uses........................................    $(363,225)
                                                                =========

     The costs of early extinguishment of debt has been reflected as a charge to retained earnings of $44,400 net of a tax benefit of $15,540 and will be charged to operations upon the consummation of the Refinancing Transactions.

(e) Reflects the impact on retained earnings of the write-off of financing costs of $9,165, net of a tax benefit of $3,208 associated with the Doane Credit Facility, the Doane Senior Notes and the Windy Hill Credit Facility. The adjustment has not been reflected in the Pro Forma Statement of Operations and will be charged to operations upon the consummation of the Refinancing Transactions.

                                   TABLE 1-A

                             DOANE PET CARE COMPANY
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                               COMPANY         IPES       ADJUSTMENTS FOR     PRO FORMA
                                              HISTORICAL    HISTORICAL    IPES ACQUISITION     COMPANY
                                              ----------    ----------    ----------------    ---------
                                                                   (IN THOUSANDS)
Net sales..................................    $564,741      $21,096          $    --         $585,837
Cost of goods sold.........................     482,896       17,205              283(a)       500,384
                                               --------      -------          -------         --------
Gross profit...............................      81,845        3,891             (283)          85,453
Operating expenses:
  Promotion and distribution...............      31,876        1,080               --           32,956
  Selling, general and administrative......      17,985          788              458(b)        19,231
                                               --------      -------          -------         --------
     Income from operations................      31,984        2,023             (741)          33,266
Interest expense, net......................      22,463          117            1,834(c)        24,414
Equity in earnings of joint venture........        (186)          --               --             (186)
Other expense, net.........................          84         (129)              --              (45)
                                               --------      -------          -------         --------
     Income before taxes...................       9,623        2,035           (2,575)           9,083
Income tax expense.........................       3,389          674             (866)(d)        3,197
                                               --------      -------          -------         --------
     Income before extraordinary items.....    $  6,234      $ 1,361          $(1,709)        $  5,886
                                               ========      =======          =======         ========
EBITDA(e)..................................                                                   $ 47,270
                                                                                              ========

      See accompanying notes to unaudited pro forma financial statements.

                                   TABLE 1-B

                             DOANE PET CARE COMPANY
             UNAUDITED CONDENSED PRO FORMA STATEMENTS OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                                 COMPANY        IPES      ADJUSTMENTS FOR     PRO FORMA
                                                HISTORICAL   HISTORICAL   IPES ACQUISITION     COMPANY
                                                ----------   ----------   ----------------    ---------
                                                                    (IN THOUSANDS)
Net sales.....................................   $144,497      $6,068          $  --          $150,565
Cost of goods sold............................    119,967       4,681             67(a)        124,715
                                                 --------      ------          -----          --------
Gross profit..................................     24,530       1,387            (67)           25,850
Operating expenses:
  Promotion and distribution..................      8,434         160             --             8,594
  Selling, general and administrative.........      5,650         145            110(b)          5,905
                                                 --------      ------          -----          --------
     Income from operations...................     10,446       1,082           (177)           11,351
Interest expense, net.........................      5,422          74            446(c)          5,942
Equity in earnings of joint venture...........        (27)         --             --               (27)
Other expense, net............................         (4)        (41)            --               (45)
                                                 --------      ------          -----          --------
     Income before taxes......................      5,055       1,049           (623)            5,481
Income tax expense............................      1,776         335           (187)(d)         1,924
                                                 --------      ------          -----          --------
     Income before extraordinary items........   $  3,279      $  714          $(436)         $  3,557
                                                 ========      ======          =====          ========
EBITDA(e).....................................                                                $ 14,793
                                                                                              ========

      See accompanying notes to unaudited pro forma financial statements.

                             DOANE PET CARE COMPANY
              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

(a) Adjustment to reflect $283 for the year ended December 31, 1997 and $67 for the three months ended March 31, 1998 of additional depreciation resulting from the write-up of property, plant and equipment to fair value related to the IPES Acquisition.

(b) Adjustment to reflect $458 for the year ended December 31, 1997 and $110 for the three months ended March 31, 1998 of additional goodwill and intangible amortization resulting from the IPES Acquisition.

(c)  Adjustments to interest expense to reflect the following:

                                                                                THREE MONTHS
                                                                  YEAR ENDED       ENDED
                                                                 DECEMBER 31,    MARCH 31,
                                                                     1997           1998
                                                                 ------------   ------------
                                                                       (IN THOUSANDS)
   Effect of additional financing incurred in connection with
     the IPES Acquisition ($28.3 million at 6.2%)..............     $1,760          $428
   Additional amortization of deferred financing cost resulting
     from the IPES Acquisition.................................         74            18
                                                                    ------          ----
                                                                    $1,834          $446
                                                                    ======          ====

(d) Reflects an adjustment to income tax expense at the effective rate of 35.2% for the year ended December 31, 1997 and 35.1% for the three months ended March 31, 1998 based on the Company's effective rate for such periods.

(e) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, unusual item, nonrecurring expenses and transition costs reflected in the determination of net income. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it useful.

                                   TABLE 1-C

                             DOANE PET CARE COMPANY
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998

                                                                             ADJUSTMENTS
                                                  COMPANY         IPES        FOR IPES      PRO FORMA
                                                 HISTORICAL    HISTORICAL    ACQUISITION     COMPANY
                                                 ----------    ----------    -----------    ---------
                                                                    (IN THOUSANDS)
ASSETS
Current assets:
     Cash and cash equivalents.................   $     --      $ 1,743       $    956(d)   $  2,699
     Trade accounts receivable, net............     59,703        3,663             --        63,366
     Inventories...............................     33,048        1,878            128(a)     35,054
     Prepaid expenses and other assets.........      4,863          633             --         5,496
                                                  --------      -------       --------      --------
          Total current assets.................     97,614        7,917          1,084       106,615
Property, plant and equipment, net.............    101,337       11,269          2,773(a)    115,379
Goodwill, net..................................    122,068           --         13,271(b)    135,339
Other assets, net..............................     12,709           34            973(c)     13,716
                                                  --------      -------       --------      --------
          Total assets.........................   $333,728      $19,220       $ 18,101      $371,049
                                                  ========      =======       ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current installments of long-term debt....   $ 11,667      $    --       $  1,179(d)   $ 12,846
     Accounts payable..........................     32,886        4,792             --        37,678
     Accrued liabilities.......................     15,859          701          1,046(e)     17,606
                                                  --------      -------       --------      --------
          Total current liabilities............     60,412        5,493          2,225        68,130
Long-term debt, excluding current
  installments.................................    195,286        2,113         27,160(d)    224,559
Post-retirement benefit liability..............      4,065           --             --         4,065
Deferred income tax liability..................      5,945          330             --         6,275
                                                  --------      -------       --------      --------
          Total liabilities....................    265,708        7,936         29,385       303,029
Preferred Stock................................     32,277           --             --        32,277
Stockholders' equity:
     Common Stock..............................         --        1,809         (1,809)(f)        --
     Additional paid-in capital................     41,925        3,884         (3,884)(f)    41,925
     Retained earnings (deficit)...............     (6,182)       5,591         (5,591)(f)    (6,182)
                                                  --------      -------       --------      --------
          Total stockholders' equity...........     35,743       11,284        (11,284)       35,743
                                                  --------      -------       --------      --------
          Total liabilities and stockholders'
            equity.............................   $333,728      $19,220       $ 18,101      $371,049
                                                  ========      =======       ========      ========

      See accompanying notes to unaudited pro forma financial statements.

                             DOANE PET CARE COMPANY
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1998

(a) Adjustment to reflect the write-up of inventory and property, plant and equipment to fair value.

(b) Adjustment to reflect the excess of cost over the fair value of net assets purchased in the IPES Acquisition. Goodwill is being amortized on a straight-line basis over a forty-year period.

(c) Adjustment to reflect deferred financing costs and other intangibles resulting from the IPES Acquisition. Deferred financing costs and other intangibles are being amortized over 7 years and 5 years, respectively.

(d) Reflects the adjustment to record the debt incurred to fund the IPES Acquisition and related transaction expenses.

(e)  Adjustment to reflect accruals for costs associated with the IPES
     Acquisition.

(f)  Represents the equity adjustments associated with the IPES Acquisition.

                                   TABLE 2-A

                       WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE FISCAL YEAR ENDED DECEMBER 27, 1997

                                                                                                        PRO FORMA
                                                                                             OTHER     ADJUSTMENTS
                                   WINDY HILL        HUBBARD         AGP        DEEP RUN    ACQUISI-       FOR         PRO FORMA
                                  HISTORICAL(a)   HISTORICAL(b)   HISTORICAL   HISTORICAL   TIONS(c)   ACQUISITIONS    WINDY HILL
                                  -------------   -------------   ----------   ----------   --------   ------------    ----------
                                                                          (IN THOUSANDS)
Net sales.......................    $164,288         $42,332       $46,194      $28,667     $ 22,560     $    --        $304,041
Cost of goods sold..............     113,288          32,222        43,809       23,400       19,806      (1,084)(d)     231,441
                                    --------         -------       -------      -------     --------     -------        --------
Gross profit....................      51,000          10,110         2,385        5,267        2,754       1,084          72,600
Operating expenses:
    Promotion and
      distribution..............      28,980           4,583           749        1,548        1,517          --          37,377
    Selling, general and
      administrative............      10,886           1,156         1,832        1,340          496         797(e)       16,507
Non-recurring transition
  costs.........................       1,571              --            --           --           --          --           1,571
                                    --------         -------       -------      -------     --------     -------        --------
    Income from operations......       9,563           4,371          (196)       2,379          741         287          17,145
Interest expense, net...........      12,241              --            --           58           --       6,884(f)       19,183
Equity in earnings of joint
  ventures......................        (377)           (467)           --           --           --         364(g)         (480)
Other expense, net..............          93             (60)           41            2          (10)         --              66
                                    --------         -------       -------      -------     --------     -------        --------
    Income before taxes.........      (2,394)          4,898          (237)       2,319          751      (6,961)         (1,624)
Income tax expense (benefit)....        (574)             --            --           --           --         186(h)         (388)
                                    --------         -------       -------      -------     --------     -------        --------
Income (loss) before
  extraordinary items...........    $ (1,820)        $ 4,898       $  (237)     $ 2,319     $    751     $(7,147)       $ (1,236)
                                    ========         =======       =======      =======     ========     =======        ========
EBITDA(i).......................                                                                                        $ 28,499
                                                                                                                        ========

      See accompanying notes to unaudited pro forma financial statements.

                                   TABLE 2-B

                       WINDY HILL PET FOOD HOLDINGS, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 28, 1998

                                                                                                      PRO FORMA
                                                                                           OTHER     ADJUSTMENTS
                                                     WINDY HILL               DEEP RUN    ACQUISI-       FOR         PRO FORMA
                                                    HISTORICAL(a)   AGP(b)   HISTORICAL   TIONS(c)   ACQUISITIONS   WINDY HILL
                                                    -------------   ------   ----------   --------   ------------   -----------
                                                                                  (IN THOUSANDS)
Net sales.........................................     $61,769      $5,703     $8,551      $4,260       $  --         $80,283
Cost of goods sold................................      44,737      5,378       7,293       3,418        (149)(d)      60,677
                                                       -------      ------     ------      ------       -----         -------
Gross profit......................................      17,032        325       1,258         842         149          19,606
Operating expenses:
    Promotion and distribution....................       8,018         83         390         238          --           8,729
    Selling, general and administrative...........       3,993        133         303         161          66(e)        4,656
Non-recurring transition costs....................         160         --          --          --          --             160
                                                       -------      ------     ------      ------       -----         -------
    Income from operations........................       4,861        109         565         443          83           6,061
Interest expense, net.............................       4,123          5          --          --         681(f)        4,809
Equity in earnings of joint ventures..............        (266)        --          --          --         105(g)         (161)
Other expense, net................................          29         14         (92)         (1)         --             (50)
                                                       -------      ------     ------      ------       -----         -------
    Income before taxes...........................         975         90         657         444        (703)          1,463
Income tax expense (benefit)......................         473         --          --          --         158(h)          631
                                                       -------      ------     ------      ------       -----         -------
    Income (loss) before extraordinary items......     $   502      $  90      $  657      $  444       $(861)        $   832
                                                       =======      ======     ======      ======       =====         =======
EBITDA(i).........................................                                                                    $ 8,787
                                                                                                                      =======

      See accompanying notes to unaudited pro forma financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.
             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

(a) Windy Hill was a private holding company which owned 100% of its subsidiary, Windy Hill Pet Food Company, Inc.

(b) Includes results of Hubbard for the period from January 1, 1997 to May 21, 1997 (the date of acquisition) for the fiscal year ended December 27, 1997. Includes results for AGP for the period from January 1, 1998 to February 23, 1998 (the date of acquisition) for the three month period ended March 28, 1998.

(c) Other acquisitions include the purchase of NuPet and the remaining 50% interest not previously owned in the Cartersville, Georgia and the Maumee, Ohio joint ventures. For the fiscal year ended December 27, 1997, results of NuPet and Cartersville are included for the entire year and results of Maumee are included from January 1, 1997 to August 31, 1997 (the date of acquisition). For the three month period ended March 28, 1998, results of NuPet are included for the entire period and results of Cartersville are included from January 1, 1998 to February 28, 1998 (the date of acquisition).

(d) Adjustment to cost of goods sold to reflect $1,084 for the year ended December 27, 1997 and $149,000 for the three months ended March 28, 1998 of reductions in depreciation expense resulting from the Hubbard, AGP, NuPet, Cartersville and Maumee acquisitions (the "1998 Acquisitions") Acquisitions.

(e) Adjustments to selling, general and administrative expense reflect $797 for the year ended December 27, 1997 and $66 for the three months ended March 28, 1998 of additional amortization of goodwill resulting from the 1997 Acquisitions.

(f)  Adjustment to interest expense to reflect the following:

                                                        YEAR ENDED       THREE MONTHS ENDED
                                                     DECEMBER 27, 1997     MARCH 28, 1998
                                                     -----------------   ------------------
                                                                 (IN THOUSANDS)
Effect of additional financing incurred in
  connection with the 1997 Acquisitions ($66.1
  million at 9.5% for the year and $28.4 million at
  9.5% for the quarter)............................       $6,302                $680
Additional amortization of deferred financing cost
  resulting from the 1997 Acquisitions.............          582                   1
                                                          ------                ----
                                                          $6,884                $681
                                                          ======                ====

(g) To eliminate equity in earning of joint ventures for the months prior to acquisition.

(h) Reflects an adjustment to income tax benefit (expense) at the effective rate of 23.9% for the year ended December 27, 1997 and 43.2% for the three months ended March 28, 1998 based on Windy Hill's effective rate for such periods.

(i) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, unusual item, nonrecurring expenses and transition costs reflected in the determination of net income. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it useful.

                                   TABLE 2-C

                                   WINDY HILL
                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 28, 1998

                                                                                    PRO FORMA     PRO FORMA
                                                                                   ADJUSTMENTS    ADJUSTMENT
                                            WINDY HILL     NUPET       DEEP RUN        FOR         FOR DEBT      PRO FORMA
                                            HISTORICAL   HISTORICAL   HISTORICAL   ACQUISITIONS   CONVERSION     WINDY HILL
                                            ----------   ----------   ----------   ------------   ----------     ----------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                          ASSETS
Current assets:
    Cash and cash equivalents.............   $  1,702      $   --       $   243      $     --      $    --        $  1,945
    Trade and other accounts receivable,
      net.................................     19,543          --         2,313            --           --          21,856
    Inventories...........................     15,484         461         2,369            --           --          18,314
    Deferred income tax benefits..........      2,360          --            --            --           --           2,360
    Prepaid expenses......................      1,324          --           852            --           --           2,176
                                             --------      ------       -------      --------      -------        --------
        Total current assets..............     40,413         461         5,777            --           --          46,651
Property, plant and equipment, net........     72,097       1,311         4,867            --           --          78,275
Goodwill, net.............................     97,846          --            --        10,672(a)        --         108,518
Other assets..............................     16,594          --           130            --           --          16,724
                                             --------      ------       -------      --------      -------        --------
        Total assets......................   $226,950      $1,772       $10,774      $ 10,672      $    --        $250,168
                                             ========      ======       =======      ========      =======        ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current installments of long-term
      debt................................   $  1,500      $   --       $   410      $     --      $    --        $  1,910
    Accounts payable......................     15,091          --         1,936            --           --          17,027
    Accrued liabilities...................     11,164          55           205            --           --          11,424
                                             --------      ------       -------      --------      -------        --------
        Total current liabilities.........     27,755          55         2,551            --           --          30,361
Long-term debt, excluding current
  installments............................    160,479          --           112        20,500(b)    (1,372)(d)(e)  179,719
Post-retirement benefit liability.........      5,684          --            --            --           --           5,684
Other long term liabilities...............      3,020          --            --            --       (3,020)(d)(e)       --
Deferred income tax liability.............     13,059          --            --            --           --          13,059
                                             --------      ------       -------      --------      -------        --------
        Total liabilities.................    209,997          55         2,663        20,500       (4,392)        228,823
Stockholders' equity:
    Common Stock..........................         --          --             1            (1)(c)       --              --
    Preferred Stock.......................      4,167          --            --            --       (4,167)(d)          --
    Additional paid-in capital............     16,624          --            29           (29)(c)    8,559(d)       25,183
    Treasury stock........................         --          --          (234)          234(c)        --              --
    Retained earnings (deficit)...........     (3,838)      1,717         8,315       (10,032)(c)       --          (3,838)
                                             --------      ------       -------      --------      -------        --------
        Total stockholders' equity........     16,953       1,717         8,111        (9,828)       4,392          21,345
                                             --------      ------       -------      --------      -------        --------
        Total liabilities and
          stockholders' equity............   $226,950      $1,772       $10,774      $ 10,672      $    --        $250,168
                                             ========      ======       =======      ========      =======        ========

      See accompanying notes to unaudited pro forma financial statements.

                                   WINDY HILL
                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 28, 1998
                                 (IN THOUSANDS)

(A) Adjustments to reflect the excess of cost over the fair value of net assets purchased in the 1997 Acquisitions. Goodwill is being amortized on a straight-line basis over a 40-year period.

(b)  Represents debt incurred to acquire NuPet and Deep Run.

(c)  Represents the elimination of equity associated with the 1997 Acquisitions.

(d) To reclassify Windy Hill preferred stock of $4,167, PIK A and A-1 notes of $4,167 (included in long-term debt), and $225 of accrued interest on the notes (included in other long term liabilities) to additional paid in capital to reflect the conversion to common stock just prior to the Windy Hill Acquisition.

(e) To reclassify $2,795 of accrued PIK interest on the Seller Notes to long-term debt from other long term liabilities.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data, except for pet food sold, as of December 31, 1995, 1996 and 1997 and for the years ended December 31, 1996 and 1997, for the nine months ended September 30, 1995 and for the three months ended December 31, 1995 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected financial data presented below as of December 31, 1993 and 1994 and for the years ended December 31, 1993 and 1994 are derived from consolidated financial statements of the Company not included in this Prospectus. The selected consolidated financial data as of and for the three months ended March 31, 1997 and 1998 are derived from the unaudited financial statements of the Company that in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of the Company as of such dates and for such periods. The results for the three-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below is qualified in its entirety and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements of the Company and notes thereto, the financial statements of Windy Hill and notes thereto and the financial statements of Hubbard and notes thereto included elsewhere in this Prospectus.

                                         PREDECESSOR(1)                                     THE COMPANY
                               -----------------------------------   ---------------------------------------------------------
                                                                        THREE
                                   YEAR ENDED         NINE MONTHS       MONTHS           YEAR ENDED           THREE MONTHS
                                  DECEMBER 31,           ENDED          ENDED           DECEMBER 31,         ENDED MARCH 31,
                               -------------------   SEPTEMBER 30,   DECEMBER 31,   --------------------   -------------------
                                 1993       1994         1995            1995         1996        1997       1997       1998
                               --------   --------   -------------   ------------   --------    --------   --------   --------
                                                                       (IN THOUSANDS)
INCOME STATEMENT DATA:
Net sales....................  $345,804   $377,018     $303,633        $114,958     $513,217    $564,741   $141,741   $144,497
Cost of goods sold...........   280,498    308,622      247,394          97,184      446,776     482,896    122,725    119,967
                               --------   --------     --------        --------     --------    --------   --------   --------
Gross profit.................    65,306     68,396       56,239          17,774       66,441      81,845     19,016     24,530
Operating Expenses:
  Promotion and
    distribution.............    23,566     23,007       17,675           6,484       26,480      31,876      7,881      8,434
  Selling, general and
    administrative...........    11,296     11,550        8,558           3,677       15,050      17,985      3,966      5,650
  Unusual item(2)............        --         --        9,440              --           --          --         --         --
                               --------   --------     --------        --------     --------    --------   --------   --------
    Income from operations...    30,444     33,839       20,566           7,613       24,911      31,984      7,169     10,446
Interest expense, net........     1,707      2,494        3,611           5,806       22,471      22,463      5,672      5,422
Non-recurring finance
  charge(3)..................        --         --           --              --        4,815          --         --         --
Equity in earnings of joint
  venture....................        --         --           --              --           --        (186)        --        (27)
Other expense, net...........       (67)       (11)          (8)             29           (2)         84        (62)        (4)
                               --------   --------     --------        --------     --------    --------   --------   --------
    Income before taxes......    28,804     31,356       16,963           1,778       (2,373)      9,623      1,559      5,055
Income tax expense
  (benefit)..................       276        356          217             754         (855)      3,389        564      1,776
                               --------   --------     --------        --------     --------    --------   --------   --------
Income (loss) before
  extraordinary item(4)......  $ 28,528   $ 31,000     $ 16,746        $  1,024     $ (1,518)   $  6,234   $    995   $  3,279
                               ========   ========     ========        ========     ========    ========   ========   ========
OTHER DATA:
Cash flows provided by (used
  in) operating activities...  $ 25,820   $ 39,250     $ 12,954        $  2,711     $ 18,583    $ 20,972   $ (6,837)  $ (3,363)
Cash flows provided by (used
  in) investing activities...     4,070     12,368        3,677         209,346       11,489      15,161     (5,952)    (3,430)
Cash flows provided by (used
  in) financing activities...   (17,768)   (16,808)     (20,568)        204,635       (8,644)     (5,811)    12,789      6,793
EBITDA(5)....................    35,103     38,613       33,804          10,063       35,264      43,216      9,838     13,422
Ratio of EBITDA to interest
  expense....................      20.6x      15.5x         9.4x            1.7x         1.6x        1.9x       1.7x       2.5x
Ratio of earnings to fixed
  charges(6).................      17.2x      13.1x         5.6x            1.3x         0.9x        1.4x       1.3x       1.9x
Depreciation and amortization
  expense....................     4,526      4,660        3,694           2,359       15,972      12,141      2,882      3,215
Capital expenditures(7)......     4,119     12,159        4,224           1,297        7,901      14,437      5,712      3,355
Pet food sold (thousands of
  tons)......................       897        942          774             288        1,189       1,237        309        323

                                                                         DECEMBER 31,                       MARCH 31,
                                                     ----------------------------------------------------   ---------
                                                       1993       1994       1995       1996       1997       1998
                                                     --------   --------   --------   --------   --------   ---------
BALANCE SHEET DATA:
    Working capital................................  $ 31,194   $ 35,410   $ 38,894   $ 26,123   $ 25,645   $ 37,202
    Total assets...................................   117,962    142,710    309,584    338,293    338,184    333,728
    Total debt.....................................    32,776     68,436    209,738    206,603    200,410    206,953
    Preferred stock................................        --         --     18,414     24,160     30,545     32,277
    Stockholders' equity...........................    50,148     31,759     40,111     33,247     33,946     35,743

---------------

(1) Holdings was formed by a group of investors in 1995 to acquire the Company (the "1995 Acquisition"). For financial statement purposes, the 1995 Acquisition was accounted for as a purchase acquisition effective October 1, 1995. The effects of the 1995 Acquisition have been reflected in the Company's consolidated assets and liabilities at that date. As a result, the Company's consolidated financial statements for the periods subsequent to September 30, 1995 are presented on the successor's new basis of accounting, while financial statements for September 30, 1995 and prior periods are presented on the predecessor's historical cost basis of accounting. See Note 1 of the Consolidated Financial Statements of the Company.

(2) Represents non-recurring bonus payments to senior management in connection with the 1995 Acquisition.

(3) Represents non-recurring interim debt financing costs that were written off concurrently with the issuance of the Doane Senior Notes.

(4) Net income of the Company's predecessor does not include any provision for federal income taxes. Prior to the 1995 Acquisition, the Company's predecessor was organized as a subchapter S corporation. Consequently, the Company's predecessor did not pay federal, state or local income taxes except in those states that did not recognize subchapter S status or that required the payment of franchise taxes based on income.

(5) EBITDA for any relevant period presented above is defined as net income plus interest expense, income taxes, depreciation, amortization, unusual item, nonrecurring expenses and transition costs reflected in the determination of net income. EBITDA is not a measure recognized by generally accepted accounting principles and should not be considered in isolation or as a substitute for operating income, as an indicator of liquidity or as a substitute for net cash provided by operating activities, which are determined in accordance with generally accepted accounting principles. EBITDA is included because management believes that certain investors may find it useful. See "Unaudited Condensed Pro Forma Financial Statements" and the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus.

(6) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (earnings before income taxes plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest and the portion of operating lease rental expense that represents the interest factor).

(7) Capital expenditures exclude payments for acquisitions.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

HISTORY OF THE COMPANY

     Holdings was formed in 1995 by a group of investors led by SCI, DLJMB, CMIHI and certain members of existing management to acquire the Company for an aggregate purchase price of $249.1 million, including existing indebtedness. Doane had previously been a manufacturer of dry pet food for 37 years. Holdings' sole asset and activities are its ownership of the common stock of the Company. Holdings has no other operations. In April 1998, the Company acquired IPES for a purchase price of $28.3 million in cash.

     In August 1998, Holdings acquired Windy Hill for approximately eight million shares of Common Stock and the assumption of $181.6 million of indebtedness. Upon completion of the Offering, Windy Hill will merge with the Company. Windy Hill is a manufacturer of pet food products based in Tennessee.

     Windy Hill was formed in February 1995 by a group of investors led by Dartford Partnership L.L.C. to acquire substantially all of the assets and liabilities of the pet food division of Martha White Foods, Inc. for $21.0 million. In April 1996, Windy Hill acquired the assets and liabilities associated with certain pet food product lines of Heinz Inc. for a purchase price of $52.5 million. In May 1997, Windy Hill acquired Hubbard for a net purchase price of $131.1 million. Subsequent to such acquisition, Windy Hill sold the animal feed division of Hubbard for a sales price of approximately $50.0 million, net of taxes. In February 1998, Windy Hill acquired all of the assets of the AGP pet food division of Consolidated Nutrition, L.C. for a purchase price of approximately $12.4 million. In April 1998, Windy Hill acquired certain pet food assets and certain liabilities associated with the NuPet division of Nulaid Foods, Inc. for a purchase price of approximately $3.1 million. In June 1998, Windy Hill acquired Deep Run Packing Company, Inc. for a net purchase price of approximately $16.2 million.

THE REFINANCING TRANSACTIONS

     The Company is undertaking the Offering in conjunction with the Refinancing Transactions in which the Company and Holdings are refinancing their capital structures. The Refinancing Transactions are intended to provide the Company with a lower overall cost of capital and increase its financial flexibility.

     The following table sets forth the estimated sources and uses of funds for the Refinancing Transactions:

             SOURCES OF FUNDS                                     USES OF FUNDS
                                           (IN MILLIONS)
The Offering......................  $125.0    Repurchase of the Doane Senior Notes..........  $160.0
The Equity Offering...............   150.0    Repayment of the Existing Credit Facilities...    97.0
New Credit Facility...............    88.2    Repayment of the Seller Notes.................    13.3
                                              Repurchase of the Doane Preferred Stock.......    42.5
                                              Prepayment Premiums...........................    34.2
                                              Estimated Transaction Fees and Expenses.......    16.2
                                                                                              ------
          Total Sources...........  $363.2    Total Uses....................................  $363.2
                                    ======                                                    ======

OVERVIEW

     The Company is the largest manufacturer of dry pet food in the United States, producing approximately 26% of the total volumes sold in 1997 on a pro forma basis. The Company manufactures products for store brands owned by retail customers (also known as private labels), contract manufactures products for national branded pet food companies and produces and sells regional brands owned by the Company.

     The Company manufactures for its customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. The Company provides products that meet customer specifications across all retail channels and price points, from super premium to value products. Accordingly, the Company manufactures store brands for over 350 customers in the United States, including the three largest mass merchandisers, the five largest grocery companies and the largest national pet specialty retailer. The Company also manufactures dry pet food and treats for four of the six largest national branded pet food companies through co-manufacturing agreements pursuant to which the Company produces, packages and ships a portion of such companies' products.

     The Company derives substantially all of its revenue from the sale of dry pet food products. Historically, approximately 85% to 90% of pet food cost of goods sold has been comprised of raw material and packaging costs with labor, insurance, utilities and depreciation comprising the remainder. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons.

     The Company manages the price risk created by market fluctuations by hedging portions of its primary commodity products purchases on an on-going and continuous basis, principally through exchange traded futures and options contracts. The Company implemented a hedging policy in 1996 that does not permit trading in commodities not utilized by the Company. All futures and options activity is based on the projected requirements of the Company. The term of such contracts is generally less than one year. Settlement of positions are either through financial settlement with the exchanges or via exchange for the physical commodity in which case the Company delivers the contract against the acquisition of the physical commodity.

     The Company accounts for its futures and options contracts as hedges and gains and losses are recognized in the period realized as part of the cost of products sold. The Company's deferred net futures and options position is reported on the balance sheet as a current asset for net loss positions and as a deferred credit for net gain positions. In addition to futures and options, the Company also contracts for future physical procurement, in which case unrealized gains and losses are deferred to the applicable accounting period. Typically, maturities vary and do not exceed twelve months. The Company has hedged 46% and 58% of its corn and soybean meal requirements, respectively, through December 31, 1998. Corn and soybean meal are the two principal commodities used by the Company in the manufacture of pet food. Unrealized losses of $2.4 million were deferred on outstanding hedging contracts at March 31, 1998. See
"Business -- Raw Materials and Packaging."

     Operating expenses consist of promotion and distribution expenses and selling, general and administrative expenses. Promotion and distribution expenses are primarily (i) brokerage fees, (ii) promotions, volume incentive discounts and rebates paid to customers and (iii) freight and distribution expenses. The Company's selling, general and administrative expenses represent salaries and related expenses, amortization expense and other corporate overhead costs. As a result, these expenses typically do not increase proportionately with increases in volume and product sales.

     The Company's sales are somewhat seasonal. The Company typically experiences an increase in net sales during the first and fourth quarters of each year, as is typical in the pet food industry. The seasonality of the pet food business is generally attributable to cooler weather, which results in increased dog food consumption.

RESULTS OF OPERATIONS

     The following discussion is based on the historical financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The results for the three month period ended December 31, 1995, the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998 and March 31, 1997 reflect the 1995 Acquisition, which was accounted for using the purchase method of accounting. The total purchase price of $249.1 million, including existing indebtedness (exclusive of fees and expenses of approximately $13.0 million), was allocated to the assets and liabilities acquired based upon their respective fair values. As a result, beginning October 1, 1995, the Company recorded expenses for depreciation and amortization significantly in excess of historical levels recorded by the predecessor. In addition, the results of operations of the Company have been significantly affected by the impact of the financing of the 1995 Acquisition, including interest expense on the indebtedness incurred in connection with the Doane Credit

Facility and the Doane Senior Notes. Net income for the Company prior to the 1995 Acquisition does not include any provision for federal income taxes. Prior to the 1995 Acquisition, predecessor was organized as a subchapter S corporation. Consequently, predecessor did not pay federal, state or local income taxes except in those states that did not recognize subchapter S status or that required the payment of franchise taxes based on income.

     The historical combined results of operations of the Company for the twelve-month period ended December 31, 1995, the years ended December 31, 1996 and December 31, 1997 and the three-month periods ended March 31, 1997 and March 31, 1998 are not directly comparable to the results of operations of predecessor due to the effects of the 1995 Acquisition.

                                         COMBINED
                                       TWELVE-MONTH
                                       PERIOD ENDED        YEAR ENDED         YEAR ENDED        THREE MONTHS       THREE MONTHS
                                       DECEMBER 31,       DECEMBER 31,       DECEMBER 31,     ENDED MARCH 31,    ENDED MARCH 31,
                                           1995               1996               1997               1997               1998
                                     ----------------   ----------------   ----------------   ----------------   ----------------
                                                                            (IN THOUSANDS)
Net sales..........................  $418,591   100.0%  $513,217   100.0%  $564,741   100.0%  $141,741   100.0%  $144,497   100.0%
Cost of goods sold.................   344,578    82.3    446,776    87.1    482,896    85.5    122,725    86.6    119,967    83.0
                                     --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
Gross profit.......................    74,013    17.7     66,441    12.9     81,845    14.5     19,016    13.4     24,530    17.0
Operating expenses:
 Promotion and distribution........    24,159     5.8     26,480     5.2     31,876     5.6      7,881     5.5      8,434     5.8
 Selling, general and
   administrative..................    12,235     2.9     15,050     2.9     17,985     3.2      3,966     2.8      5,650     3.9
 Unusual item......................     9,440     2.3         --      --         --      --         --      --         --      --
                                     --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
   Income from operations..........    28,179     6.7     24,911     4.8     31,984     5.7      7,169     5.1     10,446     7.3
Interest expense, net..............     9,417     2.2     22,471     4.4     22,463     4.0      5,672     4.0      5,422     3.8
Non-recurring finance charge.......        --      --      4,815     0.9         --      --         --      --         --      --
Equity in earnings of joint
 ventures..........................        --      --         --      --       (186)   (0.0)        --      --        (27)   (0.0)
Other expense, net.................        21     0.0         (2)   (0.0)        84     0.0        (62)   (0.0)        (4)   (0.0)
                                     --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
   Income before taxes.............    18,741     4.5     (2,373)   (0.5)     9,623     1.7      1,559     1.1      5,055     3.5
Income tax expense (benefit).......       971     0.2       (855)   (0.2)     3,389     0.6        564     0.4      1,776     1.2
                                     --------   -----   --------   -----   --------   -----   --------   -----   --------   -----
   Net income (loss)...............  $ 17,770     4.3%  $ (1,518)   (0.3)% $  6,234     1.1%  $    995     0.7%  $  3,279     2.3%
                                     ========   =====   ========   =====   ========   =====   ========   =====   ========   =====

  THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

     Net Sales. Net sales for the three months ended March 31, 1998 increased 1.9% to $144.5 million from $141.7 million in the same period in 1997. Pet food net sales increased 3.2% to $136.0 million for the three months ended March 31, 1998 from $131.8 million in the same period in 1997. Volume increases resulted in a 5.0% revenue increase, which was reduced by price declines of 1.9% primarily for cost plus contracts.

     Gross profit. Gross profit for the three month period ended March 31, 1998 increased 29.0% to $24.5 million from $19.0 million in the same period in 1997. Of this increase, approximately 23.8% resulted from improvements in pet food margins due to reductions in certain raw material costs, and approximately 4.1% was due to the volume gains described above. The remaining 1.1% was a result of non pet food products.

     Promotion and distribution expense. Promotion and distribution expense increased 7.0% to $8.4 million for the three months ended March 31, 1998 from $7.9 million in the same period in 1997. Such increase was due to expenses resulting from increases in variable sales promotions, incentive discounts and brokerage costs resulting from increases in tons sold.

     Selling, general and administrative expense. Selling, general and administrative expense increased 42.4% to $5.7 million for the three months ended March 31, 1998 from $4.0 million in the same period in 1997 primarily as a result of increases in (i) salaries and related fringe benefits, (ii) professional fees and (iii) amortization and depreciation.

     Income from operations. Income from operations for the three months ended March 31, 1998 increased 46.1% to $10.4 million from $7.2 million in the same period in 1997. Income from operations as a percent of net sales increased to 7.3% for the three months ended March 31, 1998 from 5.1% in the same period in 1997 due to improved pet food margins and volume gains.

     Interest expense. Interest expense decreased to $5.4 million for the three months ended March 31, 1998 from $5.7 million in the same period in 1997 primarily due to an overall reduction in borrowings under the Doane Credit Facility.

     Net income. Net income for the three months ended March 31, 1998 increased to $3.3 million from $1.0 million in the same period in 1997 due to increased pet food margins and volume gains.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Net sales. Net sales for 1997 increased 10.0% to $564.7 million from $513.2 million in 1996. Pet food net sales increased 9.1% to $524.7 million for 1997 from $480.8 million in 1996. Of this amount, approximately 4.3% was due to increases in tons sold, and the balance was principally the result of price increases implemented in late 1996 to mitigate increases in raw material costs that occurred throughout 1996. Net sales of non-manufactured products increased in 1997 due to distribution of additional products that was partially offset by a decrease in net sales of engineering products due to the focusing of the Company's efforts on internal engineering projects at Everson, Pennsylvania, Washington Court House, Ohio and Miami, Oklahoma.

     Gross profit. Gross profit for 1997 increased 23.2% to $81.8 million from $66.4 million in 1996. Of this amount, 16.8% represents improvements in pet food margins due to the aforementioned price increases and reductions in the cost of certain raw materials in the latter part of 1997. The balance of the gross profit improvement is largely due to the additional non-manufactured products. Gross profit increased as a percentage of net sales to 14.5% for 1997 from 12.9% in 1996.

     Promotion and distribution expense. Promotion and distribution expense increased to $31.9 million in 1997 from $26.5 million in 1996 due to increases in sales promotions, volume incentive discounts and brokerage costs resulting from increased pet food tons sold.

     Selling, general and administrative expense. Selling, general and administrative expense increased to $18.0 million in 1997 from $15.1 million in 1996 due to (i) increases in salaries and related fringe benefits associated with annual wage increases, additional personnel and increased bonuses due to improved performance; (ii) increases in property taxes on new and expanded facilities; and (iii) increases in expenses associated with the installation of new information systems.

     Income from operations. Income from operations for 1997 increased 29.1% to $32.0 million from $24.9 million in 1996. Income from operations as a percentage of net sales increased to 5.7% for 1997 from 4.8% in 1996, due to improved pet food margins and additional non-manufactured products sales.

     Interest expense. Net interest expense remained unchanged at $22.5 million for 1997 and 1996. Interest expense reductions resulting from payments on the Term Loan Facility (as defined below) were largely offset by additional interest expense on proceeds from the Industrial Development Bonds that were used to finance the construction of the new Miami, Oklahoma facility. Interest expense as a percentage of net sales decreased to 4.0% from 4.4% in 1996.

     Net income. Net income for 1997 increased to $6.2 million from a net loss of $1.5 million in 1996, primarily as a result of increased pet food margins and additional non-manufactured products sales.

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO COMBINED TWELVE MONTH PERIOD ENDED DECEMBER 31, 1995

     Net sales. Net sales for 1996 increased 22.6% to $513.2 million from $418.6 million in the twelve month period ended December 31, 1995. Pet food net sales increased 24.0% to $480.8 million for 1996 from $387.6 million in the twelve month period ended December 31, 1995, primarily due to increased pet food tonnage sold and price increases implemented throughout the year in response to higher raw material costs. Net sales of non-manufactured products increased due to distribution of additional items.

     Gross profit. Gross profit for 1996 was negatively impacted by increases in the costs of most raw materials. The cost increases were partially offset by an increase in pet food tonnage sold and price increases implemented throughout the year. Gross profit for 1996 was also negatively impacted by $1.9 million due to increased depreciation resulting from the write-up of assets in connection with the 1995 Acquisition. Gross profit as a percentage of net sales for the periods declined from 17.7% in 1995 to 12.9% for 1996, primarily due to decreased margins on pet food sales.

     Promotion and distribution expense. Promotion and distribution expense increased to $26.5 million in 1996 from $24.2 million in the twelve month period ended December 31, 1995. This increase was primarily attributable to increases in promotions, volume incentive discounts, rebates and brokerage fees resulting from increased pet food tons sold.

     Selling, general and administrative expense. Selling, general and administrative expense increased to $15.1 million in 1996 from $12.2 million for the twelve month period ended December 31, 1995, primarily due to additional depreciation and amortization expenses in the amount of $2.6 million incurred in connection with the 1995 Acquisition.

     Income from operations. Income from operations decreased 11.7%, or $3.3 million, to $24.9 million for 1996 from $28.2 million in the twelve month period ended December 31, 1995. Income from operations as a percentage of net sales decreased to 4.8% for 1996 from 6.7% in the twelve month period ended December 31, 1995, primarily as a result of lower pet food margins and increased depreciation and amortization expense.

     Non-recurring finance charge. In the year ended December 31, 1996, $4.8 million in non-recurring interim debt financing costs were written off concurrent with the issuance of the Doane Senior Notes.

     Interest expense. Net interest expense increased to $22.5 million for 1996 from $9.4 million in the twelve month period ended December 31, 1995 due to the debt incurred to finance the 1995 Acquisition.

     Net income. Net income (loss) decreased to ($1.5) million for 1996 from $17.8 million in the twelve month period ended December 31, 1995, as a result of lower pet food margins, increased interest, depreciation and amortization expenses and non-recurring financing fees.

LIQUIDITY AND CAPITAL RESOURCES

     Working Capital and Capital Expenditures. The Company has historically funded its operations, capital expenditures and working capital requirements from cash flow from operations, bank borrowings and industrial development bonds. The Company had working capital of $37.2 million at March 31, 1998. Net cash provided by (used in) operating activities was ($6.8) million and ($3.4) million for the three months ended March 31, 1997 and 1998, respectively, and $15.7 million, $18.6 million and $21.0 million for the twelve month period ended December 31, 1995, and for the years ended December 31, 1996 and 1997, respectively. Net cash provided by (used for) borrowings was approximately $12.8 million, $6.8 million, $139.7 million, ($9.0) million and ($6.7) million, respectively, for such periods.

     During the three year period ended December 31, 1997, the Company spent $27.9 million on capital expenditures, of which $21.6 million was used to acquire and construct additional manufacturing capacity, including a new manufacturing facility, a renovated manufacturing facility and five new production lines in existing facilities, and $6.3 million was used to maintain existing manufacturing facilities. During the year ended December 31, 1997, the Company spent $14.4 million on capital expenditures, of which $12.4 million was used for expansion. During the three months ended March 31, 1998, the Company spent $3.4 million on capital expenditures.

     It is expected that existing manufacturing facilities will not be sufficient to meet the Company's anticipated volume growth. The Company has continued to examine alternatives for expanding its business either through construction of additional manufacturing capacity or acquisition of manufacturing assets. Such potential acquisitions could include acquisitions of operating companies. The Company intends to finance such expansions or acquisitions with borrowings under existing or expanded credit facilities, or the issuance of additional equity.

     On April 17, 1998, Holdings purchased 100% of the outstanding stock of IPES for $28.3 million. IPES is a private label pet food manufacturer located in Spain, with $21.1 million in net sales in 1997. Holdings financed the IPES Acquisition through non-recourse borrowings in Spain for $20.9 million of the purchase price and borrowings under the Doane Credit Facility for the remainder.

     Pro Forma Liquidity and Capital Resources. Historically, the Company and Windy Hill have operated as separate entities, each with its own capital structure. Windy Hill will be merged into the Company concurrently with the Refinancing Transactions. The Company will assume all of the outstanding debt of Windy Hill. The Company will maintain the New Credit Facility, the New Notes and the Windy Hill Notes to cover all operations. See "The Refinancing Transactions," "Description of New Credit Facility," "Description of the Notes" and "Description of Windy Hill Notes."

     As a result of the Refinancing Transactions, the Company is highly leveraged and has significant cash requirements for debt service relating to the New Credit Facility, the Notes, the Windy Hill Notes and the Company's industrial development bonds. The Company's ability to borrow is limited by the New Credit Facility and the limitations on the incurrence of indebtedness under the Indenture and the Windy Hill Indenture. The Company anticipates that its operating cash flow, together with amounts available to it under the New Credit Facility and new industrial development bonds, will be sufficient to finance working capital requirements, debt service requirements and update anticipated capital expenditures through the first six months of 1999.

INFLATION AND CHANGES IN PRICES

     The Company's financial results depend to a large extent on the cost of raw materials and packaging and the ability of the Company to pass along to its customers increases in these costs. Historically, market prices for commodity grains and food stocks have fluctuated in response to a number of factors, including changes in United States government farm support programs, changes in international agricultural and trading policies and weather conditions during the growing and harvesting seasons. Fluctuations in paper prices have resulted from changes in supply and demand, general economic conditions and other factors. In the event of any increases in raw materials costs, the Company may be required to increase sales prices for its products in order to avoid margin deterioration. There can be no assurance as to the timing or extent of the Company's ability to implement future price adjustments in the event of increased raw material costs or as to whether any price increases implemented by the Company may affect the volumes of future shipments. Although the Company manages the price risk created by market fluctuations by hedging portions of its primary commodity product purchases, there can be no assurance that the Company's results of operations will not be exposed to volatility in the commodity markets. See "-- Overview" and "Business -- Raw Materials and Packaging."

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components. The components of comprehensive income refer to revenues, expenses, gains and losses that are excluded from net income under current accounting standards, including foreign currency translation items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. SFAS 130 requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement displayed in equal prominence with other financial statements; the total or other comprehensive income for a period is required to be transferred to a component of equity that is separately displayed in a statement of financial position at the end of an accounting period. SFAS 130 is effective for both interim and annual periods beginning after December 15, 1997. The Company will adopt SFAS 130 in the fiscal year ending December 31, 1998.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), was issued by the Financial Accounting Standards Board in June 1998. SFAS 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness, as well as the ineffective portion of the gain or loss, is reported in earnings immediately. Accounting for foreign currency hedges is similar to the accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change.

     The Company will adopt SFAS 133 beginning in fiscal 2000. The Company has not determined the impact that SFAS 133 will have on its financial statements and believes that such determination will not be meaningful until closer to the date of initial adoption.

YEAR 2000

     The Company has conducted a comprehensive review of its computer software to identify the systems that could be affected by the "year 2000" issue. The year 2000 issue results from computer programs being written using two digits (rather than four) to define the applicable year. As a result, certain of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This calculation could result in a major system failure or miscalculations.

     In connection with its assessment of year 2000 compliance, the Company has reviewed its business application software which resulted in plans to either replace or upgrade all essential business software at an estimated cost of $3.5 million. The Company is currently reviewing its administrative hardware and software (networks, communications and security systems) and the software related to manufacturing equipment. The Company's current estimates to bring these areas into year 2000 compliance is $1.0 million. The Company has implemented a program to confirm year 2000 compliance with all third parties with which the Company has material relationships.

     As of March 31, 1998, the Company has incurred costs of approximately $1.4 million in connection with year 2000 compliance. The Company intends to complete its year 2000 compliance projects by July 1999. Management believes that a failure to complete its year 2000 compliance, or a failure by parties with whom the Company has material relationships to complete year 2000 compliance by such date could have a material adverse effect on the Company's financial condition and results of operations. The Company believes that it can provide the resources necessary to ensure year 2000 compliance prior to the year 2000. The Company also believes that a sufficient number of suppliers exist if the Company's current suppliers are delayed in their efforts to achieve year 2000 compliance.

                                    BUSINESS

OVERVIEW

     The Company is the largest manufacturer of dry pet food in the United States, producing approximately 26% of the total volumes sold in 1997 on a pro forma basis. The Company manufactures products for store brands owned by retail customers (also known as private labels), contract manufactures products for national branded pet food companies and produces and sells regional brands owned by the Company.

     The Company manufactures for customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. The Company provides products that meet customer specifications across all retail channels and price points, from super-premium to value products. Accordingly, the Company manufactures store brands for over 350 customers in the United States, including the three largest mass merchandisers, the five largest grocery companies and the largest national pet specialty retailer. The Company also manufactures dry pet food and treats for four of the six largest national branded pet food companies through co-manufacturing agreements pursuant to which the Company produces, packages and ships a portion of such companies' products.

     The Company has the most extensive manufacturing and distribution network in the industry, providing it with certain operational, cost and competitive advantages. The Company manufactures and distributes its products in the United States through 32 combination manufacturing and distribution facilities and nine additional distribution centers. The number and strategic location of the Company's facilities reduce distribution expenses, which represent a meaningful portion of the delivered cost of pet food due to its bulk and weight relative to its selling price. The Company's extensive network can further reduce expenses by enabling certain of its customers to bypass their distribution centers and deliver directly to their stores. Direct store delivery service accounts for approximately 45% of the Company's sales by volume.

     The Company has achieved strong internal growth. From 1992 to 1997, the Company increased sales volumes at a compound annual growth rate of 10.3%, exclusive of acquisitions. The Company believes its growth is primarily due to an increase in consumer acceptance of store brands and an increase in volume co-manufactured for national pet food companies. In addition, the Company has been the primary supplier of store brand pet food to Wal*Mart since 1970. The Company manufactures and distributes, under a direct store delivery program, a variety of products for Wal*Mart including its store brand, Ol' Roy, which is the largest selling brand of dry pet food in the United States by volume. In 1997, sales to Wal*Mart, including its Sam's Club division, accounted for 39% of the Company's sales on a pro forma basis.

THE PET FOOD INDUSTRY

     The U.S. pet food industry is a $10 billion industry that has grown at a compound annual rate of 5% from 1992 to 1997 in terms of volume. Growth in the dry pet food and the biscuit and treats segments of the industry has exceeded the growth of the overall pet food industry by capturing market share from other segments, including canned pet food. Dry pet food sales have grown at a rate of 6.4% per year from 1992 to 1997 and accounted for approximately $5.2 billion of sales in the industry in 1997. Dry pet food has increased its market share from 49.2% to 52.0% over the same period. The biscuit and treats segment has grown at a rate of 6.3% per year from 1992 to 1997 and has increased its market share from 12.1% to 12.8% over the same period.

     Improved product quality and increased retailer support have generally enabled store brands to gain market share from national brands in many traditional branded categories, including pet food. Sales of store brand pet food accounted for in excess of 20% of the total pet food market in 1997 and have grown at a compound annual growth rate in excess of 7.5% over the past five years. In 1997, store brands have increased market share in each of the segments of the pet food industry over the past five years. Store brands represented approximately 29%, 29%, 23%, 18% and 17% of total sales volume of biscuits and treats, dry dog, dry cat, canned dog and canned cat food, respectively. Store brand volume share of canned dog and cat food increased from 10% to 18% and from 9% to 17% from 1992 to 1997, respectively. Store brands now encompass a full range of pet food products at all price points, including economy, premium and super premium.

RECENT DEVELOPMENTS

     Windy Hill Acquisition. In August 1998, Holdings acquired Windy Hill for approximately eight million shares of Common Stock and the assumption of $181.6 million of indebtedness. Windy Hill is a leading manufacturer of pet food products. Windy Hill manufactures products for both dogs and cats, including dry, canned, semi-moist, soft dry and soft treats and dog biscuits. With Windy Hill, the Company is the largest manufacturer of dog biscuits in the United States. In 1997, Windy Hill generated pro forma net sales and EBITDA of $304.0 million and $28.5 million, respectively.

     The Windy Hill Acquisition strengthens the Company's presence in dry pet food and dog biscuit market segments, provides revenue synergies and enhances the Company's position as a low-cost manufacturer and distributer of pet food products. The Company believes the Windy Hill Acquisition provides the opportunity for revenue growth by (i) enabling the Company to offer regional brands, semi-moist, soft dry and canned pet food products to its traditional customer base and (ii) enabling Windy Hill to offer soft treats and other specialized dry food products to its traditional customer base. With the addition of Windy Hill's 19 plants, the Company believes cost savings can be achieved through optimizing production schedules and lowering distribution costs by reducing the distance products are shipped. The Windy Hill Acquisition also provides the Company with the opportunity to achieve cost savings by obtaining purchasing synergies and eliminating redundant overhead functions.

     IPES Acquisition. In April 1998, the Company acquired IPES for $28.3 million in cash. IPES, located in Spain, is a manufacturer of both store and regional brands. In fiscal 1997, IPES had net sales and EBITDA of $21.1 million and $4.1 million, respectively. The Company believes that the IPES Acquisition, together with the Company's investment in the Italian manufacturer, Effeffe, S.p.a., provides the Company with a platform for growth in Europe.

STRATEGY

     The Company's business objective is to increase in revenues and earnings and to enhance its leadership position within the pet food industry. The key elements of the strategy to achieve the Company's business objective are as follows:

     Continue to be the Low Cost Quality Provider in the Pet Food Industry. The Company believes it is the low cost provider of quality dry pet food. The Company believes its position as the largest manufacturer of dry pet food provides it with certain economies of scale, including production efficiencies and packaging purchasing leverage. In addition, the number and strategic location of the Company's facilities enhances the Company's position as the low cost provider by reducing transportation costs for raw materials and finished goods. The Company also maintains in-house engineering, machining and fabrication capabilities that enable the Company to design, construct and maintain facilities on a cost-effective basis.

     Leverage Distribution System. The Company's manufacturing and distribution network enables it to service customers on a national basis and facilitates the Company's direct store delivery program, the scope of which the Company believes is unique in the industry. In addition, the Company has developed capabilities that allow it to provide VMI to certain key customers. VMI allows the Company to communicate on-line with its customers, evaluate their inventory status and place orders on their behalf. The Company intends to leverage its manufacturing and distribution network by expanding sales of its full range of pet food products to its existing customers. For example, the Company recently completed the construction of a soft treat manufacturing facility and intends to expand sales of certain products acquired in the Windy Hill Acquisition including semi-moist, soft dry, canned and regional brands to its existing customers.

     Provide a Full Range of Pet Food Products. The Company offers customers a full range of pet food products for both dogs and cats, including dry, canned, semi-moist, soft dry, soft treats and dog biscuits. By offering a full range of products under a variety of brand formats (store, co-manufactured national and regional brands) and price points, the Company can be a significant source for its customers' total pet food requirements. This enables customers to realize administrative and distribution savings by aggregating a variety of products and brands into a single shipment.

     Focus on Diversified Brand Formats. The Company believes that store, co-manufactured national and regional brand formats offer significant growth opportunities. Sales of store brands have exceeded the overall growth in the pet food industry. The Company believes this growth will continue due to (i) an increased awareness of retailers concerning the advantages of store brands, including enhanced margins and customer loyalty, (ii) improved quality, innovation and variety of store brand products and (iii) increasingly informed and value-conscious consumers. The Company believes co-manufactured national brands offer growth opportunities as national branded pet food companies increasingly take advantage of the Company's low-cost status, quality products, extensive plant network and logistics capabilities. The Company believes that the regional brands acquired with the Windy Hill Acquisition complement its existing product lines and intends to capitalize on demands for such brands within the Company's existing customer base.

     Acquire Additional Pet Food Companies. To supplement its internal growth, the Company has acquired eight pet food companies over the last three years. The Company believes that there are substantial opportunities in the United States and abroad to acquire additional pet food companies. The Company will continue to seek accretive acquisitions that offer complementary product lines, geographic scope, additional distribution channels and cost saving opportunities.

     Expand International Presence. The Company believes substantial opportunities exist to increase sales in international markets. The Company believes that the approximately $9.3 billion European pet food market is particularly attractive due to the strength and demand for store brand products and the strong growth of dry pet food products. The Company is currently expanding its manufacturing and distribution capabilities in Spain and Italy and intends to pursue acquisitions of additional pet food companies and expand its product offerings. In addition, the Company believes that an opportunity exists to expand export sales to the Pacific Rim and South America.

PRODUCTS AND SERVICES

     The Company provides its customers with comprehensive pet food category management services designed to expand each customer's pet food product lines and to improve the category's profitability. Category management services include product development and testing, packaging design services and assistance in formulating pricing and marketing strategies in connection with their store brand programs. The Company sells its products as store brands owned by customers (also known as private labels) and regional brands owned by the Company and contract manufactures products for national pet food companies. The Company's store brand program involves the formulation and supply of a wide variety of high quality pet food products, including dry, canned, semi-moist, soft dry and soft treats, as well as dog biscuits, that are comparable in quality to, but lower in cost than, competing branded pet food products. For national brand customers, the Company manufactures dry pet food and biscuits to such customers' specifications and standards. The regional brands are used for economy priced products that are generally marketed as a complement to customers' store brand programs. Accordingly, the Company is able to provide customers with a single source for store brands, certain co-manufactured national brands and regional brands. The Company is able to ship all such product offerings together, giving customers the ability to address a substantial portion of their pet food requirements from one source.

     The Company manufactures dry pet food under approximately 350 store brands, including Kirkland Signature, Hill Country Fare, Retriever, Dura Life, Great Choice, Hy Vee, Ol' Roy, Exceed, Maxximum Nutrition, Remarkable, Pathmark, Pet Club, PMI-Nutrition, Special Kitty and Sportsman's Choice. The Company also co-manufactures branded pet food products for national pet food companies in accordance with such companies' specifications and standards. The Company's regional brands include Kozy Kitten(R), G. Whiskers, Trail Blazer(R), and Tuffy's(R), which are sold to allow the Company's customers to broaden their product offerings and to provide them with a single source for their pet food requirements.

     In addition to its pet food products, the Company sells products manufactured by third parties and maintains an engineering group. A description of each of the Company's product lines is set forth below:

  Dry Pet Food Products (82.0% of 1997 Pro Forma Net Sales)

     The Company is the largest manufacturer of dry pet food products in the United States. The Company produces, markets and distributes a wide selection of high quality dry pet food products predominantly for dogs and cats. The dog food product line includes high protein, chunk style, premium blended, puppy food and gravy style products. The dog food product line has accounted for the largest portion of the Company's dry pet food shipments over the past three years, with such products representing approximately 84.1% of the Company's dry pet food shipments (tonnage) in 1997 on a pro forma basis. The Company's cat food lines accounted for approximately 15.9% of the Company's dry pet food shipments (tonnage) in 1997 on a pro forma basis.

  Biscuits and Treats (9.6% of 1997 Pro Forma Net Sales)

     The Company is the largest manufacturer of dog biscuits in the United States and is also a leading supplier of soft treats. Biscuits undergo a different manufacturing process from dry pet food that primarily involves baking rather than the use of extruders.

  Semi-Moist, Soft Dry and Canned Pet Food (4.0% of 1997 Pro Forma Net Sales)

     In connection with the Windy Hill Acquisition, the Company has expanded its operations into the semi-moist, soft dry and canned pet food segments. Semi-moist, soft dry and canned products are distinguishable from dry pet food based on their higher moisture levels, the manufacturing technology used to process such products and their higher costs of packaging.

  Non-Manufactured Products (3.7% of 1997 Pro Forma Net Sales)

     Sales of non-manufactured products include sales of cat litter, canned pet products and pet treats produced by third parties. The Company receives these items at its manufacturing facilities and warehouses and aggregates them with the Company's products into truckload quantities for combined shipment to certain customers. The Company provides this service as a part of its direct shipment program and receives a handling fee for this service.

  Engineering Services Group

     The Company's engineering services group designs and builds extruders, conveyors, dryers and other parts and equipment, including replacement parts, for pet food manufacturing facilities of the Company and third parties. The engineering services group also includes a repair staff that is available to service and repair machinery and equipment at the Company's production facilities, giving the Company the ability to make timely repairs, thereby minimizing downtime. The Company's in-house engineers generally design and supervise plant construction, thereby reducing plant construction costs and ensuring consistent manufacturing processes and quality control. The Company believes that its engineering services group provides it services at a lower cost and more efficiently than could be obtained from third parties.

SALES AND DISTRIBUTION

     The Company's direct sales force seeks new accounts and works directly with mass merchandisers, membership clubs, feed stores and specialty pet stores. The Company also uses independent food brokers. The Company also generates new business through the expansion of its product line and the development of new marketing programs to existing customers.

     Most of the Company's products are distributed utilizing its customers' transportation networks. Several of the Company's largest customers utilize the Company as a "just-in-time" supplier and maintain trailers at the Company's manufacturing and distribution facilities. The trailers are loaded and shipped either directly to individual stores or to customers' distribution centers. Those customers that ship product directly from the Company's manufacturing facilities to their retail outlets are able to reduce their inventory, freight and handling costs by avoiding shipment to a customer distribution center. Those customers that use their own transportation fleet are able to utilize their trucks that would otherwise be empty to backhaul a load of pet food on return to their distribution center or directly to another store. The ability of the Company to ship directly to certain of its customers is a key consideration in locating the Company's manufacturing facilities and is a significant competitive advantage.

     The Company's customers not utilizing their own fleet either arrange their own transportation or have the Company arrange transportation on a contract basis through common carriers. The Company does not own or operate any transportation equipment.

     The Company has developed capabilities that allow it to provide VMI service to certain key customers. VMI allows the Company to communicate on-line with its customers, evaluate their inventory status then place the order for the customer. The Company utilizes VMI for both direct store and warehouse deliveries. VMI's benefits include shorter lead-time, higher inventory turns, and reduced out-of-stock positions.

CUSTOMERS

     The Company manufactures store brands for over 350 customers. Store brand customers include mass merchandisers such as Wal*Mart and Costco, specialty pet stores such as PetsMart and grocery chains such as Safeway, Food Lion, Kroger, Publix, HEB and Lucky's. In addition, the Company manufactures products for farm and feed stores including Tractor Supply and Purina Mills and national branded pet food companies such as Iams, Heinz, Kal-Kan and Nestle.

     For the year ended December 31, 1997 on a pro forma basis, sales to Wal*Mart and Sam's Club accounted for an aggregate of 39.0% of the Company's net sales. A portion (3.8%) of the Company's sales to Wal*Mart and Sam's Club for the year ended December 31, 1997 on a pro forma basis was attributable to branded pet food products manufactured and distributed by the Company for national pet food companies. The Company has been the primary supplier of private label dry pet food products to Wal*Mart since 1970 and to Sam's Club since 1990. The Company utilizes a computerized order and distribution system to ship product directly to virtually all domestic Wal*Mart stores, a majority of which are located within 250 miles of the Company's facilities. The direct ship program, which reduces customer inventory, handling and warehouse expenses, is enhanced by the number and strategic locations of the Company's facilities. The Company also offers direct shipment programs and electronic data interchange systems to its other larger customers.

     The loss of any significant customer, or customers which in the aggregate represent a significant portion of the Company's sales, would have an adverse impact on the Company's operating results and cash flows. See "Risk
Factors -- Dependence on Certain Customers."

COMPETITION

     The pet food business is highly competitive. The companies that produce and market the major national branded pet foods are national or international conglomerates that are substantially larger than the Company and possess significantly greater financial and marketing resources than the Company. The store brand pet food products sold by the Company's customers compete for access to shelf space with national branded products on the basis of quality and price. National branded products compete principally through advertising to create brand awareness and loyalty. The Company could experience price competition from national branded manufacturers. To the extent that there is significant price competition from the national branded manufacturers or such manufacturers significantly increase their presence in the store brand segment, the Company's operating results and cash flow could be adversely affected. The Company also competes with regional branded manufacturers and other store brand manufacturers.

     The Company believes that it differentiates itself from the national branded dry pet food manufacturers by offering comparable products at lower prices giving retailers the opportunity for greater pet food category profitability. The Company believes that it differentiates itself from other store brand dry pet food manufacturers by offering higher quality products, national production and distribution capabilities and a reputation for increasing customers' store brand dry pet food sales.

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

RAW MATERIALS AND PACKAGING

     The principal raw materials required for the Company's manufacturing operations are bulk commodity grains and foodstocks, including corn, soybean meal, wheat middlings, meat and bone meal, and corn gluten meal. The Company generally purchases raw materials one to three months in advance. The Company purchases the raw material requirements of each of its manufacturing facilities locally due to the high freight cost of transporting bulk commodity products. As a result, raw material costs may vary substantially among manufacturing facilities due to local supply and demand and varying freight costs. Raw materials are generally purchased from large national commodity companies and local grain cooperatives. The Company does not maintain long-term contracts with any of its suppliers; however, the Company believes that alternative sources of supply are readily available.

     The Company manages the price risk created by market fluctuations by hedging portions of its primary commodity products purchases, principally through exchange traded futures and options contracts that are designated as hedges. The terms of such contracts are generally less than one year. Settlement of positions are either through financial settlement with the exchanges or via exchange for the physical commodity in which case the Company delivers the contract against the acquisition of the physical commodity. The Company's hedging policy does not permit speculative commodity trading. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Overview."

     Packaging is a material component of the Company's raw material costs. The Company has five main suppliers of packaging and believes that additional suppliers of packaging are available. A majority of the Company's requirements are not covered by long term contracts with any of its packaging suppliers.

     The Company generally prices its pet food products based on the cost of raw materials, packaging and certain other costs plus a conversion charge (which includes a profit factor). The Company periodically adjusts prices based on fluctuations in raw material and packaging costs. There can be no assurance that future price increases will be obtained in the event of increased raw material costs. See "Risk Factors -- Raw Materials and Packaging Costs" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RESEARCH AND DEVELOPMENT

     The Company's research and development department consists of a staff of chemists and nutritionists, a central laboratory used for research and development and laboratories at each of the Company's production facilities used for quality control. The Company is continually developing new products. The research and development department formulates the mix of raw materials and vitamins and minerals and tests the nutritional content of new products. Independent commercial kennels and catteries are used for comparison taste tests to nationally branded products to assure digestibility and palatability as well as to substantiate the nutritional content of new products.

     Quality control is an integral part of the Company's research and development. The Company maintains a program of testing raw materials to ensure nutritional adequacy and to test for the presence of bacteria and other harmful substances. The Company continuously tests pet food production at each of its plants by analyzing the finished pet food product against formulas and regulatory requirements. Packaging is inspected to ensure print quality, proper dimensions and compliance with labeling regulations.

FACILITIES

     The Company's corporate headquarters are located in Brentwood, Tennessee. The Company owns combination manufacturing and distribution facilities in the following states: one each in New York, Virginia, Indiana, Tennessee, South Carolina, Georgia, Iowa, Oklahoma, Nebraska, Colorado and Texas; two each in Ohio, Arizona, Wisconsin, Minnesota, Kansas and Montana and three each in Pennsylvania and California. The Company also has a 50% joint interest in facilities located in Butler, Missouri; Caldwell, Idaho; Hereford, Texas; and in Italy. The Company is in the process of building a state of the art facility in Clinton, Oklahoma. The Company also owns a facility in Spain. In addition, the Company owns or leases nine warehouses.

     The manufacturing facilities are generally located in rural areas in proximity to customers, raw materials and transportation networks, including rail transportation. Management believes the number and strategic locations of its manufacturing facilities enhance its position as the low cost producer by reducing freight costs for raw material and finished goods and facilitating direct store delivery programs. The rural locations also minimize land and labor costs. Management believes it is able to construct new manufacturing facilities at a lower cost than competitors due to the Company's engineering services group which designs and constructs most of the necessary production equipment.

ENVIRONMENTAL, REGULATORY AND SAFETY MATTERS

     The Company is subject to a wide range of federal, state and local environmental laws and regulations, including those governing discharges to the air and water, the storage of petroleum substances and chemicals, the handling and disposal of solid or hazardous wastes, and the remediation of contamination arising from spills and releases. Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and even criminal penalties as well as, in certain instances, the issuance of injunctions. The Company has not been subject to any material environmental liabilities and compliance of its business and operations with environmental laws and regulations has not had a material adverse effect on the Company's capital expenditures, earnings, or competitive position. Environmental laws and regulations have changed substantially in recent years and the Company believes that the trend of more expansive and more strict environmental legislation and regulations will continue. While the Company believes it is in substantial compliance with applicable environmental and worker safety laws, there can be no assurance that additional costs for compliance will not be incurred in the future or that such costs will not be material.

     The Company's business involves the use of aboveground and underground storage tanks. Under applicable laws and regulations, the Company is responsible for the proper use, maintenance and abandonment of regulated storage tanks owned or operated by it, and for remediation of subsurface soils and groundwater impacted by releases from such existing or abandoned aboveground or underground storage tanks. The Company is also subject to laws and regulations governing remediation, recycling, or disposal. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), also known as the "Superfund" law, and analogous state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered statutorily responsible for the release of a "hazardous substance" into the environment. These persons include the owner or operator of a facility where a hazardous substance release occurred and companies that disposed or arranged for the disposal of hazardous substances. Persons who are or were responsible for the releases of hazardous substances under CERCLA may be subject to joint, several and retroactive liability for the costs of environmental response measures. While there can be no assurance of the position that may be taken by any environmental agency with respect to the Company's past operations in connection with any CERCLA site, the Company has not received, nor does it expect to receive, any notice that it is or will be designated a potentially responsible party to any CERCLA site.

     The Company currently owns or leases, and in connection with its acquisition program will in the future own or lease, properties that in some instances have been used for pet food manufacturing or feed mill operations for many years. Although the Company has utilized operating and disposal practices that were standard in the industry at the time, it is possible that environmentally sensitive materials such as new and used oils, solvents, petroleum substances, and raw chemical ingredients may have been spilled or released on or under the properties owned or leased by the Company or on or under other locations where such materials were taken for disposal. In addition, many of these properties have been operated by third parties whose use, handling and disposal of such environmentally sensitive materials or similar wastes were not under the Company's control. These properties and the waste materials spilled, released or otherwise found thereon may be subject to CERCLA, the federal Resource Conservation and Recovery Act, and analogous state laws. Under such laws, the Company could be required to remove or remediate previously spilled or released waste materials (including such materials spilled or released by prior owners or operators), or property contamination (including groundwater contamination caused by prior owners or operators), or to perform monitoring or remedial activities to prevent future contamination (including releases from underground storage tanks or aboveground bulk petroleum storage facilities). Moreover, some of the Company's manufacturing facilities are located within industrial areas. In the past, nearby industries have suffered releases of hazardous substances to the environment that are the subject of CERCLA investigations. It is possible that these neighboring environmental activities may have impacted some of the Company's properties. The Company has not been advised, nor does it expect to be advised, by any environmental agency that it is considered a potentially responsible party for the neighboring environmental conditions, and the Company has no reason to believe that such conditions would have a material adverse effect on the Company.

     The manufacturing and marketing of the Company's products are subject to regulation by federal regulatory agencies, including the Occupational Safety and Health Administration ("OSHA"), the Food and Drug Administration ("FDA") and the United States Department of Agriculture ("DOA"), and by various state and local authorities. The FDA also regulates the labeling of the Company's products. Substantial administrative, civil, and criminal penalties may be imposed for violations of OSHA, FDA, and DOA regulations, and violations may be restrained through injunction proceedings. The Company procures and maintains the necessary permits and licenses in order to operate its facilities and considers itself to be in material compliance with applicable OSHA, DOA, and FDA requirements.

TRADEMARKS

     Certain of the Company's brands are protected by trademark registrations in the United States and in certain foreign markets. The Company believes that its registered trademarks are adequate to protect such brand names.

EMPLOYEES

     As of July 31, 1998, the Company had approximately 2,330 employees, of which approximately 566 were management and administrative personnel and approximately 1,764 were manufacturing personnel. Of this number, 382 employees in five of the Company's plants are represented by labor unions. The collective bargaining agreement with respect to the Birmingham, Alabama plant covers 90 employees and expires on January 20, 2001. The collective bargaining agreement with the Joplin, Missouri plant covers 185 employees and expires in January 1999. The collective bargaining agreement with the Muscatine, Iowa plant covers 43 employees and expires in December 1999. The collective bargaining agreement with respect to the NuPet plant in Ripon, California covers 23 employees and expires in October 2000, subject to renewal for subsequent one year terms. The collective bargaining agreement with respect to the AGP plant in Lincoln, Nebraska covers 41 employees and expires in July 1999. The Company considers its relations with its employees to be satisfactory.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to its business that management believes would not have a material adverse effect on its financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names, ages and titles of the current executive officers and directors of Holdings and the Company. Each of the members of the Board of Directors of Holdings named below also serves on the Board of Directors of the Company. The Board of Directors of Holdings is currently composed of eight members, and it is expected that it will be expanded to ten members prior to the consummation of the Equity Offering. The Board of Directors of Holdings is divided into three classes, with the terms of the directors of each class expiring at the annual meeting of stockholders of Holdings as follows: 1999 (Class I), 2000 (Class II) and 2001 (Class III). Certain of the directors of the Company and Holdings are designated pursuant to an Investors' Agreement. See "Certain Transactions -- Investors' Agreement." Officers serve at the discretion of their respective Board of Directors. For information regarding employment agreements with the executive officers of Holdings and the Company, see "-- Employment and Termination Agreements."

              NAME                   AGE                             POSITION
George B. Kelly(1)...............    49     Chairman of the Board and Director
Douglas J. Cahill................    38     Chief Executive Officer, President and Director
Thomas R. Heidenthal.............    47     Senior Vice President and Chief Financial Officer
F. Donald Cowan, Jr..............    52     Senior Vice President, Operations of the Company
Richard A. Hannasch..............    44     Vice President, Strategic Planning and Marketing of the
                                              Company
Richard D. Wohlschlaeger.........    45     Vice President, Customer Development of the Company
David L. Horton..................    37     Vice President, Fulfillment of the Company
Terry W. Bechtel.................    55     Vice President, Co-Manufacturing Business Development of
                                              the Company
Charles Dunleavy.................    53     Vice President, Finance of the Company
Timothy S. Shaver................    46     Vice President, Production of the Company
Peter T. Grauer(1)...............    52     Director
M. Walid Mansur(2)...............    39     Director
Bob L. Robinson..................    61     Director
Jeffrey C. Walker(1)(2)..........    42     Director
Ray Chung(2).....................    50     Director
Stephen C. Sherrill..............    45     Director

------------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Set forth below is a brief description of the business experience of the directors and executive officers of Holdings and the Company.

     George B. Kelly has been Chairman of the Board of the Company since October 5, 1995 and Chairman of the Board of Holdings since June 1995. Mr. Kelly has been the Chairman of the Board of SCI since July 1990. Mr. Kelly currently is a director of Alegis Group, Inc., Billboard Acquisition Company, LLC, Independent Gas Company Holdings and Sevenday International, Inc.

     Douglas J. Cahill was named Chief Operating Officer of Holdings and the Company in September 1997, began serving as President of Holdings and the Company in January 1998 and began serving as Chief Executive Officer of Holdings and the Company in June 1998. He has been a director of Holdings and the Company since August 1998. Prior to joining the Company, Mr. Cahill served as President of Olin Corporation's Winchester Division and was also a Corporate Vice President and Officer of Olin Corporation.

     Thomas R. Heidenthal was named Senior Vice President and Chief Financial Officer of Holdings and the Company in March 1997. Prior to joining the Company, Mr. Heidenthal served as Vice President Finance and Administration of TA Instruments, Inc. Mr. Heidenthal is a Certified Public Accountant.

     F. Donald Cowan, Jr. served as Vice President of Operations for Windy Hill before joining the Company in August 1998. Prior to joining Windy Hill in 1995, Mr. Cowan was Vice President of Operations for Martha White Foods, Inc. From 1987 to 1995, Mr. Cowan held various positions at Martha White Foods, Inc. including Vice President of Operations. From 1984 to 1986, Mr. Cowan was Director of Purchasing for Beatrice Foods' Grocery Products Division and Senior Grain Merchant at Cook Industries.

     Richard A. Hannasch joined the Company in October 1996 and has served as Vice President, Strategic Planning since June 1998 and Vice President of Marketing since November 1997. Prior to joining the Company, Mr. Hannasch served as Director, Business Development for Ralston Purina Company's International Division.

     Richard D. Wohlschlaeger joined the Company in April 1993 and has served as Vice President, Customer Development since November 1997. Prior to joining the Company, Mr. Wohlschlaeger held various management positions at Ralston Purina Company, including Group Director, Trade Marketing and Eastern Division Sales Director.

     David L. Horton joined the Company in November 1997 as Vice President, Fulfillment. Prior to joining the Company, Mr. Horton served as Vice President of Manufacturing and Engineering of Olin Corporation's Winchester Division.

     Terry W. Bechtel has served as Vice President, Co-Manufacturing Business Development since November 1997. Mr. Bechtel joined the Company in June 1973 and served as Vice President, Administration of the Company from March 1990 until October 1997, and as Vice President, Sales from September 1976 through February 1990.

     Charles Dunleavy served as Vice President of Finance for Windy Hill before joining the Company in August 1998. Prior to joining Windy Hill in September 1997, Mr. Dunleavy was Vice President of Operations for Hudson Technologies, Inc. from 1993 to 1997. From 1989 to 1993, Mr. Dunleavy was the Managing Partner of the Detroit office of BDO Seidman, LLP, a public accounting firm.

     Timothy S. Shaver served as Director of Plant Operations for Windy Hill before joining the Company in August 1998. Prior to joining Windy Hill in 1997, Mr. Shaver was the Director of Plant Operations for Hubbard Milling Company from 1986 to 1997.

     Peter T. Grauer has been a director of Holdings and the Company since October 5, 1995 and has been a Managing Director of DLJ Merchant Banking, Inc. since September 1992. Mr. Grauer is a director of Total Renal Care Holdings Inc., Decision One Holdings, Inc., Nebco Evans Holdings, Inc., Bloomberg L.P, Thermadyne Holdings, LLC and Formica Corporation.

     M. Walid Mansur has been a director of Holdings and the Company since October 5, 1995. Mr. Mansur has served as the president of Drafil Investments Inc. since 1990 and has been a managing director of Aspen Venture Partners since 1993.

     Bob L. Robinson joined Holdings and the Company in August 1960 and served as President and Chief Executive Officer of Holdings and the Company until his resignation effective June 30, 1998. See "-- Employment and Termination Agreements." Mr. Robinson became a director of Holdings and the Company on October 5, 1995. Prior to being named President and Chief Executive Officer, Mr. Robinson served as Executive Vice President from January 1976 through February 1992.

     Jeffrey C. Walker has been a director of Holdings and the Company since April 1996. Mr. Walker has been Managing General Partner of Chase Capital Partners, the private equity investment arm of The Chase Manhattan Corporation, since 1988, and a General Partner thereof since 1984. Mr. Walker is a director of the Monet Group, Inc., 800-Flowers, Guitar Center, House of Blues and Domaine.

     Ray Chung became a director of Holdings and the Company in August 1998. He is a partner in Dartford Partnership, L.L.C. ("Dartford") and an Executive Vice President of Aurora Foods Inc. Mr. Chung previously served as Executive Vice President and a director of Windy Hill. Mr. Chung served as a director, Executive Vice President and Chief Financial Officer of Windmill Corporation from 1989 to 1995 and as a director, Executive Vice President and Chief Financial Officer of Wyndham Foods Inc. from 1985 to 1990. From May 1984 to September 1985, Mr. Chung served as Vice President -- Finance for the Kendall Company. Between 1981 and 1984, Mr. Chung served as Vice President -- Finance for Riviana Foods, Inc. Both the Kendall Company and Riviana Foods, Inc. were subsidiaries of the Colgate-Palmolive Company at the time.

     Stephen C. Sherrill became a director of Holdings and the Company in August 1998. He has been a Principal of Bruckmann, Rosser and Sherrill Co. ("BRS") since its formation in 1995. Mr. Sherrill previously served as a director of Windy Hill. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Restaurant Associates Corp., and Bloch & Guggenheimer/Burns & Ricker, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth information with respect to the Chief Executive Officer of the Company and certain other persons serving as executive officers for the fiscal year ended December 31, 1997 who earned $100,000 or more in combined salary and bonus during such year (collectively, the "Named Executive Officers").

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                                                    SECURITIES
                                         ANNUAL COMPENSATION(1)     UNDERLYING
 NAME AND PRINCIPAL POSITION    FISCAL   -----------------------   OPTIONS/SARS      ALL OTHER
        IN THE COMPANY           YEAR      SALARY       BONUS          (#)        COMPENSATION(2)
Douglas J. Cahill(3)..........   1997     $ 91,667     $100,000       500,000       $  304,092(4)(5)
  President and Chief
     Executive Officer
Thomas R. Heidenthal..........   1997      145,833       93,000       250,000           46,533(4)
  Senior Vice President and
     Chief Financial Officer
Terry W. Bechtel..............   1997      198,000       45,000            --            2,270
  Vice President,
     Co-Manufacturing and        1996      198,000       45,000       160,000            2,100
     Business Development        1995      198,000       45,000            --        1,350,561(6)
Bob L. Robinson(7)............   1997      366,000      569,294            --            2,270
                                 1996      366,000      420,289       625,000            2,100
                                 1995      366,000      575,784            --        4,048,265(8)
Earl R. Clements(9)...........   1997      168,000       75,000            --            2,270
                                 1996      168,000       46,200       160,000            2,100
                                 1995      168,000       75,000            --        1,350,561(6)

---------------

(1) All amounts shown were paid by the Company. Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each executive officer.

(2) Amount includes health and life insurance premiums paid by the Company on behalf of the executive officer.

(3) Mr. Cahill served as the Chief Operating Officer from September 1997 to January 1998, became the President in January 1998 and became the Chief Executive Officer in July 1998. Annual Compensation amounts represent compensation for the portion of 1997 of which Mr. Cahill was employed by the Company.

(4) Includes relocation expenses and gross up for taxes of $128,335 for Mr. Cahill and $44,641 for Mr. Heidenthal.

(5) Includes a sign-on bonus of $175,000 for Mr. Cahill.

(6) Includes a payment of $1,348,469 made by the Company to such person in connection with the 1995 Acquisition.

(7) Mr. Robinson served as the Company's Chief Executive Officer until his resignation effective June 30, 1998. See "-- Employment and Termination Agreements."

(8) Includes a payment of $4,046,173 made by the Company to Mr. Robinson in connection with the 1995 Acquisition.

(9) Mr. Clements served as Vice President, Production during 1997.

EMPLOYMENT AND RETIREMENT AGREEMENTS

     Holdings entered into employment agreements with Messrs. Cahill, Heidenthal, Bechtel and Clements, effective January 1, 1998. The terms of such employment agreements are substantially similar except for salary and bonus amounts. Mr. Cahill's base salary is $275,000. Mr. Heidenthal's base salary is $175,000 and Mr. Bechtel's base salary is $168,000. Earnings targets are established annually by the Board of Directors under the Executive Officers bonus plan. The base bonus, for achievement of targeted earnings, is 50% or 70% of base salary for Named Executive Officers other than Mr. Cahill, whose base bonus is 100% of base salary. There is no cap on the bonus in such employment agreements. Each employment agreement provides for a term of two to three years with automatic one year extensions. Such agreements are subject to early termination for cause without severance. The employment agreements for Messrs. Bechtel and Clements provide (i) that terminations due to death or disability, or without cause, entitle the executive to receive severance payments equal to one year's base salary and bonus and (ii) for a one year non-competition agreement commencing upon termination for any reason. The employment agreements of Messrs. Heidenthal and Cahill contain similar provisions except that the severance and non-competition terms are each two years. Mr. Cahill's employment agreement also provides for a sign-on bonus of $175,000 payable as of his date of hire and an additional $175,000 payable at the first anniversary of his date of hire.

     Holdings entered into an Early Retirement Agreement and Release (the "Retirement Agreement") with Mr. Robinson effective June 30, 1998 pursuant to which Mr. Robinson resigned from employment with the Company and Holdings. Pursuant to the Retirement Agreement, the Company will continue to pay Mr. Robinson his base salary, at the rate in effect on the Retirement Date (June 30, 1998), through December 31, 1998. The Company will also pay Mr. Robinson an annual bonus in the amount of $800,000, which bonus will be in lieu of any bonus Mr. Robinson would be entitled to receive under the terms of his employment agreement with Holdings effective as of September 1, 1994. Effective as of the Retirement Date, Holdings also caused 18,000 shares of Common Stock issued to Mr. Robinson under the terms of two stock option agreements dated November 1, 1996 to become fully vested.

COMPENSATION OF DIRECTORS

     No compensation has been paid by the Company to its directors prior to the Offering. Upon completion of the Offering, directors who are not employees of the Company will receive directors fees to be determined by the Board of Directors.

     Certain directors of the Company are partners or directors of entities that received fees in connection with the Windy Hill Acquisition and will receive underwriting discounts and commissions in connection with this Offering and the offering of the New Notes. See "Certain Transactions" and "Principal and Selling Stockholders."

COMMITTEES

     The Audit Committee consists of Messrs. Mansur, Chung and Walker, each of whom is a non-employee director of the Company. The Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to the Company's internal control systems, and other matters related to audit functions.

     The Compensation Committee consists of Messrs. Grauer, Kelly and Walker, each of whom is a non-employee director of the Company. The Compensation Committee administers Holdings' Stock Option Plan, and in this capacity makes all option grants or awards to Company employees, including executive officers, under the plan. In addition, the Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of the Company's Chief Executive Officer and its other executive officers, and is responsible for the establishment of policies dealing with various compensation and employee benefit matters for the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For transactions with Compensation Committee members Grauer and Kelly, see "Certain Transactions -- Transactions with DLJMB and its Affiliates" and
"-- Transactions with SCI."

STOCK OPTION AND STOCK PURCHASE PLANS

     Effective as of November 1, 1996, Holdings adopted the Management Stock Purchase Plan and Holdings' 1996 Stock Option Plan, as amended (the "1996 Stock Option Plan"). Holdings is considering adopting a new stock option in conjunction with the Refinancing Transactions. The stock option plans are intended to encourage certain employees of Holdings and the Company to develop a sense of proprietorship and personal involvement in the development and financial success of the Company.

     Effective as of June 19, 1997, Holdings adopted the 1997 Management Stock Purchase Plan (the "1997 Management Stock Purchase Plan"). Pursuant to the 1997 Management Stock Purchase Plan, 375,000 shares of Common Stock of Holdings were sold for $2.00 per share to certain key employees, including sales of 150,000 shares to Mr. Heidenthal and 15,000 shares to Mr. Bechtel.

STOCK OPTION GRANTS

     The following table sets forth, as of December 31, 1997, certain information as to options granted under the 1996 Stock Option Plan to the Named
Executive Officers. As of June 30, 1998,        stock options have been
exercised by the Named Executive Officers.

                                                                                              POTENTIAL
                                                                                          REALIZABLE VALUE
                                                                                             AT ASSUMED
                                                                                           ANNUAL RATES OF
                                                                                             STOCK PRICE
                                                                                          APPRECIATION FOR
                                                INDIVIDUAL GRANTS                            OPTION TERM
                            ----------------------------------------------------------    -----------------
                                NUMBER OF         % OF TOTAL    EXERCISE
                                SECURITIES         OPTIONS       PRICE
                            UNDERLYING OPTIONS    GRANTED TO      PER       EXPIRATION
           NAME                 GRANTED(#)        EMPLOYEES      SHARE         DATE        5%          10%
           ----             ------------------    ----------    --------    ----------     --          ---
Douglas J. Cahill(1)......       500,000             56.8%       $3.50         2007
Thomas R. Heidenthal......       250,000             28.4         2.00         2007

---------------

(1) Mr. Cahill was granted options under the 1996 Stock Option Plan to purchase 125,000 shares of Common Stock at $2.00 per share on May 1, 1998.

     It is anticipated that options for        shares of Common Stock will be
issued under the 1998 Stock Option Plan to certain of the Named Executive
Officers. Approximately        of such options will have an exercise price equal
to the initial public offering price per share in the Equity Offering with the balance exercisable upon Holdings' Common Stock reaching targeted trading prices.

STOCK OPTION EXERCISES

     The following table sets forth certain information with respect to exercises by the Company's Named Executive Officers of stock options during fiscal year 1997 and the value of all unexercised employee stock options as of December 31, 1997 held by such officers.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES

                                                NUMBER OF SHARES UNDERLYING         VALUE OF UNEXERCISED
                                  SHARES            UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS(2)
                                 ACQUIRED       ----------------------------    ----------------------------
            NAME              ON EXERCISE(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
Douglas J. Cahill...........      --                   --         500,000        $ --           $  --
Thomas R. Heidenthal........      --               38,750         211,250          --              --
Terry W. Bechtel............      --               50,400         109,600          --              --
Bob L. Robinson.............      --              282,500         342,500          --              --
Earl R. Clements............      --               50,400         109,600          --              --

---------------

(1) None of the identified persons exercised options during the fiscal year ended December 31, 1997.

(2) The value of unexercised in-the-money options is based upon the initial public offering price.

OTHER COMPENSATORY ARRANGEMENTS

     Employee Retirement Plan. On May 31, 1998, the Company terminated its Employee Retirement Plan (the "Retirement Plan"). The Retirement Plan was a non-contributory, tax qualified plan that provided retirement benefits based on the employee's tenure with the Company and average monthly compensation. The Company is currently structuring a plan for liquidating the Retirement Plan and anticipates providing a lump sum payment which former plan participants may elect to contribute to the newly established Doane Products Company Savings and Investment Plan (see "-- 401(k) Plans") or to use to purchase annuities.

     401(k) Plans. As of June 1, 1998 the Company adopted the Doane Products Company Savings and Investment Plan for eligible employees not covered by collective bargaining arrangements and the Doane Products Company Savings and Investment Plan -- Union Plan for eligible union employees at the Joplin, Missouri plant. The plans are intended to be qualified retirement plans under the Internal Revenue Code. Both plans permit employee contributions between 1% and 15% of pre-tax earnings subject to annual dollar limits set by the IRS, an annual employer profit sharing contribution of $400 for each eligible participant and a variety of investment options. The Doane Products Company Savings and Investment Plan also includes an employer matching contribution in an amount equal to 50% of participant contribution, up to 6% of compensation. Vesting for the employer match is 25% per year for each full year of service.

     Non-Qualified Salary Continuation Agreements. Holdings has entered into agreements with all Named Executive Officers of the Company to provide benefits to such employees or their beneficiaries in the event of the death of the employee or retirement by the employee at age 65 or on or after age 55 with 20 years of service with the Company. If the employee remains employed until age 65, the employee (or the employee's beneficiary) will receive an annual retirement benefit payable for 10 years in accordance with a specified formula. If the employee terminates employment before age 65 but after age 55 and with 10 years of service with the Company, the employee's retirement benefit will be reduced in accordance with percentages specified in the agreement, depending upon the employee's age at retirement ranging from 100% at age 65 to 55.8% at age 55.

                              CERTAIN TRANSACTIONS

INVESTORS' AGREEMENT

     In connection with the Windy Hill Acquisition, the Company, Holdings, Summit, SCI, CMIHI and an affiliate thereof, DLJMB and certain of its affiliates, all of the stockholders of Windy Hill and certain other shareholders of the Company (collectively, the "Stockholders") entered into the First Amended and Restated Investors' Agreement (the "Investors' Agreement") dated as of August 3, 1998. The Investors' Agreement contains provisions concerning the governance of the Company, Holdings and Windy Hill, restrictions on the transferability of the securities of the Company and Holdings acquired by the Stockholders and registration rights for such securities. The governance provisions of the Investors' Agreement provide that the Board of Directors of the Company will consist of eight members, of whom one will be designated by DLJMB (the "DLJMB Designee"), two will be designated by SCI on behalf of the Summit-Investors (as defined in the Investors' Agreement) (each such designee, a "Summit-Investor Designee"), one will be designated by CMIHI (the "Chase Designee"), one will be designated by Windy Hill Pet Food Company L.L.C. on behalf of the Windy Hill Investors (as defined in the Investors' Agreement), one will be designated by BRS on behalf of the Windy Hill Investors (each of the two foregoing designees, a "Windy Hill Designee"), one will be the Chief Executive Officer of the Company and one will be designated by the mutual agreement of all of the following (or such subset of the following that is then entitled to be designated to the Board of Directors in accordance with the Investors' Agreement): the DLJMB Designee, the Chase Designee and George B. Kelly (so long as Mr. Kelly is one of the two Summit-Investor Designees) or, if Mr. Kelly is not then one of the two Summit-Investor Designees, by any of the Summit-Investor Designees. At any time the number of shares of Common Stock owned of record by the Summit-Investors is less than 50% of the number of shares of Common Stock owned as of the date of the Investors' Agreement (in each case, disregarding stock splits, recapitalizations and similar adjustments in number of shares and stock dividends), the Summit-Investors will only have the right to designate one individual. At any time the number of shares of Common Stock owned of record by the Windy Hill Investors is less than 50% of the number of shares of Common Stock owned as of the date of the Investors' Agreement (in each case, disregarding stock splits, recapitalizations and similar adjustments in number of shares and stock dividends), the Windy Hill Investors will only have the right to designate one individual. Notwithstanding the foregoing, at any time any of DLJMB's, CMIHI's, the Summit-Investors' or the Windy Hill Investors' respective Percentage Ownership (as defined in the Investors' Agreement) is less than 5%, such person or group shall not have the further right to designate any individual to the Board pursuant to the Investors' Agreement. In addition, until the earlier of one year after the date of the Investors' Agreement and the date the Windy Hill Investors no longer have the right to designate any individual to the Board, Windy Hill Pet Food Company L.L.C. will have the right to designate one Board observer. The Investors' Agreement also provides that the board of directors of Holdings and Windy Hill will be comprised of the individuals who are serving as directors on the Company's Board.

     The Investor's Agreement also provides for certain registration rights for the benefit of the Stockholders. Holdings shall not be obligated to effect more than three demand registrations for the Summit-Investors, collectively, three demand registrations for the DLJ Entities (as defined in the Investors' Agreement), collectively, three demand registrations for the Windy Hill Investors, collectively, and three demand registrations for CMIHI. Following the date Holdings is eligible to use Form S-2 or S-3 for registration of its securities, demand registrations on Form S-2 or S-3 for the DLJ Entities, CMIHI, the Summit-Investors and the Windy Hill Investors shall be unlimited. The Stockholders also have piggy-back registration rights if Holdings proposes to register any of its Common Stock or Warrants, or if the Company proposes to register any of the Doane Preferred Stock under the Securities Act.

TRANSACTIONS WITH DLJMB AND ITS AFFILIATES

     In 1995, DLJSC entered into a financial advisory agreement with the Company and Holdings that will terminate upon consummation of the Offering. The financial advisory agreement provides for an annual retainer fee of $100,000 plus reimbursable expenses to be paid by the Company.

     In connection with the 1995 Acquisition, DLJMB purchased 1,000,000 shares of the Doane Preferred Stock and warrants to purchase 5,643,660 shares of Holdings Common Stock for an aggregate purchase price of $25 million. In December 1997, DLJMB and certain of its affiliates sold their shares of Doane Preferred

Stock to DLJSC, who thereupon sold such shares to qualified institutional buyers (as defined in Rule 144A under the Securities Act).

     DLJMB and its affiliates received fees of $1.0 million in connection with the Windy Hill Acquisition and will receive underwriting discounts and commissions in connection with this Offering and the Equity Offering. DLJMB will
receive proceeds from the Equity Offering of $          million as a selling
stockholder in the Equity Offering (assuming an initial public offering price of the mid-point of the range set forth on the cover page of the Equity Offering prospectus). An affiliate of DLJMB will act as agent bank and a lender under the New Credit Facility and will receive fees in connection with such syndication. DLJMB is also a party to the Investors' Agreement. See "-- Investors' Agreement." Pursuant to the Investors' Agreement, DLJMB has designated Mr. Grauer to the Board of Directors of the Company.

TRANSACTIONS WITH SCI

     SCI is the general partner of Summit, which is the owner of 3,600,000 shares of Common Stock of Holdings. In addition to certain payments of fees and reimbursements for out-of-pocket expenses in connection with the 1995 Acquisition, SCI has entered into a management advisory agreement with the Company for a term of five years or until such time as Holdings consummates an initial public offering of its Common Stock resulting in the receipt by Holdings of at least $35 million in gross proceeds, whichever is shorter, and pursuant to which the Company will pay SCI an annual fee of $200,000 plus reimbursable expenses; such agreement will terminate upon consummation of the Equity Offering.

     SCI received fees of $2.0 million in connection with the Windy Hill Acquisition. SCI and Summit are also parties to the Investors' Agreement. Pursuant to the Investors' Agreement, SCI has designated Messrs. Kelly and Mansur to the Board of Directors of the Company. See "-- Investors' Agreement."

TRANSACTIONS WITH CMIHI AND AFFILIATES

     CMIHI and an affiliate of CMIHI own (i) 200,000 shares of the Doane Preferred Stock which will be repurchased by the Company in connection with the
Refinancing Transactions for approximately $     million, (ii) 3,450,000 shares
of Class B (non-voting) Common Stock and (iii) warrants to purchase 1,128,730 shares of Common Stock. CMIHI and CSI received fees of $1,000,000 and $500,000 in connection with the Windy Hill Acquisition. Jeffrey C. Walker, a director of the Company, is the Managing General Partner of Chase Capital Partners which is an affiliate of CMIHI. In addition, CMIHI is a party to the Investor's Agreement as described above.

     CMIHI is an affiliate of Chase Securities Inc. ("CSI") and The Chase Manhattan Bank ("Chase"). CSI, Chase and their affiliates perform various investment banking and commercial banking services from time to time for the Company and its affiliates. Chase will act as agent bank and a lender to the Company under the New Credit Facility. Chase also acts as agent bank and a lender under the Windy Hill Credit Facility and will receive its proportionate share of any repayment of amounts outstanding under such facility in connection with the Refinancing Transactions. CSI acted as an Initial Purchaser of the May 1997 offering of the Windy Hill Notes, and will act as an Underwriter in connection with the Offering. CSI acted as financial advisor to Windy Hill in connection with the Windy Hill Acquisition. CSI, Chase and their affiliates have received and will receive customary compensation for acting in the foregoing capacities.

TRANSACTIONS WITH M. WALID MANSUR

     M. Walid Mansur, a director of the Company and Doane, was paid $500,000 for services rendered in connection with the 1995 Acquisition and related financings. Mr. Mansur owns 1,750,000 shares of Common Stock, Mr. Mansur's spouse, Laura Hawkins Mansur, owns 2,015,000 shares of the Common Stock and 375,000 shares of Common Stock are held in trust for their children.

OTHER TRANSACTIONS

     In addition to the fees paid to CMIHI, DLJSC and SCI in connection with the Windy Hill Acquisition, Dartford Partners and BRS received fees of $3.0 million and $1.5 million, respectively. BRS also was paid

$500,000 at the closing of the Windy Hill Acquisition, representing a deferred transaction fee earned by BRS in connection with Windy Hill's acquisition of certain assets from Heinz in April 1996.

WARRANT EXERCISES

     At or prior to the closing of the Equity Offering, certain Selling
Stockholders will sell warrants to purchase                shares of Common
Stock to the Underwriters. The warrants purchased by the Underwriters from such Selling Stockholders will be exercised for a number of shares of Common Stock equal to the number of shares underlying the warrants reduced by the product of the number of shares underlying such warrants and a fraction, the numerator of which is $0.002 per share and the denominator of which is the initial public
offering price (or                shares assuming an initial public offering
price of $     per share). All such shares of Common Stock obtained by the
Underwriters as a result of the exercise of the warrants will be offered by the Underwriters in the Equity Offering. Unless the context otherwise requires, shares of Common Stock sold in the Equity Offering by the Underwriters as a result of the exercise of warrants purchased from the selling stockholders are treated as if the corresponding number of shares of Common Stock were sold by the selling stockholders.

     The Company believes that the terms of the transactions described above were no less favorable to the Company than could have been obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

     All of the outstanding common stock of the Company is owned by Holdings. The following table sets forth certain information regarding the beneficial ownership of Holdings' Common Stock as of August 3, 1998, and as adjusted to reflect the Equity Offering, by (i) each director, (ii) each Named Executive Officer, (iii) each person who is known by the Company to own beneficially 5% or more of the Common Stock and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person. Certain of Holdings' principal stockholders are parties to the Investors Agreement. See "Certain Transactions -- the Investors' Agreement."

                                            SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                             OWNED PRIOR TO THE    SHARES TO BE SOLD      OWNED AFTER THE
                                                  OFFERING          IN THE OFFERING          OFFERING
                                            --------------------   -----------------   ---------------------
                 NAME(1)                      NUMBER     PERCENT                         NUMBER      PERCENT
Summit(2).................................   3,600,000    15.7%                                           %
DLJMB(3)..................................   5,643,660    19.8
CMIHI(4)..................................   4,578,730    19.1
BRS.......................................   3,606,716    15.8
Dartford(5)...............................   2,935,860    12.8
Laura Hawkins Mansur(6)...................   4,140,000    18.1
Peter T. Grauer(3)........................   5,643,660    19.8
George B. Kelly(2)........................   3,600,000    15.7
Jeffrey C. Walker(4)......................   4,578,730    19.1
Ray Chung(5)..............................   2,935,860    12.8
Stephen C. Sherrill(7)....................   3,606,716    15.8
M. Walid Mansur(6)........................   4,140,000    18.1
Bob L. Robinson(8)........................   1,372,500     6.0
Douglas J. Cahill.........................     250,000     1.1
Thomas R. Heidenthal(8)...................     288,750     1.3
Earl R. Clements(8).......................     400,400     1.7
Terry W. Bechtel..........................     400,400     1.7
All parties to the Investors Agreement as
  a group.................................  28,968,800    96.1
All executive officers and directors as a
  group (15 persons)......................  27,050,652    89.8

------------------------------

(1) The address of Summit/DPC Partners, L.P. and Mr. Kelly is 8 Greenway Plaza, Suite 714, Houston, Texas 77046. The address of DLJMB and Messrs. Grauer and Rush is 277 Park Avenue, New York, New York 10172. The address of CMIHI and Mr. Walker is 380 Madison Avenue, 12th floor, New York, New York 10017. The address of Bruckmann, Rosser, Sherill & Co., L.P. is 126 East 56th Street, New York, New York 10022. The address of Windy Hill Pet Food Company L.L.C. is 456 Montgomery, Suite 2200, San Francisco, California 94109. The address of Mr. Robinson, Mr. Cahill, Mr. Heidenthal, Laura Hawkins Mansur and Mr. Mansur is 103 Powell Court, Suite 200, Brentwood, Tennessee 37027.

(2) Summit is a limited partnership of which SCI serves as the general partner. Mr. Kelly, a director of Holdings and the Company, is Chairman of the Board of Holdings and the Company and a stockholder of SCI. Mr. Kelly may be deemed to beneficially own the shares indicated because of Mr. Kelly's affiliation with Summit. Mr. Kelly disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Exchange Act.

(3) All of the shares indicated as owned by DLJMB are shares that may be acquired by DLJMB within 60 days pursuant to the exercise of warrants. Of the shares indicated, warrants to purchase 2,658,435, 1,188,700, 68,920, 1,072,050 and 655,555 shares are held by DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Funding, Inc. and DLJ First ESC L.L.C., respectively. DLJMB is a limited partnership, the general partner of which is DLJ Merchant Banking, Inc., an affiliate of DLJSC. Mr. Grauer is a director of Holdings and the Company and serves as a Managing Director of DLJ Merchant Banking, Inc. and, as such, may be deemed to beneficially own such shares. Mr. Grauer disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Exchange Act. The shares to be sold in the Equity Offering
    include      shares of Common Stock to be issued by Holdings upon the
    exercise by the Underwriters of warrants to purchase      shares of Common
    Stock previously held by DLJ. See "Certain Transactions."

(4) Represents shares held by CMIHI and related parties. Of the 4,578,730 shares indicated as owned by CMIHI, (i) 535,000 represent shares of Class A Common Stock, (ii) 2,915,000 represent shares of non-voting Class B Common Stock and (iii) 1,128,730 are shares issuable within 60 days upon exercise of warrants. CMIHI is an affiliate of The Chase Manhattan Corporation. Mr. Walker, a director of Holdings and the Company, is Managing General Partner of Chase Capital Partners, an affiliate of The Chase Manhattan Corporation, and may be deemed to beneficially own the shares indicated as owned by CMIHI. Mr. Walker disclaims beneficial ownership of 2,760,000 shares of Common Stock and warrants to purchase 902,985 shares of Common Stock within the meaning of Rule 13d-3 of the Exchange Act.

(5) Of the shares indicated as owned by Dartford, 618,165 are held in the name of Dartford, and 2,317,695 are held in the name of Windy Hill Pet Food Company, L.L.C., an entity controlled by Dartford. Mr. Chung, a director of Holdings and the Company, is a partner in Dartford and a managing member of Windy Hill Pet Food Company, L.L.C., and may be deemed to beneficially own the shares indicated as owned by Dartford. Mr. Chung disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Exchange Act.

(6) Of the shares indicated as owned by Mr. and Mrs. Mansur, 1,750,000 are held in Mr. Mansur's name, 2,015,000 are owned by Mrs. Mansur and 375,000 are held in trust for their children. The shares held by Mrs. Mansur and the Mansurs' children may be deemed to be beneficially owned by Mr. Mansur; Mr. Mansur disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Exchange Act. The shares held by Mr. Mansur and the Mansurs' children may be deemed to be beneficially owned by Mrs. Mansur; Mrs. Mansur disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Exchange Act.

(7) Includes shares held by BRS and certain other entities and individuals affiliated with BRS. Mr. Sherrill, a director of Holdings and the Company, is a principal of BRS, and may be deemed to beneficially own the shares indicated as owned by BRS. Mr. Sherrill disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 of the Exchange Act.

(8) Amounts do not include 80,000 options granted to Bob L. Robinson, 38,750 options granted to Thomas R. Heidenthal and 50,400 options granted to Earl
    R. Clements, all of which are exercisable within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). As of August 1, 1998, 1,000 shares of Common Stock were outstanding, all of which were held by Holdings, and 1,200,000 shares of Preferred Stock were outstanding. The Company is repurchasing the outstanding shares of Preferred Stock in conjunction with the Refinancing Transaction.

     The following descriptions of certain provisions of the Certificate of Incorporation of the Company (the "Charter"), and the Bylaws, are intended only as a summary and do not purport to be complete and are qualified in their entirety by reference to such documents, which are included as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share of Common Stock held of record on all matters submitted to a vote of stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors. Subject to any preferences accorded to the holders of the Doane Preferred Stock, if and when issued pursuant to authorization of the Board of Directors, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of legally available funds. The Company's New Credit Facility and the Indenture contain provisions that restrict the Company from paying dividends on the Common Stock. See "Description of New Credit Facility" and "Description of Notes." Upon liquidation, dissolution or winding up of the Company, after payments of debts, expenses and the liquidation preference plus any accrued dividends on any outstanding shares of Doane Preferred Stock, the holders of Common Stock will be entitled to share ratably in all remaining assets of the Company. The holders of Common Stock have no preemptive, subscription, redemptive or conversion rights.

                       DESCRIPTION OF NEW CREDIT FACILITY

     As part of the Refinancing Transactions, the Company will enter into the New Credit Facility with a syndicate of banks, as lenders, and The Chase Manhattan Bank ("Chase"), as administrative agent, and DLJ Capital Funding, Inc. ("DLJ Funding"), as syndication agent, and Mercantile Bank National Association, as documentation agent. CSI will serve as the arranger of the New Credit Facility. Each of Chase, CSI and DLJ Funding is an affiliate of one of the Underwriters. The New Credit Facility will consist of a $75.0 million term loan facility (the "Term Loan Facility") and a $100.0 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility will enable the Company and its subsidiaries to obtain revolving credit loans and the issue of letters of credit for the account of the Company and its subsidiaries from time to time for working capital, acquisitions and general corporate purposes. At the closing of the Refinancing Transactions, the Company expects to borrow approximately $75.0 million under the Term Loan Facility and approximately $13.2 million under the Revolving Credit Facility. In addition, the Company expects that approximately $1.2 million of letters of credit will be outstanding under the Revolving Credit Facility at the closing of the Refinancing Transactions. Loans under the New Credit Facility will bear interest at the Applicable Margin plus, at the option of the Company, either (x) the highest of (i) the administrative agent's prime rate, (ii) the certificate of deposit rate and (iii) the federal funds rate plus one-half of one percent (0.5%) or (y) the Eurodollar rate. The Company will also pay certain fees with respect to the New Credit Facility. The Term Loan Facility will have a term of six and one-half years unless terminated sooner upon an event of default (as defined in the New Credit Facility). The Term Loan Facility must be repaid in quarterly installments commencing on March 31, 1999. The principal amounts under the Term Loans shall be repaid, as follows: (i) $10.0 million in each of the calendar years 1999 and 2000, (ii) $12.5 million in each of the calendar years 2001, 2002, 2003 and 2004 and (iii) $5.0 million on March 31, 2005 (the "Final
Maturity Date"). The Revolving Credit Facility will have a term of six and one-half years, unless terminated sooner upon an event of default, and outstanding revolving credit loans will be payable on such date or such earlier date as may be accelerated following the occurrence of any event of default.

     The New Credit Facility is expected to contain various covenants that will restrict the Company from taking various actions and that will require the Company to achieve and maintain certain financial covenants. The Company contemplates that the New Credit Facility will include covenants relating to balance sheet, fixed charge coverage and leverage ratios and limitations on, among other things, capital expenditures, liens, indebtedness, guarantees, mergers, acquisitions, disposition of assets, dividends, changes in business activities and certain corporate activities.

     The New Credit Facility is also expected to contain events of default, including nonpayment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, ERISA, material judgments and certain changes in control of the Company.

     The indebtedness incurred pursuant to the New Credit Facility will be secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries.

                        DESCRIPTION OF WINDY HILL NOTES

     On May 21, 1997, Windy Hill issued $120 million in aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2007 (the "Windy Hill Notes") under an indenture (the "Windy Hill Indenture") between Windy Hill and Wilmington Trust Company as Trustee, a copy of which has been filed as an exhibit to the registration statement of which this Prospectus is a part. The following summary of certain provisions of the Windy Hill Indenture and the Windy Hill Notes does not purport to be complete, is subject to, and is qualified in its entirety by reference to, the provisions of the Windy Hill Indenture and the Windy Hill Notes. In connection with the Refinancing Transactions, Windy Hill will merge with the Company and the Company will assume all of Windy Hill's rights and obligations under the Windy Hill Indenture.

     The Windy Hill Notes are general unsecured obligations of the Company and subordinated in right of payment to all senior indebtedness and senior in right of payment to any current or future indebtedness of

Windy Hill that, by its terms, is subordinated to the Windy Hill Notes. The Windy Hill Notes are limited to $120 million aggregate principal amount and mature on May 15, 2007. The Windy Hill Notes accrue interest at the rate of 9 3/4% payable semiannually on May 15 and November 15 of each year.

     The Company may redeem the Windy Hill Notes at any time on or after May 15, 2002, in whole or in part, at the option of the Company, at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date:

YEAR                                                         PERCENTAGE
2002......................................................    104.875%
2003......................................................    103.250%
2004......................................................    101.625%
2005 and thereafter.......................................    100.000%

     In addition, prior to May 15, 2000 the Company may redeem up to $42 million of the aggregate original principal amount of the Windy Hill Notes with the proceeds of one or more Equity Offerings (as defined in the Windy Hill Indenture), at a redemption price equal to 109.75% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date; provided, however, that at least $78 million in aggregate principal amount of the Windy Hill Notes remain outstanding immediately after each such redemption. At any time prior to May 15, 2002, the Windy Hill Notes may also be redeemed in whole, but not in part, at the option of the Company upon the occurrence of a Change in Control (as defined in the Windy Hill Indenture) at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined in the Windy Hill Indenture) and the unpaid accrued interest, if any, to the date of redemption.

     Change of Control. Upon the occurrence of a change of control, holders of the Windy Hill Notes have the right to require the Company to repurchase all or any part of such holder's Windy Hill Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, such repurchase to be made in accordance with the Windy Hill Indenture.

     Limitation on Incurrence of Indebtedness. Subject to certain exceptions under the Windy Hill Indenture, the Company shall not, and shall not permit any of its subsidiaries to, incur or otherwise become liable with respect to any indebtedness, provided, however, that the Company and any of its subsidiaries may incur indebtedness if on the date thereof the Consolidated Coverage Ratio (as defined in the Windy Hill Indenture) would be greater than 2.00:1.00.

     Limitation on Restricted Payments. Subject to certain exceptions set forth in the Windy Hill Indenture, the Company shall not, and shall not permit any of its Restricted Subsidiaries (as defined in the Windy Hill Indenture), directly or indirectly, make any Restricted Payments (as defined in the Windy Hill Indenture) unless such Restricted Payment is specifically provided for in the Windy Hill Indenture.

     Other Restrictive Covenants. The Windy Hill Indenture contains other restrictive covenants that, among other things, impose limitations (subject to certain exceptions) on the Company with respect to (i) restrictions on distributions from subsidiaries, (ii) sales of assets and subsidiary capital stock, (iii) affiliate transactions and (iv) lines of business.

     Events of Default. Events of Default under the Windy Hill Indenture include: (i) a default for 30 days in the payment of interest on the Windy Hill Notes when the same becomes due and payable; (ii) a default in payment of principal on the Windy Hill Notes when the same becomes due and payable at maturity, upon optional redemption pursuant to the Windy Hill Indenture, upon declaration or otherwise; (iii) failure by the Company to comply with other agreements in the Windy Hill Indenture or the Windy Hill Notes, in certain cases subject to notice and lapse of time; (iv) certain accelerations of other indebtedness of the Company or its subsidiaries if the amount accelerated (or so unpaid) exceeds $5 million and such acceleration or failure to pay is not rescinded or cured within a 10-day period; (v) certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary (as defined in the Windy Hill Indenture); (vi) certain final, non-appealable judgments or decrees for the payment of money in excess of $5 million; and (vii) the failure of any subsidiary guarantee to be in full force and effect or the denial or disaffirmation by any Subsidiary Guarantor of its obligations under the Windy Hill Indenture or the Windy Hill Notes in certain cases. If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Windy Hill Notes may declare all the Windy Hill Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Windy Hill Notes being due and payable immediately upon the occurrence of such Events of Default.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes will be issued pursuant to an Indenture (the "Indenture") between
the Company and             , as trustee (the "Trustee"). The terms of the Notes
include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Definitions of certain capitalized terms used in the Indenture and in the following summary are set forth below under "-- Certain Definitions."

     The Notes will be general unsecured obligations of the Company, will rank subordinate in right of payment to all existing and future Senior Debt of the Company and will rank senior or pari passu in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will rank pari passu in right of payment to the $120 million aggregate principal amount of the Windy Hill Notes which, immediately prior to the issuance of the Notes, will become an obligation of the Company. The Notes will be effectively subordinated to all liabilities, if any, of any subsidiaries of the Company. As of March 31, 1998, on a pro forma basis, the Company would have had $120 million in aggregate
principal amount Senior Debt outstanding, $       million of trade payables and
other accrued liabilities and $       million of aggregate principal amount of
other senior subordinated indebtedness other than the Notes. On a pro forma
basis, the Company would have had $       million of Senior Debt available under
the New Credit Facility. See "Risk Factors -- Subordination of Notes."

     Restrictions in the Indenture on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to make Asset Sales, to enter into transactions with Affiliates and to enter into mergers, consolidations or sales of all or substantially all of its assets, may make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. The Indenture may not afford holders of Notes protection in all circumstances from the adverse aspects of a leveraged transaction, reorganization, restructuring, merger or similar transaction.

     As of the date hereof, the Company has no domestic Subsidiaries. As of the date hereof, the Company has three foreign Subsidiaries, all of which have been designated as Unrestricted Subsidiaries. Under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes will be limited in aggregate principal amount to $125 million and
will mature on                     , 2008. Interest on the Notes will accrue at
the rate of      % per annum and will be payable semi-annually in arrears on
            and                     , commencing on                     , 1999,
to Holders of record on the immediately preceding                     and
                    . Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments with respect to Global Notes and Certificated Securities the Holders of whom have given wire transfer instructions to the Company and its paying agent prior to the applicable record date for such payment will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Company may change such office or agency without prior notice to Holders of the Notes, and any of its subsidiaries may act as Paying Agent or Registrar. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

RANKING AND SUBORDINATION

     The payment of principal of, premium, if any, and interest on, the Notes and any other payment obligations of the Company in respect of the Notes (including any obligation to repurchase the Notes) will be subordinated in certain circumstances in right of payment, as set forth in the Indenture, to the prior payment in full in cash of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any payment or distribution of property or securities to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, or in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the Holders of the Notes will be entitled to receive any payment or distribution with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of the Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of the Notes may receive (i) shares of stock and any debt securities that are subordinated to at least the same extent as the Notes to (A) Senior Debt and (B) any securities issued in exchange for Senior Debt and (ii) payments or distributions made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) upon or in respect of the Notes (except from the trust described under "-- Legal Defeasance and Covenant Defeasance") if
(i) a default in the payment of the principal of, premium, if any or interest on Designated Senior Debt occurs and is continuing beyond any applicable grace period ("payment default") or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits, or with the giving of notice or passage of time or both (unless cured or waived) will permit, holders of the Designated Senior Debt as to which such default relates to accelerate its maturity ("nonpayment default") and (solely with respect to this clause (ii)) the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt or the Trustee or agent acting on behalf of the holders of such Designated Senior Debt. Payments on the Notes shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated or a default of the type described in clause (viii) under the caption "Events of Default and Remedies" has occurred and is continuing. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice. No nonpayment default in respect of Designated Senior Debt that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of no less than 90 days.

     The Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

     Except as set forth below, the Notes will not be redeemable at the
Company's option prior to                     , 2003. Thereafter, the Notes will
be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice to each Holder of Notes to be redeemed, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereof to the applicable redemption date, if redeemed during the twelve-month period beginning
on                     of the years indicated below:

                          YEAR                              PERCENTAGE
                          ----                              ----------
2003.....................................................             %
2004.....................................................             %
2005.....................................................             %
2006 and thereafter......................................      100.000%

     Notwithstanding the foregoing, at any time on or before
                    , 2001, the Company may (but will not have the obligation to on any one or more occasions) redeem up to 35% of the original aggregate
principal amount of Notes originally issued at a redemption price of      % of
the principal amount thereof, in each case plus any accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more Public Equity Offerings; provided that at least $81.3 million in aggregate principal amount of Notes remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 90 days of the date of the closing of any such Public Equity Offering.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption unless the Company defaults in the payment thereof.

MANDATORY REDEMPTION

     Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption, purchase or sinking fund payments with respect to the Notes prior to the maturity date.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     The Indenture will provide that upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of

Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent will promptly mail to each Holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     With respect to the sale of assets referred to in the definition of "Change of Control," the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person and therefore it may be unclear whether a Change of Control has occurred and whether the Notes are subject to a Change of Control Offer.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     The New Credit Facility prohibits the Company from purchasing any Notes upon a Change of Control and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the New Credit Facility.

     The New Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar provisions or may contain restrictions on the Company's ability to purchase Notes. In the event a Change of Control or an Asset Sale Offer (as defined below) occurs at a time when the Company is prohibited from purchasing the Notes by the terms of such agreements relating to other Senior Debt, the Company could seek the consent of its lenders to the purchase or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company may remain prohibited from purchasing the Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which may, in turn, constitute a default under such other arrangements. In such circumstances, the subordination provisions in the Indenture would restrict payments to the Holders of the Notes.

     Upon consummation of the Notes Offering, the Company will not have any Indebtedness that is pari passu with the Notes that contains any change of control provisions other than the Windy Hill Notes. Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their rights to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited to the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the prior written consent of the Holders of a majority in principal amount of the Notes.

  ASSET SALES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any Asset Sale, unless (x) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets and (B) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after any Asset Sale, the Company may apply the Net Proceeds from such Asset Sale to (a) permanently reduce Indebtedness under the New Credit Facility or other Senior Debt (with a permanent reduction of availability in the case of Indebtedness under the Revolving Credit Facility or other revolving credit borrowings), (b) permanently reduce long-term Indebtedness of a Restricted Subsidiary, or (c) an investment in capital expenditures or other long-term tangible assets, or in another business in each case, in the same or a similar line of business as the Company was engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company may invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from the Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company shall make an offer to all Holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any Restricted Subsidiary's Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or a Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Restricted Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or a Restricted Subsidiary of the Company); (iii) purchase, redeem or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) The Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment (the amount of any such payment, if other than cash, to be determined by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by the next succeeding paragraph with the exception of (ii) and
     (iii)), shall not exceed the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the first fiscal quarter commencing after the date of the Indenture and ending on the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue, sale or exercise since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to, or exercised by, a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus (3) the aggregate cash received by the Company as capital contributions to the Company after the date on which the Notes are originally issued plus (4) the amount of the net reduction in Investments in Unrestricted Subsidiaries resulting from (x) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any Restricted Subsidiary of the Company from Unrestricted Subsidiaries, (y) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (z) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Investments previously not to exceed in the case of Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company, or the defeasance, redemption or repurchase of subordinated Indebtedness in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than any Disqualified Stock) or out of the proceeds of a substantially concurrent cash capital contribution received by the Company, provided that any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of subordinated Indebtedness with the net proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or the Company held by any former employee pursuant to any equity subscription agreement or stock option agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5.0 million in any calendar year; (v) the payment of dividends by a Restricted Subsidiary on any class of common stock of such Restricted Subsidiary if such dividend is paid pro rata to all holders of such class of common stock; and (vi) a payment to Holdings to pay its operating and administrative expenses, including Securities and Exchange Commission compliance expenses and corporate franchise and other taxes in an amount not to
exceed the greater of $     per year or      % of the Company's revenues for the
preceding fiscal year, provided, however, that such amount will be excluded in the calculation of the amount of Restricted Payments.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such designation, all Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of (i) the net book value of such Investments at the time of such designation and (ii) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Investments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness or issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period would have been greater than 2.0 to 1 less the aggregate amount of all repayments of the principal of any Indebtedness under the New Credit Facility that permanently reduces the amount of Indebtedness (and, in the case of revolving Indebtedness, the commitments thereunder) under the New Credit Facility;

     The foregoing limitations will not apply to:

          (i) the incurrence by the Company of Indebtedness under the New Credit Facility in an aggregate principal amount outstanding at any one time not
     to exceed $          million less the aggregate amount of all repayments of
     the principal of any Indebtedness under the New Credit Facility that permanently reduces the amount of Indebtedness (and, in the case of revolving Indebtedness, the commitments thereunder) under the New Credit Facility;

          (ii) the incurrence by the Company of Indebtedness represented by the Notes;

          (iii) Indebtedness incurred by the Company or a Guarantor in respect of Capital Lease Obligations or Purchase Money Obligations in an aggregate principal amount not to exceed $10 million at any time outstanding;

          (iv) Existing Indebtedness outstanding on the date of the Indenture;

          (v) Permitted Refinancing Indebtedness;

          (vi) Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding, (b) exchange rate risk with respect to agreements or indebtedness of such Person payable or denominated in a currency other than U.S. dollars; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

          (vii) Commodity Hedging Obligations in connection with the conduct of the Company's business and not for speculative purposes and otherwise consistent with past practices;

          (viii) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; and

          (ix) other Indebtedness in an aggregate principal amount not to exceed
     $          million at any time outstanding.

  NO LAYERING

     The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes and (ii) the Guarantors, if any, will not directly or indirectly incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt and senior in any respect in right of payment to the Guarantees, if any.

  LIENS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, without effectively providing that the Notes will be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, it profits, (b) pay any Indebtedness owed to the Company or any of its subsidiaries, (c) make loans or advances to the Company or any of its Restricted Subsidiaries or (d) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) the Indenture and the Notes, (iii) the New Credit Facility and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to the provisions set forth in clauses (a), (b), (c) and (d) than those contained in the New Credit Facility, as in effect on the date of the Indenture, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated Cash Flow of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vi) customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (d) above on the property so acquired, (viii) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement (subject only to customary closing conditions and termination provisions) that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets to be sold of such Subsidiary, provided that such restrictions apply solely to the Capital Stock or assets to be sold of such Subsidiary, and such sale or disposition is permitted under the covenant entitled "Repurchase at Option of Holders -- Asset Sales," (ix) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the type described in clause (d) above on the property so acquired or (x) Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive with respect to the provisions set forth in clauses (a), (b), (c) and (d) above than those contained in the agreements governing the Indebtedness being refinanced.

  LIMITATION ON MERGER OR CONSOLIDATION

     The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock."

     Upon any consolidation, merger, lease, conveyance or transfer in accordance with such covenant, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same as if such successor had been named as the Company herein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.

  TRANSACTIONS WITH AFFILIATES

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, license, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate payments in excess of $1 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and such Affiliate Transaction is approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate payments in excess of $5 million, an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with expertise in underwriting noninvestment grade debt securities; provided, however, that (i) any employment agreement or stock option agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (ii) transactions between or among the Company and its Restricted Subsidiaries, (iii) transactions permitted by the provisions of the Indenture described above under the covenant "-- Restricted Payments," (iv) the payment of reasonable fees or indemnities to directors of the Company or its Restricted Subsidiaries, (v) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of employment arrangements, stock options and stock ownership plans of the Company entered into in the ordinary course of business and approved by the Board of Directors and (vi) Affiliate Transactions pursuant to agreements existing on the date of the Indenture and described in the Prospectus, in each case, shall not be deemed Affiliate Transactions.

  LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indenture will provide that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary.

     Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged (i) upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture or (ii) if such Restricted Subsidiary does not guarantee any other Indebtedness of the Company or have guarantees outstanding with respect to any undrawn commitments of the Company. The form of such Guarantee will be attached as an exhibit to the Indenture.

  LIMITATIONS ON OTHER SENIOR SUBORDINATED INDEBTEDNESS

     The Indenture will provide that the Company will not incur, directly or indirectly, any Indebtedness that is expressly subordinate or junior in right of payment in any respect to Senior Debt unless such Indebtedness ranks pari passu in right of payment with the Notes, or is expressly subordinated in right of payment to the Notes.

  SALE AND LEASEBACK TRANSACTIONS

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any Guarantor may enter into any sale and leaseback transaction if (i) the Company or such Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness, (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the proceeds of such transaction applied in compliance with, the covenant described above under the caption entitled "-- Repurchase at the Option of Holders -- Asset Sales."

  LINE OF BUSINESS

     The Indenture will provide that for so long as any Notes are outstanding, the Company and its Restricted Subsidiaries will engage primarily in the business of the production and distribution of pet food and related products and other businesses that are related to or complementary to the foregoing (including by reason of the Company's production and distribution systems and facilities).

  REPORTS

     The Indenture will provide that whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Holders of Notes (i) all quarterly and annual financial information that is substantially equivalent to that which would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Result of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all reports that is substantially equivalent to that which would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to investors who request it in writing.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company for 30 days after written notice from the Trustee or the holders of 25% of the outstanding Notes to comply with the provisions described under the covenants "Incurrence of Indebtedness and Issuance of Preferred Stock," "Restricted Payments," "Change of Control," "Asset Sales," and "Merger, Consolidation or Sale of Assets;" (iv) failure by the Company for 60 days after written notice from the Trustee or the holders of 25% of the outstanding Notes to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any Restricted Subsidiary that is a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, of such principal or installment of principal of, premium, if any, or interest on the outstanding Notes; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company or the Guarantors with the intent of defeating, hindering, delaying or defrauding creditors of the Company or the Guarantors;
(viii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940; and (ix) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder of Notes): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, (iii) reduce the redemption price or change the time at which at any Note may be redeemed, (iv) reduce the repurchase price for the offers to purchase described above under the caption "Repurchase at the Option of Holder" or change the time at which any Note may be repurchased thereunder, (v) reduce the rate of or change the time for payment of interest on any Note, (vi) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (vii) make any Note payable in money other than that stated in the Notes, (viii) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (ix) waive a redemption payment with respect to any Note or (x) make any chance in the foregoing amendment and waiver provisions. Notwithstanding the foregoing, any amendment or waiver relating to the subordination provisions of the Indenture and Guarantees, if any, will require the consent of the Holders of all Notes then outstanding, if such amendment would adversely affect the rights of the Holders.

     Without the consent of at least 66 2/3% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the caption "Change of Control" if such change would adversely affect the rights of any Holder of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to Holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

GOVERNING LAW

     The Indenture, the Notes and any Guarantees will be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

                         is to be the Trustee under the Indenture and has been
appointed by the Company as Registrar and Paying Agent with respect to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person (i) Indebtedness of any other Person existing at the time such other Person was acquired by such specified Person or a Restricted Subsidiary of such specified person merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person and (ii) Indebtedness encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. Notwithstanding the foregoing, in no event will the Underwriters or any of their Affiliates be deemed an Affiliate of the Company.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition (collectively, "dispositions") of any assets (including by way of a sale and leaseback transaction) other than dispositions of inventory in the ordinary course of business, (ii) the issuance by any Restricted Subsidiary of Equity Interests of such Restricted Subsidiary and (iii) the disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of any Restricted Subsidiary of the Company, in the case of either clause (i), (ii) or (iii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.5 million or (b) for net proceeds in excess of $1.5 million. Notwithstanding the foregoing, the following will not be deemed to be Asset Sales: (i) a disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or another Restricted Subsidiary; (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (iii) a disposition consisting of a Restricted Payment permitted by the covenant described above under the caption "-- Restricted Payments"; (iv) a disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of any Unrestricted Subsidiary of the Company and (v) the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole permitted by the covenant described above under the caption
"-- Limitation on Merger or Consolidation."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be so required to be capitalized on the balance sheet in accordance with GAAP.

     "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank, depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Investment, having capital and surplus in excess of $500 million, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's

Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) money market mutual or similar funds having assets in excess of $500 million.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings (so long as the Company is a Subsidiary of Holdings) or the Company to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange
Act), (ii) the adoption of a plan relating to the liquidation or dissolution of Holdings (so long as the Company is a Subsidiary of Holdings) or the Company,
(iii) the Company or Holdings consolidates with or merges with or into, another "person" (as defined above) or "group" (as defined above) in a transaction or series of related transactions in which the Voting Stock of the Company or Holdings is converted into or exchanged for cash, securities or other property, other than any transaction where (A) the outstanding Voting Stock of the Company or Holdings is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and (B) either
(1) the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of the outstanding Voting Stock of the Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the total outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction or
(2) if, immediately prior to such transaction the Company is a direct or indirect Subsidiary of any other Person (each such other Person, the "Holding Company"), the "beneficial owners" (as defined above) of the outstanding Voting Stock of such Holding Company immediately prior to such transaction own beneficially, directly or indirectly through one or more Subsidiaries, not less than a majority of the outstanding Voting Stock of the surviving or transferee corporation immediately after such transaction, (iv) any Person or group (as defined above) becomes the "beneficial owner" (as defined in Rules 13d-2 and 13d-5 under the Exchange Act), directly or indirectly, of more than 40% of the total voting power of the Voting Stock of Holdings (so long as the Company is a Subsidiary of Holdings) or the Company, including by way of merger, consolidation or otherwise, and (v) the first day on which a majority of the members of the Board of Directors of Holdings (so long as the Company is a Subsidiary of Holdings) or the Company are not Continuing Directors. For purposes of the foregoing, Holdings shall be deemed to be the Company's parent so long as it owns more than 50% of the voting power of the Voting Stock of the Company.

     "Commodity Hedging Obligations" means with respect to any Person, the obligations of such Person under agreements or arrangements (limited in amount to underlying exposure, and not for speculative purposes) designed to protect such Person against fluctuations in the price of commodities actually used to produce products in the ordinary course of business of the Company and its Subsidiaries.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an asset sale, to the extent that such losses were deducted in computing Consolidated Net Income, plus (b) provision for taxes based on income or profits of such Person for such period, to the extent such provision for taxes was deducted in computing Consolidated Net Income, plus (c) Consolidated Interest Expense of such Person for such period, to the extent such amount was deducted in computing Consolidated Net Income, plus (d) depreciation and amortization (including amortization of goodwill and other intangibles and amortization of deferred compensation in respect of non-cash compensation but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person for such period, to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (e) the interest component of Capital Lease Obligations, plus (f) all other non-cash items to the extent such items were deducted from net sales in determining Consolidated Net Income, in each case, for such period without duplication on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the aggregate consolidated interest, whether expensed or capitalized, paid, accrued or scheduled to be paid or accrued, of such Person and its Restricted Subsidiaries for such period (including (i) amortization of original issue discount and deferred financing costs (other than deferred financing costs incurred in connection with the Windy Hill Acquisition) and noncash interest payments and accruals, (ii) the interest portion of all deferred payment obligations. calculated in accordance with the effective interest method and (iii) the interest component of any payments associated with Capital Lease Obligations and net payments (if any) pursuant to Hedging Obligations, in each case, to the extent attributable to such period, but excluding (x) commissions, discounts and other fees and charges incurred with respect to letters of credit and bankers' acceptances financing and (y) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person) determined in accordance with GAAP. Consolidated Interest Expense of the Company shall not include any prepayment premiums or amortization of original issue discount or deferred financing costs, to the extent such amounts are incurred as a result of the prepayment on the date of this Indenture of any Indebtedness of the Company with the proceeds of the Notes.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Person that is a Restricted Subsidiary (other than a Wholly Owned Restricted Subsidiary) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Restricted Subsidiary thereof,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) charges relating to the extinguishment of debt and expenses related to the Refinancing Transactions.

     "Consolidated Net Worth" means, for any Person, as of any date of determination, the consolidated stockholders' equity (excluding Disqualified Stock) of such Person and its Restricted Subsidiaries as determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the affirmative vote of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) the New Credit Facility and (ii) any Senior Debt permitted under the Indenture which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

     "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at
the option of the Holder thereof, in whole or in part, on or prior to        ,
2008.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or if the Company issues or redeems any preferred stock, in each case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being, calculated but prior to the date of the event for which the calculation of the Fixed Charge

Coverage Ratio is made (the "Transaction Date"), then the Fixed Charge Coverage Ratio shall be calculated giving, pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period. For purposes of making the computation referred to above, acquisitions (including all mergers and consolidations), dispositions and discontinuance of operations that have been made by the Company or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to the Transaction Date shall be calculated on a pro forma basis assuming that all such acquisitions, dispositions and discontinuance of operations had occurred on the first day of the four-quarter reference period; provided, however, that Fixed Charges shall be reduced by amounts: attributable to operations that are so disposed of or discontinued only to the extent that the obligations giving rise to such Fixed Charges would no longer be obligations contributing to the Company's Fixed Charges subsequent to the Transaction Date. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (a) Consolidated Interest Expense, (b) commissions, discounts and other fees and charges incurred with respect to letters, of credit and bankers' acceptances financing, (c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or secured by a Lien on assets of such Person, (d) the interest component of Capital Lease Obligations, and (e) the product of (i) all cash dividend payments on any series of preferred stock of such Person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, determined, in each case, on a consolidated basis and in accordance with GAAP.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business) direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means any Restricted Subsidiary of the Company that executes a Guarantee in accordance with the provisions of the Indenture, and its respective successors and assigns.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates in each case that are required under any bank agreements to which the Company is or hereafter becomes a party.

     "Holdings" means Doane Pet Care Enterprises, Inc., a Delaware corporation and the parent of the Company.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee of any Indebtedness of such Person or any other Person.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the covenant described above under "Certain Covenants Restricted Payments," (i) "Investment" in a Subsidiary shall include the portion (proportionate to the Company's Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's Equity Interest in such Subsidiary) of the fair market value (as determined in good faith by the Board of Directors) of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date the Notes are originally issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions), or (ii) the disposition of any securities or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, and (b) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

     "New Credit Facility" means, collectively, (i) that certain Credit Agreement, as in effect on the date of the Indenture, by and among the Company,
the lenders that may be from time to time parties thereto and        , as agent,
as the foregoing may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto, including increases in the principal amount thereof; and (ii) any successors to or replacements of (as designated by the Board of Directors of the Company in its sole judgment, and evidenced by a resolution) such Credit Agreement, as such successors or replacements may from time to time be amended, renewed, supplemented, modified or replaced, including increases in the principal amount thereof.

     "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (a) any Investments in the Company or in a Restricted Subsidiary of the Company; (b) any Investments in Cash Equivalents;
(c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) Investments in any Person engaged primarily in businesses permitted to be engaged in by the Company or any of its Restricted Subsidiaries pursuant to the "Line of Business" covenant in an aggregate amount not to exceed $10 million at any time outstanding; (e) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed $15 million at any time outstanding; (f) receivables owing to the Company or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business; and (g) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any of its Subsidiaries or in satisfaction of judgments.

     "Permitted Liens" means (a) Liens securing Indebtedness of a Subsidiary or Liens securing Senior Debt that is outstanding on the date of the issuance of the Notes and Liens securing Senior Debt that is permitted by the terms of the Indenture to be incurred; (b) Liens in favor of the Company; (c) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were not incurred in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (d) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the date of the Indenture; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (h) Liens imposed by law, such as mechanics', carriers', warehousemen's, materialmen's, and vendors' Liens, incurred in good faith in the ordinary course of business with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings if a reserve or other appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor; (i) zoning restrictions, easements, licenses, covenants, reservations, restrictions on the use of real property or minor irregularities of title incident thereto that do not, in the aggregate, materially detract from the value of the property or the assets of the Company or impair the use of such property in the operation of the Company's business; (j) judgment Liens to the extent that such judgments do not cause or constitute a Default or an Event of Default; (k) Liens to secure Indebtedness incurred for the purpose of financing of all or a part of the purchase price of property or assets acquired or constructed in the ordinary course of business on or after the date of the Indenture, provided that (i) such property or assets are used in the same or similar line of business as the Company was engaged in on the date of the Indenture, (ii) at the time of incurrence of any such Lien, the aggregate principal amount of the obligations secured by such Lien shall not exceed the lesser of the cost or fair market value of the assets or property (or portions thereof) so acquired or constructed, (iii) each such Lien shall encumber only the assets or property (or portions thereof) so acquired or constructed and shall attach to such property within 120 days of the purchase or construction thereof and (iv) any Indebtedness secured by such Lien shall have been permitted to be incurred under the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant; (l) ground leases in respect of the real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (m) Liens arising from UCC financing statements regarding property leased by the Company or any of its Subsidiaries, provided that such Liens are granted solely in connection with such leases and not in connection with the borrowing of money or the obtaining of advances or credit; (n) Liens incurred and pledges made in the ordinary course of business in connection with workers' compensation, unemployment insurance and social security benefits; (o) Liens securing Purchase Money Obligations, the proceeds of which are used solely to finance the acquisition or lease by the Company or any of its Subsidiaries of furniture, fixtures or equipment used in the ordinary course of business, provided that such Purchase Money Obligations are (i) non-recourse to the Company and its Subsidiaries and (ii) permitted to be incurred under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock' above; (p) Liens securing Indebtedness incurred to refinance Indebtedness that has been secured by a Lien permitted under the Indebtedness, provided that
(i) any such Lien shall not extend to or cover any assets or property not securing the Indebtedness so refinanced and (ii) the Refinancing Indebtedness secured by such Lien shall not have a principal amount in excess of the Indebtedness so refinanced.

     "Permitted Refinancing Indebtedness" means the incurrence by the Company or any Guarantor of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, defease or refund the Indebtedness in whole or in part (the "Refinancing Indebtedness"); provided, however, that (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of prepayment premium and reasonable expenses incurred in connection therewith); (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with or subordinated in right of payment to the Notes, the Refinancing Indebtedness shall be pari passu with or subordinated, as the case may be, in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Public Equity Offering" means a bona fide underwritten sale to the public of Common Stock of the Company or of Holdings (to the extent the net proceeds thereof are contributed to the Company as common equity) pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Company or Holdings, as the case may be) that is declared effective by the Securities and Exchange Commission.

     "Purchase Money Obligations" of any Person means any obligations of such Person or any of its Subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such Person or any of its Subsidiaries within 180 days of such incurrence or assumption.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "Revolving Credit Facility" means the revolving credit portion of the New Credit Facility or any replacement revolving credit facility entered into by the Company and one or more financial institutions.

     "Senior Debt" means, with respect to the Company or any Guarantor, any Indebtedness incurred by the Company or such Guarantor, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or, in the case of a Guarantor, the Guarantee of the Notes by such Guarantor; provided that Senior Debt will not include (a) any liability for federal, state, local or other taxes owed or owing, (b) any Indebtedness owing to any Subsidiaries of the Company,
(c) any trade payables or (d) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution set forth in an Officers' Certificate and delivered to the Trustees (i) that, (A) at the time of designation, has total assets not exceeding $1,000 or (B) if such Subsidiary has total assets exceeding $1,000, then such designation would be permitted by the covenant entitled "Restricted Payments", (ii) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (A) is guaranteed by the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company, (B) is recourse to or obligates the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company in any way or (C) subjects any property or asset of the Company or any other Subsidiary (other than another Unrestricted Subsidiary) of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, (iii) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such other Subsidiary than those that might be obtained at the time from persons who are not Affiliates of the Company and (iv) with which neither the Company nor any other Subsidiary of the Company (other than another Unrestricted Subsidiary) has any obligation (A) to subscribe for additional shares of Capital Stock or other Equity Interests therein or (B) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Subject to the preceding sentence, the Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that such designation shall be deemed to be the making of an Investment by the Company in such Subsidiary and such designation shall only be permitted if, in addition to the requirements of the preceding sentence, (i) such Investment is permitted under the covenant entitled "Restricted Payments" and (ii) no Default or Event of Default would be in existence following such designation The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any entity means all classes of capital stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

     "Windy Hill Acquisition" means the acquisition by Holdings of Windy Hill pursuant to the Agreement and Plan of Merger dated June 10, 1998 among Holdings, the Company, DPC/WH MergerCo, Inc., Windy Hill, Windy Hill Pet Food Company, Inc. and certain stockholders of Windy Hill.

     "Windy Hill Notes" means $120 million in original principal amount of the Company's 9 3/4% Senior Subordinated Notes due 2007 issued on May 21, 1997.

                                  UNDERWRITING

     Subject to the terms and subject to the conditions of an Underwriting
Agreement, dated                     , 1998 (the "Underwriting Agreement"), the
Underwriters named below (the "Underwriters") have severally agreed to purchase from the Company the respective principal amount of Notes set forth opposite their names below:

                                                               PRINCIPAL
                                                                AMOUNT
                        UNDERWRITERS                           OF NOTES
Donaldson, Lufkin & Jenrette Securities Corporation.........       --
Chase Securities Inc........................................       --
                                                                  ---
          Total.............................................
                                                                  ===

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the Notes offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the Notes offered hereby if any are purchased.

     The Underwriters initially propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at
such price less a concession not in excess of   % of the principal amount of the
Notes. The Underwriters may allow, and such dealers may re-allow to certain
other dealers, a concession not in excess of   % of the principal amount of the
Notes. After the initial offering of the Notes, the public offering price and other selling terms may be changed by the Underwriters at any time without notice.

     The Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange or the Nasdaq National Market. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes; however, they are not obligated to do so, and they may discontinue any such market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Notes.

     Other than in the United States, no action has been taken by the Company or the Underwriters that would permit a public offering of the Notes offered hereby in any jurisdiction where action for that purpose is required. The Notes offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such Notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable laws, rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Notes offered hereby in any jurisdiction in which such offer or solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase Notes in the open market to cover such syndicate short position or to stabilize the price of the Notes. These activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Each of DLJ and Chase have performed financial advisory services for the Company in the past and received compensation in connection therewith. In addition, DLJMB, an affiliate of DLJ, is a selling stockholder in the Equity Offering. Peter Grauer, a principal at DLJMB, is a member of the Company's board of directors. For a more complete description of these relationships and services, see "Risk Factors -- Interest of Underwriters," "Certain Transactions" and "Principal Stockholders."

     Under Rule 2720 of the Conduct Rules ("Rule 2720") of the National Association of Securities Dealers, Inc. ("NASD"), DLJSC may be deemed to be an "affiliate" of the Company and to have a "conflict of interest" with the Company by virtue of the fact that affiliates of DLJSC may be deemed to beneficially own greater than 10% of the voting stock of Holdings, the parent of the Company. Under Rule 2720, when a member of the NASD, such as DLJSC, proposes to underwrite or otherwise assist in the distribution of an affiliate's debt securities in a public offering, the yield which such securities are to be distributed to the public must not be lower than that recommended by a "qualified independent underwriter," who must participate in the preparation of the registration statement and the prospectus and who must exercise the usual standards of due diligence with respect thereto. In accordance with such
requirements,           (the "QIU") has agreed to act as the qualified
independent underwriter in connection with the Offering, has participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part and has exercised the usual standards of due diligence with respect thereto. The yield of the Notes when sold will be no lower than that recommended by the QIU. The QIU will receive an aggregate fee of
$          and will be reimbursed for certain other expenses, all of which will be paid by the Company in connection with the Offering and the Notes Offering. In addition, the Company has agreed to indemnify the QIU against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the QIU may be required to make in respect thereof.

                                 LEGAL MATTERS

     The validity of the issuance of the Notes offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the sale of the Notes offered hereby will be passed upon for the Underwriters by Andrews & Kurth L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Windy Hill Pet Food Holdings, Inc. as of December 27, 1997 and December 28, 1996 and for the period from inception (March 1, 1995) through December 30, 1995 and for the year ended December 28, 1996 and December 27, 1997 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of Pet Food Division (a division of Hubbard Milling Company) as of April 30, 1997 and 1996 and for each of the years in the three-year period ended April 30, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Exchange Act and, in accordance therewith files reports and other information statements with the Commission. The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the offer and sale of the Notes pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Such materials also may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. For further information pertaining to the Notes offered by this Prospectus and the Company, reference is made to the Registration Statement.

     The Company intends to furnish holders of the Notes with annual reports containing audited financial statements certified by independent auditors and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
DOANE PET CARE COMPANY
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997 and March 31, 1998 (unaudited)....................   F-3
  Consolidated Statements of Income for the years ended
     December 31, 1995, 1996 and 1997 and for the three
     months ended March 31, 1997 and 1998 (unaudited).......   F-4
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997 and for the three
     months ended March 31, 1997 and 1998 (unaudited).......   F-5
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1995, 1996 and 1997 and for
     the three months ended March 31, 1998 (unaudited)......   F-6
  Notes to Consolidated Financial Statements................   F-7
WINDY HILL PET FOOD HOLDINGS, INC.
  Independent Auditors' Report..............................  F-19
  Consolidated Balance Sheets as of December 28, 1996,
     December 27, 1997 and March 28, 1998 (unaudited).......  F-20
  Consolidated Statements of Operations for the ten months
     ended December 30, 1995, for the years ended December
     28, 1996 and December 27, 1997, and for the three
     months ended March 29, 1997 and March 28, 1998
     (unaudited)............................................  F-21
  Consolidated Statements of Stockholders' Equity for the
     ten months ended December 30, 1995, for the years ended
     December 28, 1996 and December 27, 1997, and for the
     three months ended March 29, 1997 and March 28, 1998
     (unaudited)............................................  F-22
  Consolidated Statements of Cash Flows for the ten months
     ended December 30, 1995, for the years ended December
     28, 1996 and December 27, 1997, and for the three
     months ended March 29, 1997 and March 28, 1998
     (unaudited)............................................  F-23
  Notes to Consolidated Financial Statements................  F-24
HUBBARD MILLING COMPANY
  Independent Auditors' Report..............................  F-41
  Balance Sheets as of April 30, 1995, 1996 and 1997........  F-42
  Statements of Earnings for the years ended April 30, 1995,
     1996 and 1997..........................................  F-43
  Statements of Cash Flows for the years ended April 30,
     1995, 1996 and 1997....................................  F-44
  Notes to Financial Statements.............................  F-45

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Doane Products Company:

     We have audited the accompanying consolidated balance sheets of Doane Products Company -- Successor as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows of Doane Products Company -- Successor for the years ended December 31, 1997 and 1996 and for the three month period ended December 31, 1995, and the consolidated statements of income, stockholders' equity and cash flows of Doane Products Company -- Predecessor for the nine months ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Doane Products Company Successor at December 31, 1997 and 1996, and the results of operations and cash flows of Doane Products Company -- Successor for the years ended December 31, 1997 and 1996 and for the three month period ended December 31, 1995 and of Doane Products Company -- Predecessor for the nine month period ended September 30, 1995 in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

Houston, Texas
February 13, 1998

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                          SUCCESSOR
                                                              ---------------------------------
                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $     --   $     --    $     --
  Trade accounts receivable, net of allowances..............    68,279     66,369      59,703
  Inventories...............................................    30,737     32,426      33,048
  Prepaid expenses and other assets.........................     7,368      3,550       4,863
                                                              --------   --------    --------
          Total Current Assets..............................   106,384    102,345      97,614
Property, plant, and equipment, net.........................    93,083     99,994     101,337
Goodwill, net of amortization...............................   126,068    122,882     122,068
Other assets, net...........................................    12,758     12,963      12,709
                                                              --------   --------    --------
          Total Assets......................................  $338,293   $338,184    $333,728
                                                              ========   ========    ========

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current installments of long-term debt....................  $ 10,417   $ 11,667    $ 11,667
  Accounts payable..........................................    51,303     42,422      32,886
  Accrued liabilities.......................................    18,541     22,611      15,859
                                                              --------   --------    --------
          Total current liabilities.........................    80,261     76,700      60,412
Long-term debt, excluding current installments..............   196,186    188,743     195,286
Post-retirement benefit liability...........................     4,030      4,081       4,065
Deferred income tax liability...............................       409      4,169       5,945
                                                              --------   --------    --------
          Total liabilities.................................   280,886    273,693     265,708
Senior exchangeable preferred stock, 3,000 shares
  authorized, 1,200 shares issued...........................    24,160     30,545      32,277
Stockholder's equity:
  Common stock, par value $.01, Authorized and issued 1000
     shares.................................................        --         --          --
  Additional paid-in capital................................    40,825     41,675      41,925
  Accumulated deficit.......................................    (7,578)    (7,729)     (6,182)
                                                              --------   --------    --------
          Total stockholders' equity........................    33,247     33,946      35,743
                                                              --------   --------    --------
          Total liabilities and stockholders' equity........  $338,293   $338,184    $333,728
                                                              ========   ========    ========

          See accompanying notes to consolidated financial statements.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997
     AND THE THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)

                                      PREDECESSOR                               SUCCESSOR
                                     -------------   ----------------------------------------------------------------
                                                                                                      THREE MONTH
                                      NINE MONTH     THREE MONTH                                     PERIOD ENDED
                                     PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED         MARCH 31,
                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------------
                                         1995            1995           1996           1997         1997       1998
                                     -------------   ------------   ------------   ------------   --------   --------
                                                                                                      (UNAUDITED)
Net sales..........................    $303,633        $114,958       $513,217       $564,741     $141,741   $144,497
Cost of goods sold.................     247,394          97,184        446,776        482,896      122,725    119,967
                                       --------        --------       --------       --------     --------   --------
Gross profit.......................      56,239          17,774         66,441         81,845       19,016     24,530
Operating expenses:
  Promotion and distribution.......      17,675           6,484         26,480         31,876        7,881      8,434
  Selling, general and
    administrative.................       8,558           3,677         15,050         17,985        3,966      5,650
  Unusual item.....................       9,440              --             --             --           --         --
                                       --------        --------       --------       --------     --------   --------
        Income from operations.....      20,566           7,613         24,911         31,984        7,169     10,446
Interest expense, net..............       3,611           5,806         22,471         22,463        5,672      5,422
Non-recurring finance charge.......          --              --          4,815             --           --         --
Equity in earnings of joint
  venture..........................          --              --             --           (186)          --        (27)
Other expense, net.................          (8)             29             (2)            84          (62)        (4)
                                       --------        --------       --------       --------     --------   --------
        Income before taxes........      16,963           1,778         (2,373)         9,623        1,559      5,055
Income tax expense (benefit).......         217             754           (855)         3,389          564      1,776
                                       --------        --------       --------       --------     --------   --------
        Net income (loss)..........    $ 16,746        $  1,024       $ (1,518)      $  6,234     $    995   $  3,279
                                       ========        ========       ========       ========     ========   ========
Net income (loss) applicable to
  common stock.....................          --        $   (314)      $ (7,264)      $   (151)    $   (547)  $  1,547
Basic net income (loss) per common
  share............................          --        $   (314)      $ (7,264)      $   (151)    $   (547)  $  1,547
Pro forma earnings data
  (unaudited)......................
Net income as reported.............    $ 16,746
Pro forma adjustment for federal
  and state income tax expense.....       5,861
                                       --------
Pro forma net income...............    $ 10,885
                                       ========
Pro forma basic net income per
  common share.....................    $    189
                                       ========        ========       ========       ========     ========   ========
Weighted average shares
  outstanding......................      57,500           1,000          1,000          1,000        1,000      1,000
                                       ========        ========       ========       ========     ========   ========

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
             FOR THE YEARS ENDING DECEMBER 31, 1995, 1996 AND 1997
           AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

                                                 PREDECESSOR                               SUCCESSOR
                                                -------------   ---------------------------------------------------------------
                                                                                                                THREE MONTH
                                                 NINE MONTH     THREE MONTH                                     PERIOD ENDED
                                                PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED        MARCH 31,
                                                SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   ------------------
                                                    1995            1995           1996           1997         1997      1998
                                                -------------   ------------   ------------   ------------   --------   -------
Cash flows from operating activities:
  Net income (loss)...........................    $ 16,746       $   1,024      $  (1,518)      $  6,234     $    995   $ 3,279
  Items not requiring (providing) cash:
    Depreciation and amortization.............       3,694           2,359         15,972         12,141        2,882     3,215
    Accrued deferred compensation.............         (93)             23            282             51           35       (16)
    Loss on sale of property and equipment....          10              --             26            115           37         3
    Deferred income tax expense (benefit).....          --           1,102           (855)         3,389          583     1,776
    Equity in foreign joint venture...........          --              --             --           (186)         (90)      (27)
    Changes in:
      Accounts receivable.....................       1,800          (7,620)       (21,176)         1,910        6,986     6,666
      Inventories.............................      (2,424)         (2,954)        (3,141)        (1,689)       2,975      (622)
      Prepaid expenses and other..............        (498)           (571)        (5,479)         3,818        4,744    (1,313)
      Accounts payable........................     (11,526)          4,084         32,155         (8,881)     (19,126)   (9,536)
      Accrued expenses........................       5,245           7,034          2,317          4,070       (7,469)   (6,752)
      Other...................................          --          (1,770)            --             --          611        36
                                                  --------       ---------      ---------       --------     --------   -------
         Net cash provided by operating
           activities.........................      12,954           2,711         18,583         20,972       (6,837)    3,363
                                                  --------       ---------      ---------       --------     --------   -------
Cash flows from investing activities:
  Proceeds from sale of property and
    equipment.................................         571              --             26             39            1        --
  Capital expenditures, including interest
    capitalized...............................      (4,224)         (1,297)        (7,901)       (14,437)      (5,712)   (3,355)
  Acquisition related payments................          --        (207,961)        (1,087)            --           --        --
  Increase in cash value of life insurance....         (24)            (88)          (112)          (324)          (9)       (7)
  Investment in foreign joint venture.........          --              --         (1,979)            --           --        --
  Other.......................................          --              --           (436)          (439)        (232)      (68)
                                                  --------       ---------      ---------       --------     --------   -------
         Net cash used in investing
           activities.........................      (3,677)       (209,346)       (11,489)       (15,161)      (5,952)    3,430
                                                  --------       ---------      ---------       --------     --------   -------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt....      (7,225)        204,348        163,136          5,698        1,668        --
  Increase in debt issuance costs.............          --              --         (5,909)          (468)          --        --
  Retirement of prior indebtedness............          --         (46,013)            --             --           --        --
  Net borrowings under short-term credit
    agreements................................         595          (6,800)            --             --           --        --
  Net borrowings under revolving credit
    agreement.................................          --              --          1,475         (1,475)      13,725     9,465
  Principal payments on long-term debt........        (786)         (4,400)      (167,746)       (10,416)      (2,604)   (2,922)
  Dividends paid..............................     (13,152)             --             --             --           --        --
  Issuance of preferred stock.................          --          17,075             --             --           --        --
  Capital contribution........................          --          40,425            400            850           --       250
                                                  --------       ---------      ---------       --------     --------   -------
         Net cash provided by (used in)
           financing activities...............     (20,568)        204,635         (8,644)        (5,811)      12,789     6,793
                                                  --------       ---------      ---------       --------     --------   -------
         Decrease in cash and cash
           equivalents........................     (11,291)         (2,000)        (1,550)            --           --        --
Cash and cash equivalents, beginning of
  period......................................      14,841           3,550          1,550             --           --        --
                                                  --------       ---------      ---------       --------     --------   -------
Cash and cash equivalents, end of period......    $  3,550       $   1,550      $      --       $     --     $     --   $    --
                                                  ========       =========      =========       ========     ========   =======

                See accompanying notes to financial statements.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)
             FOR THE YEARS ENDING DECEMBER 31, 1997, 1996 AND 1995
               AND THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                                 PREDECESSOR
                                    ---------------------------------------------------------------------
                                      COMMON STOCK                 TREASURY STOCK
                                    ----------------   PAID-IN   ------------------   RETAINED
                                    SHARES    AMOUNT   CAPITAL   SHARES     AMOUNT    EARNINGS    TOTAL
                                    -------   ------   -------   -------   --------   --------   --------
Balances, December 31, 1994.......  100,000..  $50     $    --   (42,500)  $(34,000)  $ 65,709   $ 31,759
  Net income......................       --     --          --        --         --     16,746     16,746
  Dividends declared..............       --     --          --        --         --    (13,152)   (13,152)
                                    -------    ---     -------   -------   --------   --------   --------
Balances, September 30, 1995......  100,000    $50     $    --   (42,500)  $(34,000)  $ 69,303   $ 35,353
                                    =======    ===     =======   =======   ========   ========   ========

                                                                  SUCCESSOR
                                    ---------------------------------------------------------------------
Beginning balances, October 1,
  1995............................       --    $--     $    --        --   $     --   $     --   $     --
  Capital contribution............    1,000     --      40,425        --         --         --     40,425
  Net income......................       --     --          --        --         --      1,024      1,024
  Preferred stock dividends.......       --     --          --        --         --     (1,069)    (1,069)
  Accretion of preferred stock....       --     --          --        --         --       (269)      (269)
                                    -------    ---     -------   -------   --------   --------   --------
Balances, December 31, 1995.......    1,000     --      40,425        --         --       (314)    40,111
  Capital contribution............       --     --         400        --         --         --        400
  Net loss........................       --     --          --        --         --     (1,518)    (1,518)
  Preferred stock dividends.......       --     --          --        --         --     (4,670)    (4,670)
  Accretion of preferred stock....       --     --          --        --         --     (1,076)    (1,076)
                                    -------    ---     -------   -------   --------   --------   --------
Balances, December 31, 1996.......    1,000     --      40,825        --         --     (7,578)    33,247
  Capital contribution............       --     --         850        --         --         --        850
  Net income......................       --     --          --        --         --      6,234      6,234
  Preferred stock dividends.......       --     --          --        --         --     (5,308)    (5,308)
  Accretion of preferred stock....       --     --          --        --         --     (1,077)    (1,077)
                                    -------    ---     -------   -------   --------   --------   --------
Balances, December 31, 1997.......    1,000     --      41,675        --         --     (7,729)    33,946
  Capital contribution
     (unaudited)..................       --     --         250        --         --         --        250
  Net income (unaudited)..........       --     --          --        --         --      3,279      3,279
  Preferred stock dividends
     (unaudited)..................       --     --          --        --         --     (1,463)    (1,463)
  Accretion of preferred stock
     (unaudited)..................       --     --          --        --         --       (269)      (269)
                                    -------    ---     -------   -------   --------   --------   --------
Balances, March 31, 1998
  (unaudited).....................    1,000    $--     $41,925        --   $     --   $ (6,182)  $ 35,743
                                    =======    ===     =======   =======   ========   ========   ========

          See accompanying notes to consolidated financial statements.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                        DECEMBER 31, 1997, 1996 AND 1995

(1) ACQUISITION

     On October 5, 1995 Doane Products Company (Doane) was acquired (the Acquisition) through the merger (the Merger) of DPC Subsidiary Acquisition Corp. with and into Doane with Doane being the surviving entity (Successor). DPC Subsidiary Acquisition Corp. was a newly organized Delaware corporation formed for the sole purpose of effecting the Acquisition. Doane is a wholly-owned subsidiary of DPC Acquisition Corp. (DPCAC). The purchase price was $249.1 million, including existing indebtedness. The acquisition was financed with a senior credit facility which provides term loan borrowings of $90 million and revolving loan borrowings of up to $25 million, $120 million of senior subordinated increasing rate notes, and $30 million of 14.25% Senior Exchangeable Preferred Stock. The cost of the acquisition has been allocated on the basis of the estimated fair value of the assets acquired and liabilities assumed. The allocation resulted in goodwill of approximately $129 million. The goodwill is being amortized over 40 years on a straight-line basis.

     For financial statement purposes, the Acquisition and Merger was accounted for as a purchase acquisition effective October 1, 1995. The effects of the acquisition have been reflected in the Company's assets and liabilities at that date. As a result, the Company's financial statements for the periods subsequent to September 30, 1995 are presented on the Successor's new basis of accounting, while financial statements for September 30, 1995 and prior periods are presented on the Predecessor's historical cost basis of accounting.

     In connection with the Acquisition and Merger, the Company recorded certain merger related expenses of $9,440 consisting primarily of bonus payments to certain members of management, which have been charged to operations as of September 30, 1995.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Business

     The Company manufactures dry pet foods and operates a machine shop and a structural steel fabrication plant. The Company extends unsecured credit in the form of current accounts receivable, principally to large distributors and retailers throughout the United States, with credit extended to one customer approximating 70%, 65% and 66% of accounts receivable at December 31, 1996 and 1997, and March 31, 1998 (unaudited), respectively.

  Principles of Consolidation

     In November 1996, the Company formed a UK holding company, DPC International, Ltd., a wholly-owned subsidiary of Doane Products Company, to account for its 50% investment in a foreign joint venture. The Company is accounting for its investment under the equity method of accounting. The accompanying consolidated financial statements for December 31, 1996 and 1997, and March 31, 1998 (unaudited), include the accounts of Doane and its wholly-owned subsidiary. All inter-company transactions and balances have been eliminated.

  Basis of Presentation

     Certain reclassifications have been made to the fiscal 1996 consolidated financial statements to conform with the fiscal 1997 presentation.

  Cash and Cash Equivalents

     The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of repurchase agreements and certificates of deposit.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

  Inventories

     All inventories are valued at the lower of cost or market. Cost is determined using the FIFO method.

  Property and Equipment

     Property and equipment are depreciated over the estimated useful life of each asset ranging from three to forty years. Annual depreciation is computed using the straight-line method.

     In fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long Lived Assets to be Disposed Of (SFAS 121). Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. When such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The adoption of SFAS 121 did not have a material impact on the Company's consolidated financial statements.

  Income Taxes

     Effective October 1, 1995, concurrent with the Acquisition and the Company's change from an S Corporation for federal income tax purposes to a C Corporation, the Successor Company began applying the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (FAS
109). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities. These deferred taxes are measured by applying current tax laws. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

  Goodwill

     Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in the Acquisition and is being amortized by the straight-line method over 40 years. The Company's policy is to periodically evaluate such cost to determine whether there has been any impairment in value. Accumulated amortization was $4,046, $7,300 and $8,113 at December 31, 1996 and 1997, and March 31, 1998 (unaudited), respectively.

  Recognition of Revenue

     Revenue is recognized at the time the product is shipped.

  Commodity Hedges

     The Company manages price risk created by market fluctuations by hedging portions of its primary commodity products purchases, principally through exchange traded futures and options contracts which are designated as hedges. The terms of such contracts are generally less than one year. Settlement of positions are either through financial settlement with the exchanges or via exchange for the physical commodity in which case the Company delivers the contract against the acquisition of the physical commodity.

     The Company's policy does not permit speculative commodity trading. Futures and options contracts are accounted for as hedges, and gains and losses are recognized in the period realized as part of the cost of products sold and in the cash flows. The deferred net futures and options position is reported on the balance sheet as a current asset for net loss positions and as a deferred credit for net gain positions. In addition to futures and options, the Company also contracts for future physical procurement, in which case unrealized

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY
gains and losses are deferred to the applicable accounting period. Typically, maturities vary and do not exceed twelve months.

     Deferred losses on these outstanding contracts were $5,398, $917 and $1,400 at December 31, 1996 and 1997, and March 31, 1998 (unaudited), respectively.

  Use of Estimates in Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Pro Forma Financial Data

     Pro forma net income per common share and pro forma income taxes are set forth herein because the Predecessor Company previously operated as a subchapter S Corporation.

     Pro forma net income per share of common stock is calculated based on net income reduced by pro forma income taxes, divided by the weighted average number of shares of common stock outstanding.

     Pro forma income taxes reflect federal income taxes that would have been incurred had the Predecessor Company been subject to such taxes. Such amounts have been deducted from net income in the accompanying statements of income, pursuant to the rules and regulations of the Securities and Exchange Commission.

  Financial Instruments

     Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The Company believes that the carrying amounts of its current assets, current liabilities and long-term debt approximate the fair value of such items.

  Net Income (Loss) Per Common Share

     In fiscal 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128). In accordance with SFAS 128, basic net income (loss) per common share is computed based upon the weighted average number of common shares outstanding during each period. The Company does not have any potentially dilutive securities at December 31, 1995, 1996, and 1997. Net income (loss) is decreased (increased) by unpaid cumulative preferred stock dividends and the accretion of the preferred stock in calculating net income (loss) attributable to the common shareholder.

(3) INVENTORIES

     Inventories consisted of the following:

                                                          DECEMBER 31,
                                                        -----------------    MARCH 31,
                                                         1996      1997        1998
                                                        -------   -------   -----------
                                                                            (UNAUDITED)
Raw materials.........................................  $ 7,268   $ 8,449     $ 7,888
Packaging materials...................................   10,609    10,735      11,225
Finished goods........................................   12,860    13,242      13,935
                                                        -------   -------     -------
                                                        $30,737   $32,426     $33,048
                                                        =======   =======     =======

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

(4) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                         DECEMBER 31,
                                                      -------------------    MARCH 31,
                                                        1996       1997        1998
                                                      --------   --------   -----------
                                                                            (UNAUDITED)
Land................................................  $  3,987   $  4,037    $  4,037
Buildings and improvements..........................    25,395     29,439      29,463
Machinery and equipment.............................    65,377     76,442      77,301
Furniture and fixtures..............................     1,932      2,536       2,636
Automotive equipment................................     1,000      1,016       1,078
Construction in progress............................     3,504      1,972       4,277
                                                      --------   --------    --------
                                                       101,195    115,442     118,792
Less accumulated depreciation.......................     8,112     15,448      17,455
                                                      --------   --------    --------
                                                      $ 93,083   $ 99,994    $101,337
                                                      ========   ========    ========

(5) ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                          DECEMBER 31,
                                                        -----------------    MARCH 31,
                                                         1996      1997        1998
                                                        -------   -------   -----------
                                                                            (UNAUDITED)
Salaries and commissions..............................  $ 3,223   $ 4,714     $ 4,105
Accrued interest......................................    6,379     6,223       1,780
Rebates and other promotions..........................    7,510     9,064       7,452
Other.................................................    1,429     2,610       2,522
                                                        -------   -------     -------
                                                        $18,541   $22,611     $15,859
                                                        =======   =======     =======

(6) LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                        DECEMBER 31,
                                                    --------------------     MARCH 31,
                                                      1996        1997         1998
                                                    --------    --------    -----------
                                                                            (UNAUDITED)
Senior Credit Facility............................  $ 46,603    $ 34,712     $ 41,255
Senior Notes......................................   160,000     160,000      160,000
Industrial Development Revenue Bonds (net of
  reserve funds)..................................        --       5,698        5,698
                                                    --------    --------     --------
                                                     206,603     200,410      206,953
Less current maturities...........................    10,417      11,667       11,667
                                                    --------    --------     --------
                                                    $196,186    $188,743     $195,286
                                                    ========    ========     ========

  Senior Credit Facility

     In connection with the Acquisition, the Company entered into a senior credit facility effective October 5, 1995 (the Senior Credit Facility) with several lending institutions. The Senior Credit Facility, as amended, provides for an aggregate principal amount of loans of up to $85,000 consisting of $60,000 in aggregate principal amount of term loans (the Term Loan Facility) and a $25,000 revolving credit facility (the Revolving Credit Facility).

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

     The Term Loan Facility matures on September 30, 2000 and is due in quarterly installments in increasing amounts, ranging from $2,100 to $3,700, commencing September 30, 1996. The Senior Credit Facility provides for mandatory prepayments of the Term Loan Facility based on certain performance targets as well as proceeds of asset sales which are subject to certain permitted exceptions. The Revolving Credit Facility matures on September 30, 2000. Prior to the amendment of the Senior Credit Facility as discussed below, the Company was required to reduce borrowings under the Revolving Credit to $10,000 or less for 30 consecutive days during the fiscal years ended September 30, 1996 and 1997, and to $7,500 or less for 30 consecutive days during each fiscal year ended September 30 thereafter.

     Indebtedness under the Senior Credit Facility bears interest at a rate based, at the Company's option, upon (i) the Base Rate plus 1.50% with respect to Base Rate Loans and (ii) the LIBOR Rate for one, two, three or six months plus 2.75% with respect to LIBOR Rate Loans; provided, however, the interest rates are subject to reductions in the event the Company meets certain performance targets. The Revolving Credit Facility bore interest at 9.5% and 9.3% for the years ended December 31, 1996 and 1997, respectively. The Term Loan Facility bore interest at a weighted average rate of 8.47% for the period from October 5, 1995 to December 31, 1995, and 7.95% and 8.44% for the years ended December 31, 1996 and 1997, respectively.

     The Company is required to pay a commitment fee based on the committed undrawn amount of the Revolving Credit Facility during the preceding quarter equal to .375% per annum, payable in arrears on a quarterly basis during 1996 and equal to .5% per annum, payable in arrears on a quarterly basis, thereafter; provided, such fee may be reduced after 1996 to as low as .25% based on certain performance targets.

     The Senior Credit Facility is secured by substantially all of the assets of the Company and a pledge of all of the Company's common stock held by DPCAC.

     The Senior Credit Facility requires the Company to meet certain financial tests, including minimum cash flow, minimum cash flow coverage ratio and maximum leverage ratios. The Senior Credit Facility also contains covenants which, among other things, will limit the incurrence of additional indebtedness, the nature of the business of the Company and its subsidiaries, investments, leases of assets, ownership of subsidiaries, dividends, transaction with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

     The Company had approximately $24,225 available under the revolving credit agreement at December 31, 1997 which expires in 1999.

     Effective April 13, 1998, the Company amended its senior credit facility pursuant to the Second Amended and Restated Revolving Credit and Term Loan Agreement (the "Amended Senior Credit Facility"). Under the Amended Senior Credit Facility funding was increased under the "Term Loan Facility" from the outstanding balance of $31,795 to $41,794 and a new $7,000 purchase money facility was created, which may be drawn upon at a later time. The "Revolving Credit Facility" remains at $25,000. The term of the Amended Senior Credit Facility has been extended from September 30, 2000 to September 30, 2001. Concurrent with the extension of the term of the facility, the amortization of the Term Loan Facility has been extended and quarterly principal payments reduced, initially from $2,917 to $2,500.

     The Company has the option to draw funds at either a Base Rate of LIBOR Rate plus an Applicable Margin, which margin is determined from a pricing grid predicated upon the ratio of Consolidated Total Debt to Consolidated EBITDA. In general the LIBOR margins have decreased by .375% and the Base Rate margins have decreased by .5%.

     The predecessor agreement required the Company to cause the aggregate principal amount of all Revolving Credit and Swing Loans to be less than $7,500 for a minimum period of 30 consecutive days each fiscal year, which provision, together with the Excess Cash Flow Recapture provision, has been eliminated. Additionally, certain financial covenants have been amended consistent with the extended term of the facility.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

  Bridge Notes

     The bridge notes (the Bridge Notes) matured on October 5, 1996 and bore interest at a floating rate equal to the sum of (i) the prime rate, (ii) 5.00%, and (iii) an additional percentage amount, equal to 1.00% effective from March 30, 1996 and increasing by .50% effective from and including each quarterly anniversary of such date until the Bridge Notes are paid in full; provided that the interest rate shall not exceed 20% per annum. On March 4, 1996, the Bridge Notes were repaid with the proceeds from the issuance of the Senior Notes. The Bridge Notes bore interest at a rate of 13.50% per annum at December 31, 1995 and for the period January 1, 1996 to March 4, 1996. In connection with this debt refinancing, the Company incurred a $4,815 non-recurring finance charge to write-off debt issuance costs associated with the Bridge Notes.

  Senior Notes

     The Senior Notes (the Senior Notes) bear interest at the rate of 10.625% per annum, payable semiannually on March 1 and September 1 of each year, commencing on September 1, 1996. The Senior Notes are redeemable, at the Company's option, in whole or in part, from time to time, on or after March 1, 2001, initially at 105.313% of their principal amount and thereafter at prices declining to 100% at March 1, 2004 until maturity, in each case together with accrued and unpaid interest to the redemption date. In addition, at any time on or prior to March 1, 1999, the Company may redeem up to 35% of the aggregate principal amount of the Notes originally issued with the net cash proceeds of one or more public equity offerings, at 109.625% of their principal amount, together with accrued and unpaid interest, if any, to the redemption date; provided that at least $104,000 in principal amount of the Senior Notes remain outstanding immediately after any such redemption.

     The Senior Notes are general senior unsecured obligations of the Company, ranking senior to all subordinated indebtedness of the Company and ranking pari passu in right of payment to all other senior indebtedness of the Company. Lenders under the Senior Credit Facility have claims with respect to the assets constituting collateral for such indebtedness that are effectively senior and right of payment to the claims of holders of the Senior Notes. The Senior Notes were issued pursuant to the Note Indenture which contains covenants restricting or limiting the ability of the Company and its subsidiaries to pay dividends or make other restricted payments, incur additional indebtedness and issue preferred stock, create liens, incur dividends and other payment restrictions affecting subsidiaries, enter into mergers or consolidations, make asset sales, enter into transactions with affiliates, and engage in other lines of business. Under certain circumstances, the Company is required to offer to purchase all outstanding Senior Notes at a purchase price in cash equal to 100% of their principal amount, plus accrued and unpaid interest to the date of repurchase, with the proceeds of certain asset sales. Upon a Change of Control (as defined in the Note Indenture) each holder of Senior Notes will have the right to require the Company to repurchase all or any part of such holder's Senior Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase.

  Industrial Revenue Bonds, Ottawa County, Oklahoma

     On March 12, 1997 the Company issued $6,000 of industrial development revenue bonds (the "Bonds") through the Ottawa County Finance Authority in Miami, Oklahoma. The Bonds bear interest at the rate of 7.25% payable on each December 1 and June 1, commencing December 1, 1997. The Bonds are subject to mandatory redemption prior to maturity, in part, at a redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date, in varying principal amounts on June 1 of each year from 2007 through 2017.

     The Bonds are general secured obligations of the Company, ranking senior to all subordinated indebtedness of the Company and on a parity in right of payment with all other senior indebtedness of the Company. The Bonds are additionally secured by a Mortgage and Security Agreement.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

     Aggregate annual maturities of long-term debt at December 31, 1997 were:

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
1998........................................................    $11,667
1999........................................................     11,667
2000........................................................     11,378
Thereafter..................................................    165,698

(7) SENIOR EXCHANGEABLE PREFERRED STOCK

     The Company has authorized 3,000 shares of Senior Exchangeable Preferred Stock of which the Company issued 1,200 shares in connection with the financing of the Acquisition.

     The Senior Exchangeable Preferred Stock has an initial liquidation preference of $25.00 per share (aggregate initial liquidation preference is $30,000). The Senior Exchangeable Preferred Stock was recorded at the net proceeds of $17,075 after deducting $12,925 paid to DPCAC for warrants of DPCAC which were issued in conjunction with the Senior Exchangeable Preferred Stock. The excess of the liquidation preference over the carrying value is being accreted quarterly over a twelve year period ended September 30, 2007 by a direct reduction to retained earnings.

     Dividends on the Senior Exchangeable Preferred Stock are payable quarterly at the rate of 14.25% per annum per share. Dividends on the Senior Exchangeable Preferred Stock accrete to the liquidation value of the Senior Exchangeable Preferred Stock and, at the option of the holders of a majority of the shares of Senior Exchangeable Preferred Stock, may be paid through the issuance of additional shares of Senior Exchangeable Preferred Stock on each dividend payment date through September 30, 2000. The Company does not expect to pay dividends on the Senior Exchangeable Preferred Stock in cash for any period prior to September 30, 2000. Cumulative dividends on Senior Exchangeable Preferred Stock that have not been paid at December 31, 1996 and 1997, and March 31, 1998 (unaudited), are $5,739, $11,047 and $12,510, respectively and are included in the carrying amount of the Senior Exchangeable Preferred Stock. As of December 31, 1997, and March 31, 1998 (unaudited), the cumulative accretion to redemption value and cumulative dividends on the Senior Exchangeable Preferred Stock are $2,422 and $2,691, respectively and $11,047 and $12,510, respectively.

     Prior to September 30, 1998, the Company may, at its option, redeem up to one-third of the then outstanding Senior Exchangeable Preferred Stock with the net proceeds of an initial public offering of its common stock at a redemption price of 114% of the then liquidation value of the Senior Exchangeable Preferred Stock, plus accrued and unpaid dividends. On and after September 30, 2000, the Company may, at its option, redeem the Senior Exchangeable Preferred Stock in whole or in part at redemption prices per share set forth below, together with accrued and unpaid dividends:

    YEAR                                                                 PERCENT OF
  BEGINNING                                                              LIQUIDATION
SEPTEMBER 30,                                                               VALUE
-------------                                                            -----------
   2000...............................................................     107.125%
   2001...............................................................       105.700
   2002...............................................................       104.275
   2003...............................................................       102.850
   2004...............................................................       101.425
   2005...............................................................       100.000
   2006...............................................................       100.000

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

     The Company will be required to redeem all outstanding shares of Senior Exchangeable Preferred Stock on September 30, 2007 at 100% of the then liquidation value, together with accrued and unpaid dividends.

     The Senior Exchangeable Preferred Stock will be exchangeable, in whole or in part, at the option of the Company on any dividend payment date for 14.25% Junior Subordinated Exchange Debentures.

     In the event of a change of control, as defined, the holders of Senior Exchangeable Preferred Stock have the right to require the Company to redeem such Senior Exchangeable Preferred Stock, in whole or in part, at a price equal to 101% of the then liquidation value together with any unpaid dividends.

     The terms of the Senior Exchangeable Preferred Stock prohibit (i) the payment of dividends on securities ranking on a parity with or junior to the Senior Exchangeable Preferred Stock and (ii) redemption, repurchase or acquisition of any Junior Securities with certain exceptions, in each case, unless full cumulative dividends have been paid on the Senior Exchangeable Preferred Stock.

     Holders of the Senior Exchangeable Preferred Stock have limited voting rights customary for preferred stock, and the right to elect two additional directors upon certain events such as the Company failing to declare and pay dividends on any six consecutive dividend payment dates.

(8) MAJOR CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for approximately 65% of the Predecessor Company's total revenue. For the three months ended December 31, 1995, the years ended December 31, 1996 and 1997, and the unaudited three months ended March 31, 1998, the same customer accounted for approximately 65%, 63%, 61% and 60%, respectively, of the Successor Company's total revenue. The Company does not have a long-term contract with this customer.

(9) INCOME TAXES

     The Predecessor had elected under both Federal and certain state income tax laws to be taxed as an S Corporation. Under this election, the Company's taxable income was taxed to the stockholders on their individual income tax returns. The provision for income taxes reflects the accrual of corporation income taxes due in states which do not recognize the S Corporation status.

     Effective October 1, 1995, concurrent with the Acquisition, the Company changed from an S Corporation for Federal income tax purposes to a C Corporation and began applying the provisions of FAS 109.

     The Company elected to step up the tax basis in the assets acquired. Goodwill recorded in the acquisition is deductible for tax purposes over 15 years.

     The components of income tax expense (benefit) are:

                                                   THREE MONTH
                                                  PERIOD ENDED     YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                                      1995            1996           1997
                                                  -------------   ------------   ------------
Current:
  Federal.......................................     $ (318)         $  --          $   --
  State.........................................        (30)            --              --
Deferred:
  Federal.......................................      1,102           (855)          3,084
  State.........................................         --             --             305
                                                     ------          -----          ------
          Total income tax provision
            (benefit)...........................     $  754          $(855)         $3,389
                                                     ======          =====          ======

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

     The difference between the statutory rate and the effective tax rate is a result of nondeductible meals and entertainment expenses and other miscellaneous expenses.

     The tax effects of temporary differences that give rise to the significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are presented below:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                              -------   --------
CURRENT DEFERRED
Deferred tax assets:
  Accounts receivable.......................................  $    19   $     40
  Inventory.................................................      286        291
  Accruals and provisions...................................      576        921
                                                              -------   --------
          Current deferred tax asset........................  $   881   $  1,252
                                                              =======   ========
NONCURRENT DEFERRED
Deferred tax assets -- net operating loss carryforwards.....    8,656     10,093
                                                              -------   --------
                                                                8,656     10,093
Deferred tax liabilities:
Tax over book amortization..................................   (4,088)    (5,751)
Difference between book and tax basis of property and
  equipment.................................................   (4,977)    (8,511)
                                                              -------   --------
                                                               (9,065)   (13,896)
Net noncurrent deferred tax liability.......................     (409)    (4,169)
                                                              -------   --------
          Total net deferred tax asset (liability)..........  $   472   $ (2,917)
                                                              =======   ========

     There is no valuation allowance as of fiscal year ended December 31, 1997. It is the opinion of management that future operations will more likely than not generate taxable income to realize deferred tax assets.

     At December 31, 1997, the Company has net operating loss carryforwards for federal income tax purposes of approximately $27,000 which are available to offset future taxable income, if any, through 2011.

(10) EMPLOYEE BENEFIT PLANS

     The Company has a defined benefit, noncontributory pension plan covering substantially all non-bargaining employees. Benefits under the plan are based on the employee's compensation during the five most highly compensated consecutive years during the ten years preceding normal retirement date. The Company's funding policy for the plan is to make the minimum annual contribution required by applicable regulations.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

     Net periodic pension cost for the Company's defined benefit pension plans consisted of the following components for the years ended:

                                             PREDECESSOR                     SUCCESSOR
                                     ----------------------------   ---------------------------
                                      NINE MONTH     THREE MONTH
                                     PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                     SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                         1995            1995           1996           1997
                                     -------------   ------------   ------------   ------------
Service cost (benefits) earned.....     $   714         $ 237          $1,059        $ 1,276
Interest cost on projected benefit
  obligation.......................         515           197             781            903
Actual return on plan assets.......      (1,509)         (377)           (906)        (1,914)
Net amortization and deferral......         997           180              71            983
                                        -------         -----          ------        -------
Net periodic pension cost..........     $   717         $ 237          $1,005        $ 1,248
                                        =======         =====          ======        =======

     Assumptions used by the Company in the determination of pension plan information consisted of the following as of:

                                                                  DECEMBER 31,
                                                              --------------------
                                                              1995    1996    1997
                                                              ----    ----    ----
Discount rate...............................................  7.0%    7.0%    7.0%
Rate of increase in compensation levels.....................  5.5%    5.5%    5.5%
Expected long-term rate of return on plan assets............  7.5%    7.5%    7.5%

     The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheets as of:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                              --------    --------
Actuarial present value of benefit obligations:
  Vested benefits...........................................  $ (7,940)   $ (8,936)
                                                              ========    ========
  Accumulated benefits......................................  $ (8,172)   $ (9,192)
                                                              ========    ========
  Projected benefits........................................  $(13,060)   $(14,818)
  Plan assets at fair value.................................    12,428      14,557
                                                              --------    --------
          Projected benefit obligation in excess of plan
            assets..........................................      (632)       (261)
Items not yet recognized in earnings:
  Unrecognized net loss (gain)..............................       (45)     (1,144)
  Unrecognized net asset at December 31, 1986, being
     recognized over 14.49 to 17.95 years...................       333         313
                                                              --------    --------
          Pension liability recognized in the balance
            sheet...........................................  $   (344)   $ (1,092)
                                                              ========    ========

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

     The Company sponsors a defined contribution postretirement plan which provides medical coverage for eligible retirees and their dependents (as defined in the plan). On October 1, 1995, the Company adopted SFAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. The following sets forth the plans' funded status reconciled with the amount shown in the Company's consolidated balance sheets and consolidated statements of income on an accrual basis rather than a pay-as-you-go (cash) basis as follows:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1996      1997
                                                              ------    ------
Accumulated postretirement benefit obligation:
Retirees and dependents.....................................  $  825    $  824
Fully eligible active plan participants.....................     356       382
Other active plan participants..............................     316       363
                                                              ------    ------
Accrued postretirement benefit cost.........................  $1,497    $1,569
                                                              ======    ======

                                                  THREE MONTH
                                                  PERIOD ENDED    YEAR ENDED     YEAR ENDED
                                                  DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                      1995           1996           1997
                                                  ------------   ------------   ------------
Net periodic postretirement benefit cost
  included the following components:
  Service cost -- benefits attributed to service
     during the period..........................      $ 17           $ 17           $ 18
  Interest cost on accumulated postretirement
     benefit obligation.........................       100            104            102
                                                      ----           ----           ----
          Net periodic postretirement benefit
            cost................................      $117           $121           $120
                                                      ====           ====           ====

     For measurement purposes, per capita claims costs for participants over age 65 were assumed to increase at a 7.07% and 6.50% annual rate for 1996 and 1997, respectively; the rate was assumed to decrease gradually to 4.0% for 2001 and remain at that level thereafter. The medical cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed medical cost trend rates by 1 percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $214 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended 1997 by $18.

     The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for December 31, 1996 and 1997.

(11) DEFERRED COMPENSATION AGREEMENTS AND SALARY CONTINUATION PLAN

     The Company has deferred compensation agreements with two individuals which provide, upon retirement, annual payments to be paid over ten consecutive years. The liability is approximately $1,190, $1,150, and $1,134 at December 31, 1996 and 1997 and March 31, 1998 (unaudited), respectively.

     The Company also has a salary continuation plan in which there were twenty-three and twenty-two participants at December 31, 1996 and 1997, respectively. Participants in the plan, who reach age fifty-five and have ten years of service with the Company, become vested as to benefits which are payable in ten equal annual installments after retirement. The Company has recorded an expected future liability equal to the present value of future payments under this plan. The liability is approximately $1,343, $1,362, and $1,341 at December 31, 1996 and 1997 and March 31, 1998 (unaudited), respectively.

                     DOANE PRODUCTS COMPANY AND SUBSIDIARY

(12) ADDITIONAL CASH FLOW INFORMATION

     The following is additional cash flow information for the nine month period ended September 30, 1995, for the three month period ended December 31, 1995, and for the years ended December 31, 1996 and 1997.

                                            PREDECESSOR                             SUCCESSOR
                                    ----------------------------   -------------------------------------------
                                                                                                  THREE MONTH
                                     NINE MONTH     THREE MONTH                                  PERIOD ENDED
                                    PERIOD ENDED    PERIOD ENDED    YEAR ENDED     YEAR ENDED      MARCH 31,
                                    SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   -------------
                                        1995            1995           1996           1997       1997    1998
                                    -------------   ------------   ------------   ------------   ----   ------
Additional cash payment
  information:
Interest paid (net of amounts
  capitalized)....................     $5,114           $192         $21,028        $21,924      $--    $9,572
Income taxes paid (refunded)......        302            (51)            351             --       --        --

(13) COMMITMENTS AND CONTINGENCIES

     The Company is party, in the ordinary course of business, to certain claims and litigation. In management's opinion, the resolution of such matters is not expected to have a material impact on the financial condition or results of operations of the Company.

(14) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      FIRST      SECOND     THIRD      FOURTH
                       1997                          QUARTER    QUARTER    QUARTER    QUARTER
                       ----                          --------   --------   --------   --------
Net sales..........................................  $141,741   $137,215   $132,445   $153,340
Gross margins......................................    19,016     18,885     20,623     23,321
Net income.........................................       995        481      1,905      2,853

                                                      FIRST      SECOND     THIRD      FOURTH
                       1996                          QUARTER    QUARTER    QUARTER    QUARTER
                       ----                          --------   --------   --------   --------
Net sales..........................................  $122,000   $116,132   $127,256   $147,829
Gross margins......................................    18,247     15,416     14,508     18,270
Net income (loss)..................................    (1,650)      (236)      (609)       977

(15) SUBSEQUENT EVENTS

     Ipes Iberica, S.A. Acquisition

     On April 17, 1998 the Company purchased 100% of the outstanding stock of Ipes Iberica, S.A. ("Ipes") for $28.3 million. Ipes is a private label pet food manufacturer located in Spain with 1997 net sales of $21.1 million. The transaction was financed through a $20.9 million non recourse facility provided by the HSBC Investment Bank, Plc. in Spain, and $7.4 million from the Company's Senior Credit Facility.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Windy Hill Pet Food Holdings, Inc.:

     We have audited the accompanying consolidated balance sheets of Windy Hill Pet Food Holdings, Inc. as of December 28, 1996 and December 27, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten month period ended December 30, 1995, and for the years ended December 28, 1996 and December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Windy Hill Pet Food Holdings, Inc. as of December 28, 1996 and December 27, 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                /s/ KPMG PEAT MARWICK LLP

San Francisco, California
March 13, 1998

                       WINDY HILL PET FOOD HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     ASSETS

                                                              DECEMBER 28,   DECEMBER 27,    MARCH 28,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................    $   570        $    731      $  1,702
  Accounts receivable (net of $48, $372 and $386 allowance,
     respectively)..........................................      8,224          19,252        17,843
  Accounts receivable -- other..............................         19           1,694         1,700
  Inventories (Note 4)......................................      5,141          13,312        15,484
  Prepaid expenses..........................................        811             990         2,360
  Current deferred tax asset (Note 11)......................         30           2,335         1,324
                                                                -------        --------      --------
          Total current assets..............................     14,795          38,314        40,413
Property, plant and equipment, net (Note 5).................     22,484          60,774        72,097
Investments in joint ventures (Note 6)......................         --           3,527         2,462
Goodwill and other intangible assets, net (Note 7)..........     51,515          98,465        97,846
Other assets, net (Note 8)..................................      3,431          13,612        14,132
                                                                -------        --------      --------
          Total assets......................................    $92,225        $214,692      $226,950
                                                                =======        ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (Note 9)................    $ 5,800        $  1,312      $  1,500
  Senior secured revolving debt facility (Note 9)...........      2,000           2,000            --
  Accounts payable..........................................      9,816          20,178        15,091
  Accrued liabilities.......................................      2,699           8,154        11,164
                                                                -------        --------      --------
          Total current liabilities.........................     20,315          31,644        27,755
Accrued interest -- non-current (Note 9)....................        962           2,595         3,020
Deferred tax liability (Note 11)............................      1,867          12,390        13,059
Senior secured term debt (Note 9)...........................     35,750          13,688        25,812
Senior subordinated notes (Note 9)..........................      7,551         120,000       120,000
PIK A promissory notes (Note 9).............................      3,750           3,750         3,750
PIK A-1 promissory note (Note 9)............................         --             417           417
Convertible subordinated promissory note (Note 9)...........     10,500          10,500        10,500
Other liabilities...........................................        325           3,257         5,684
                                                                -------        --------      --------
          Total liabilities.................................     81,020         198,241       209,997
                                                                -------        --------      --------
Stockholders' equity:
  Preferred stock, $1.00 par value; 45,000 shares
     authorized, 4,167 shares issued and outstanding,
     liquidation preference of $4,163 (Note 16).............      3,750           4,167         4,167
  Class A common stock, $0.01 par value; 5,000 shares
     authorized, 2,540 shares issued and outstanding (Note
     16)....................................................         --              --            --
  Class B common stock, $0.01 par value; 2,000 shares
     authorized, 569 shares issued and outstanding (Note
     16)....................................................         --              --            --
  Additional paid-in capital (Note 16)......................      7,681          16,624        16,624
  Accumulated deficit.......................................       (226)         (4,340)       (3,838)
                                                                -------        --------      --------
          Total stockholders' equity........................     11,205          16,451        16,953
                                                                -------        --------      --------
Commitments and contingent liabilities (Notes 9, 12 and 17)
          Total liabilities and stockholders' equity........    $92,225        $214,692      $226,950
                                                                =======        ========      ========

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                            THREE MONTH
                                           TEN MONTH             YEARS ENDED               PERIODS ENDED
                                          PERIOD ENDED   ---------------------------   ---------------------
                                          DECEMBER 30    DECEMBER 28,   DECEMBER 27,   MARCH 29,   MARCH 28,
                                              1995           1996           1997         1997        1998
                                          ------------   ------------   ------------   ---------   ---------
                                                                                            (UNAUDITED)

Net sales...............................    $34,481        $82,993        $164,288      $25,937     $61,769
Cost of good sold                            22,107         54,379         113,288       16,061      44,737
                                            -------        -------        --------      -------     -------
          Gross profit..................     12,374         28,614          51,000        9,876      17,032
                                            -------        -------        --------      -------     -------
Operating expenses:
     Promotion and distribution.........      8,483         17,165          28,980        5,960       8,018
     Selling, general and
       administrative...................      1,978          4,934          10,886        1,750       3,993
     Non-recurring transition costs
       (Note 10)........................         --             --           1,571           --         160
                                            -------        -------        --------      -------     -------
          Total operating expenses......     10,461         22,099          41,437        7,710      12,171
                                            -------        -------        --------      -------     -------
          Operating income..............      1,913          6,515           9,563        2,166       4,861
Interest expense, net...................      1,192          4,981          12,241        1,666       4,123
Equity in earnings of joint ventures....         --             --            (377)          --        (266)
Other expenses, net.....................         --             40              93           13          29
                                            -------        -------        --------      -------     -------
          Income (loss) before income
            taxes and extraordinary
            item........................        721          1,494          (2,394)         487         975
Income tax expense (benefit)............         --            824            (574)         195         473
                                            -------        -------        --------      -------     -------
          Income (loss) before
            extraordinary item..........        721            670          (1,820)         292         502
Extraordinary loss on early
  extinguishment of debt, net of tax of
  $0 in 1996 and $1,529 in 1997 (Note
  9)....................................         --            604           2,294           --          --
                                            -------        -------        --------      -------     -------
          Net income (loss).............    $   721        $    66        $ (4,114)     $   292     $   502
                                            =======        =======        ========      =======     =======

                See accompanying notes to financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                               CLASS A           CLASS B          PREFERRED                  RETAINED
                                            COMMON STOCK      COMMON STOCK          STOCK                    EARNINGS
                                MEMBERS'   ---------------   ---------------   ---------------   PAID-IN   (ACCUMULATED
                                CAPITAL    SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   CAPITAL     DEFICIT)      TOTAL
                                --------   ------   ------   ------   ------   ------   ------   -------   ------------   -------
Members' capital contribution,
  net of syndication costs of
  $109........................   $5,891       --    $  --      --     $  --       --    $  --    $    --     $    --      $ 5,891
Net Income....................       --       --       --      --        --       --       --         --         721          721
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 30,
  1995........................    5,891       --       --      --        --       --       --         --         721        6,612
Contribution of Windy Hill Pet
  Food Company, LLC members'
  capital to Windy Hill Pet
  Food Holdings, Inc. (Note
  1)..........................   (5,891)     500       --      --        --    3,750    3,750      2,141          --           --
Deferred tax liability
  recognized..................       --       --       --      --        --       --       --         --      (1,013)      (1,013)
Capital contribution from
  Windy Hill Pet Food
  Holdings, Inc., net of
  syndication cost of $210....       --      500       --     301        --       --       --      4,540          --        4,540
Warrants issued (Note 16).....       --       --       --      --        --       --       --      1,000          --        1,000
Net income....................       --       --       --      --        --       --       --         --          66           66
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 28,
  1996........................       --    1,000       --     301        --    3,750    3,750      7,681        (226)      11,205
Contribution, net of
  syndication cost of $224....       --    1,429       --     240        --       --       --      9,776          --        9,776
Warrants exercised (Note
  16).........................       --      111       --      28        --      417      417       (833)         --         (416)
Net loss......................       --       --       --      --        --       --       --         --      (4,114)      (4,114)
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at December 27,
  1997........................       --    2,540       --     569        --    4,167    4,167     16,624      (4,340)      16,451
Net loss (unaudited)..........       --       --       --      --        --       --       --         --         502          502
                                 ------    -----    -----     ---     -----    -----    ------   -------     -------      -------
Balance at March 28, 1998
  (unaudited).................   $   --    2,540    $  --     569     $  --    4,167    $4,167   $16,624     $(3,838)     $16,953
                                 ======    =====    =====     ===     =====    =====    ======   =======     =======      =======

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                            THREE MONTH
                                           TEN MONTH             YEARS ENDED               PERIODS ENDED
                                          PERIOD ENDED   ---------------------------   ---------------------
                                          DECEMBER 30,   DECEMBER 28,   DECEMBER 27,   MARCH 29,   MARCH 28,
                                              1995           1996           1997         1997        1998
                                          ------------   ------------   ------------   ---------   ---------
                                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss).....................    $     21       $     66      $  (4,114)     $   292    $    502
  Adjustments to reconcile net income
     (loss) to cash provided by
     operating activities:
     Depreciation and amortization......         787          2,719          6,882          953       2,337
     Interest expense -- non-current....          --            962          1,633          375         425
     Deferred income taxes..............          --            824          2,582          195         643
     Early extinguishment of debt, net
       of tax...........................          --            604          2,294           --          --
     Gain on sale of fixed assets.......          --             --              4           --          --
     Equity in earnings of joint
       ventures.........................          --             --           (377)          --        (266)
     Operating advances from joint
       ventures.........................          --             --          1,015           --         358
     Change in assets and liabilities,
       net of effects of businesses
       acquired:
       (Increase) decrease in accounts
          receivable....................        (960)        (3,941)        (4,650)       1,272       2,140
       (Increase) decrease in
          inventories...................         352           (454)        (1,726)          81       1,390
       Increase in prepaid expenses.....         (34)          (412)           (50)          (3)       (263)
       Increase (decrease) in accounts
          payable.......................         847          6,250            313         (238)     (5,654)
       Increase (decrease) in accrued
          liabilities...................          --          1,063          4,436       (1,421)      2,780
                                            --------       --------      ---------      -------    --------
          Net cash provided by operating
            activities..................       1,713          7,681          8,242        1,506       4,392
                                            --------       --------      ---------      -------    --------
Cash flows from investing activities:
  Additions to property, plant and
     equipment..........................      (1,120)        (1,091)        (4,175)        (287)     (1,362)
  Change to other non-current assets and
     liabilities........................        (321)          (357)        (1,087)        (234)      1,625
  Proceeds from sale of assets..........          --             --         51,704           --          --
  Payment for acquisition of businesses,
     net of cash acquired...............     (22,165)       (56,768)      (135,350)          --     (13,972)
                                            --------       --------      ---------      -------    --------
          Net cash used in investing
            activities..................     (23,606)       (58,216)       (88,908)        (521)    (13,709)
                                            --------       --------      ---------      -------    --------
Cash flows from financing activities:
  Proceeds from senior secured term and
     revolving debt.....................      17,000         48,000         71,500        2,000      12,500
  Proceeds from senior subordinated
     notes..............................          --          8,500        120,000           --          --
  Proceeds from PIK A promissory
     notes..............................          --          3,750             --           --          --
  Proceeds from convertible subordinated
     promissory note....................          --         10,500             --           --          --
  Repayment of borrowings...............          --        (21,450)      (109,952)      (3,450)     (2,188)
  Capital contributions.................       6,000          4,750         10,000           --          --
  Debt issuance and syndication costs...        (780)        (3,272)       (10,721)          --         (24)
                                            --------       --------      ---------      -------    --------
          Net cash provided by (used in)
            financing activities........      22,220         50,778         80,827       (1,450)     10,288
                                            --------       --------      ---------      -------    --------
Increase (decrease) in cash and cash
  equivalents...........................         327            243            161         (465)        971
Cash and cash equivalents, beginning of
  period................................          --            327            570          570         731
                                            --------       --------      ---------      -------    --------
Cash and cash equivalents, end of
  period................................    $    327       $    570      $     731      $   105    $  1,702
                                            ========       ========      =========      =======    ========
Supplemental cash flow disclosure:
  Cash paid for interest................    $  1,179       $  3,759      $   6,660      $ 1,745    $    428
  Income taxes paid.....................    $     --       $     --      $   8,806      $    --    $     --

          See accompanying notes to consolidated financial statements.

                       WINDY HILL PET FOOD HOLDINGS, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY

  Organization

     Windy Hill Pet Food Holdings, Inc. ("Holdings"), a Delaware corporation, is a private holding company formed in April 1996 to invest in pet food processing operations. Holdings owns 100% of its indirect subsidiary, Windy Hill Pet Food Company, Inc. (the "Company"), which is a Minnesota corporation. The Company commenced operations March 1, 1995, under its previous ownership structure as Windy Hill Pet Food Company, L.L.C. ("LLC"). In connection with the Company's acquisition of certain brands from Heinz Pet Products ("Heinz") in April 1996, as further described in Note 3, LLC's net assets were contributed at net book value to Holdings. Holdings was capitalized on April 29, 1996 with long term debt (Note 9) and additional capital contributions (Note 16). The accompanying consolidated financial statements reflect the financial position, results of operations and cash flows of Predecessor through April 29, 1996 and of the consolidated entity as of and through March 28, 1998 (unaudited).

     On May 21, 1997, Windy Hill Pet Food Acquisition Co., a newly formed indirect subsidiary of Holdings, merged with and into Hubbard Milling Company ("Hubbard"), and Windy Hill Pet Food Company, Inc. ("Old Windy Hill") purchased all of the stock of Armour Corporation. Concurrently, Hubbard, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc., and Holdings transferred all of the operating assets and liabilities of Old Windy Hill to the Company (Note 3). The Company was capitalized with a senior secured term debt facility and senior subordinated notes (Note 9).

  Operations

     The Company manufactures and sells dog and cat food products and treats, which are sold throughout the United States. The products are manufactured out of thirteen plants, nine of which are wholly-owned and four of which are managed under joint venture agreements in which the Company owns a 50% equity interest.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICIES

     The policies utilized by Holdings in the preparation of the consolidated financial statements conform to generally accepted accounting principles and require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from these estimates and assumptions. The accompanying consolidated financial statements include the accounts of Holdings and its subsidiaries. All significant intercompany balances have been eliminated in consolidation.

  Fiscal Year

     Holdings' fiscal year ends on the last Saturday of December. Accordingly, the results of operations reflect activity for the ten month period March 1, 1995 (commencement of Predecessor's operations) through December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited three month periods ended March 29, 1997 and March 28, 1998. Certain prior year amounts have been reclassified to conform to the current year's presentation.

  Cash and Cash Equivalents

     Holdings considers all highly liquid financial instruments with a maturity of three months or less to be cash equivalents.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  Inventories

     Inventories are stated at the lower of cost or market value. Cost is determined using the first-in first-out (FIFO) method. Inventories include the cost of raw materials, packaging, labor and manufacturing overhead.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the individual assets ranging from four to thirty years. Costs which improve an asset or extend its useful life are capitalized, while repairs and maintenance costs are expensed as incurred. Leasehold improvements are amortized over the estimated useful life of the property or over the terms of the leases, whichever is shorter.

  Goodwill and Other Intangible Assets

     Goodwill and other intangible assets include goodwill, trademarks and certain identifiable intangible assets. Trademarks and goodwill are being amortized over four to forty years using the straight-line method. Other intangible assets are being amortized using the straight-line method over periods ranging from four to five years. Amortization of goodwill and other intangible assets charged against income during the ten month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997 and for the unaudited three month periods ended March 29, 1997 and March 28, 1998 was $0.3 million, $1.1 million, $2.9 million, $0.4 million and $0.8 million, respectively.

  Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, establishes the accounting and reporting requirements for recognizing and measuring impairment of long-lived assets to be either held and used or held for disposal. Holdings has evaluated the carrying value for evidence of impairment, and management believes at December 27, 1997, there were no indications of impairment.

     Holdings assesses the recoverability of long-lived assets by determining whether the recorded balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of impairment, if any, is measured based upon projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of the asset will be impacted if estimated future operating cash flows are not achieved.

  Other Assets

     Other assets consist of debt issuance costs, packaging design costs, and other miscellaneous assets. Debt issuance costs of the senior subordinated notes are being amortized using the interest method over the term of the respective notes. Debt issuance costs of the senior secured debt are being amortized using the straight-line method over the terms of the related debt. Aggregate amortization of debt issuance costs and other assets charged against income in the ten month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited three month periods ended March 29, 1997 and March 28, 1998 was $67,000, $259,000, $715,000, $98,000, and $241,000,
respectively. Amortization of packaging design costs charged against income was $158,000, $205,000, $283,000, $57,000 and $99,000, for the same periods respectively.

                       WINDY HILL PET FOOD HOLDINGS, INC.

  Disclosure About Fair Value of Financial Instruments

     For purposes of financial reporting, Holdings has determined that the fair value of its financial instruments approximates book value at December 28, 1996, December 27, 1997, and March 28, 1998 (unaudited) based on terms currently available to the Company in financial markets for similar instruments.

  Concentration of Credit Risk

     The Company sells its products to supermarkets, wholesalers and other retailers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and had no significant concentration of credit risk at December 28, 1996, December 27, 1997, and March 28, 1998 (unaudited).

  Income Taxes

     Holdings records income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This method of accounting for income taxes uses an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between he carrying amounts and the tax bases of assets and liabilities.

NOTE 3 -- BUSINESS ACQUISITIONS

     On April 29, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of the Kozy Kitten(R) and Tuffy's(R) dry pet food brands (the "Heinz Business") from Heinz Pet Products ("Heinz"), a division of Heinz, Inc. The purchase price was $52.5 million, which included a contractually agreed upon amount of working capital (as defined in the agreement). In conjunction with the acquisition, the Company and Heinz entered into a royalty-free licensing agreement, which entitles the Company to use the Kozy Kitten trademark and trade name for dry cat food until April 29, 2006. The Trademark License and Option Agreement gives the Company the irrevocable right to purchase the trademark and trade name from Heinz no earlier than April 29, 2001 and no later than April 29, 2006 for a cash payment of $2.5 million. The acquired assets also included a manufacturing facility in Perham, Minnesota. The acquisition was accounted for using the purchase method of accounting and the results of operations have been included since the date of acquisition.

     In order to effect the Heinz Business acquisition and to refinance the $17.0 million of existing debt of LLC at April 29, 1996, the Company entered into a series of financings, as further described in Note 9. The financings included (i) a capital contribution of $19.8 million from Holdings, (ii) senior secured term debt of $43.0 million and a senior secured revolving debt facility of $9.0 million, and (iii) issuance of a senior subordinated note in the amount of $8.5 million.

     The purchase price of the acquired Heinz Business has been allocated to tangible and intangible assets as follows (dollars in thousands):

Cash paid to acquire assets.................................  $ 52,500
Other acquisition costs.....................................     4,257
                                                              --------
                                                                56,757
Cost assigned to net tangible assets........................   (19,282)
                                                              --------
Cost assigned to intangible assets..........................  $ 37,475
                                                              ========

     Concurrent with the 1996 purchase of assets, the Company and Heinz entered into a five year co-packing agreement in which the Company will manufacture certain pet food products for Heinz. The agreement

                       WINDY HILL PET FOOD HOLDINGS, INC.

requires Heinz to meet a minimum supply amount at a co-packing rate which covers the variable costs of the pet food products as well as an amount to cover a specified rate of fixed costs at the Perham facility where the products are manufactured.

     Following is a summarized statement of operations (unaudited) which reflects activity for Holdings subsequent to the acquisition of the Heinz pet food brands for the period April 29, 1996 through December 28, 1996 (in thousands):

Net sales...................................................  $69,505
Gross profit................................................   24,151
Selling, distribution and marketing expenses................   13,903
Operating income............................................    6,439
Income before taxes.........................................    1,877
Net income..................................................  $ 1,052

     On May 21, 1997, Windy Hill Pet Food Acquisition Co. merged with and into Hubbard, and Old Windy Hill purchased all of the capital stock of Armour Corporation, a holding company which prior to the closing of the transaction owned 5% of the capital stock of Hubbard and after the consummation of the transaction owned 39% of the capital stock of Hubbard. Concurrently, Hubbard, the surviving corporation in the merger, was renamed Windy Hill Pet Food Company, Inc., and Old Windy Hill transferred all the operating assets and liabilities, including $27.0 million of equity and $51.0 million of indebtedness (the "Existing Indebtedness") of Old Windy Hill to the Company. The net combined purchase price of Hubbard and the Armour Corporation stock was approximately $131.1 million (net of cash acquired). For financial reporting purposes, these transactions were accounted for as a purchase of Hubbard by Old Windy Hill and the results of operations of Hubbard have been included since the date of acquisition. The allocation of the purchase price has been finalized.

     The acquisition and the repayment of Existing Indebtedness was financed with (i) a $9.8 million net capital contribution from Holdings, (ii) term debt of $20.0 million and revolving debt of $45.0 million under a $65.0 million senior secured debt facility, and (iii) proceeds from the issuance of $120.0 million of senior subordinated notes. Immediately following the merger, the Company sold its animal feed business to Feed-Rite (US) Animal Feeds, Inc., a subsidiary of the Ridley Group. The net after tax proceeds, subject to certain adjustments, were approximately $50.0 million. The net proceeds were used to repay $5.0 million of the senior secured term debt and $45.0 million of net senior secured revolving debt facility.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     The purchase price of the acquisitions have been allocated to tangible and intangible assets as follows (in thousands):

                                                                        AGP
                                                        HUBBARD      BUSINESS
                                                        --------    -----------
                                                                    (UNAUDITED)
Cash paid to acquire business, net of cash acquired...  $131,052     $ 12,436
Other acquisition costs...............................     5,438          251
                                                        --------     --------
                                                         136,490       12,687
Cost assigned to net tangible assets and assets held
  for sale............................................   (86,305)     (12,436)
                                                        --------     --------
Cost assigned to intangible assets....................  $ 50,185     $    251
                                                        ========     ========

     The unaudited pro forma information below has been prepared assuming the businesses were acquired December 31, 1995 (dollars in thousands):

                                                             YEARS ENDED
                                                     ----------------------------
                                                     DECEMBER 27,    DECEMBER 28,
                                                         1997            1996
                                                     ------------    ------------
Net sales..........................................    $208,100        $216,709
                                                       ========        ========
Income before taxes and extraordinary item.........         882           4,465
                                                       ========        ========
Net (loss) income..................................    $ (1,625)       $  2,679
                                                       ========        ========

     These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have resulted had the acquisitions occurred on the date indicated. The pro forma results reflect certain adjustments for amortization, interest expense, fixed overhead and general and administrative expenses.

NOTE 4 -- INVENTORIES

     Inventories consist of the following (dollars in thousands):

                                           DECEMBER 28,   DECEMBER 27,    MARCH 28,
                                               1996           1997           1998
               (UNAUDITED)                 ------------   ------------   ------------
Raw materials............................    $ 1,253        $ 3,004        $ 3,392
Packaging supplies.......................      2,339          5,536          7,036
Finished goods...........................      1,549          4,772          5,056
                                             -------        -------        -------
                                             $ 5,141        $13,312        $15,484
                                             =======        =======        =======

     At December 27, 1997, the Company had commitments to purchase raw materials aggregating approximately $13.2 million.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Land..........................................    $   203         $ 2,663         $ 2,750
Machinery and equipment.......................     17,043          42,882          18,620
Buildings and improvements....................      6,266          16,328          51,211
Furniture and fixtures........................        238           1,390           1,476
Computer equipment............................         70             127             127
Construction-in-progress......................         11           1,626           3,269
                                                  -------         -------         -------
                                                   23,831          65,016          77,453
  Less accumulated depreciation...............      1,347           4,242           5,356
                                                  -------         -------         -------
                                                  $22,484         $60,774         $72,097
                                                  =======         =======         =======

     At December 27, 1997, the Company had commitments for facility construction and related machinery and equipment purchases aggregating approximately $332,000.

NOTE 6 -- INVESTMENTS IN JOINT VENTURES

     The Company has a 50% equity interest in each of four manufacturing joint ventures with each of the following joint venture partners, none of which are affiliates of the Company or Holdings: Merrick PetFoods, Inc., MFA, Inc., J.R. Simplot Company, and Flint River Mills, Inc. See Note 3. The Company accounts for the joint ventures using the equity method of accounting. The Company acquired the remaining 50% interest not previously owned in the Flint River Mills, Inc. joint venture on February 28, 1998.

NOTE 7 -- GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Goodwill......................................    $ 7,588         $ 35,122       $ 35,122
Trademarks....................................     45,000           66,807         66,807
Other intangibles.............................        332              852            852
                                                  -------         --------       --------
                                                   52,920          102,781        102,781
  Less accumulated amortization...............      1,405            4,316          4,935
                                                  -------         --------       --------
                                                  $51,515         $ 98,465       $ 97,846
                                                  =======         ========       ========

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 8 -- OTHER ASSETS

     Other assets consist of the following (dollars in thousands):

                                                DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                    1996            1997           1998
                                                ------------    ------------    -----------
                                                                                (UNAUDITED)
Debt issuance costs...........................     $2,978         $10,464         $10,464
Defined benefit pension plan asset............         --           2,474           2,688
Packaging, plate cost and other costs.........      1,059           1,899           2,809
                                                   ------         -------         -------
                                                    4,037          14,837          15,961
  Less accumulated amortization...............        606           1,225           1,829
                                                   ------         -------         -------
                                                   $3,431         $13,612         $14,132
                                                   ======         =======         =======

NOTE 9 -- LONG TERM DEBT

     Long term debt consists of the following (dollars in thousands):

                                                        DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
SENIOR SECURED DEBT
Senior secured tranche A-1 debt; interest rate of
  8.29% at December 28, 1996..........................    $27,550         $     --       $     --
Senior secured tranche A-2 debt; interest rate of
  8.29% at December 28, 1996..........................     14,000               --             --
Senior secured revolving debt facility -- interest
  rate of 8.37% at December 28, 1996..................      2,000               --             --
Senior secured term debt -- interest rate of 8.38% at
  December 27, 1997; principal due in quarterly
  installments through November 21, 2003; floating
  interest rate at the prime rate plus 1.5% or,
  alternatively, the one, three or six month
  Eurodollar rate plus 2.5% payable quarterly at the
  termination of the Eurodollar contract period.......         --           15,000         27,312
Senior secured revolving debt facility -- interest
  rate of 10.0% at December 27, 1997; principal due
  November 21, 2003; floating interest rate at the
  prime rate plus 1.50% or alternatively, the one,
  three, or six month Eurodollar rate plus 2.50%;
  payable quarterly or at the termination of the
  Eurodollar contract period..........................         --            2,000             --
SENIOR SUBORDINATED NOTES
Senior subordinated note issued April 29, 1996; coupon
  interest rate of 12.0% with interest payable
  quarterly; net of original issue discount of
  $949,000............................................      7,551               --             --
Senior subordinated notes issued May 15, 1997 at par
  value of $120,000; coupon interest rate of 9.75%
  with interest payable each May 15 and November 15;
  matures on May 15, 2007.............................         --          120,000        120,000

                       WINDY HILL PET FOOD HOLDINGS, INC.

                                                        DECEMBER 28,    DECEMBER 27,     MARCH 28,
                                                            1996            1997           1998
                                                        ------------    ------------    -----------
                                                                                        (UNAUDITED)
PROMISSORY NOTES
PIK A promissory notes issued April 29, 1996; coupon
  interest rate of (i) 10% per annum through April 29,
  2003 and (ii) interest payable at 12.0% per annum
  from April 30, 2003 through December 31, 2005;
  compounded semi-annually with interest payable
  annually beginning April 29, 2004; matures on
  December 31, 2005, with original principal and
  accrued interest through April 29, 2003.............      3,750            3,750          3,750
PIK A-1 promissory note issued May 21, 1997, effective
  April 29, 1996; coupon interest rate of (i) 10% per
  annum through April 29, 2003 and (ii) interest
  payable at 12.0% per annum from April 30, 2003
  through December 31, 2005; compounded semi-annually
  with interest payable annually beginning April 29,
  2004; matures on December 31, 2005, with original
  principal and accrued interest through April 29,
  2003................................................         --              417            417
Convertible subordinated promissory note issued April
  29, 1996; coupon interest rate of (i) 10% per annum
  through April 29, 2003 and (ii) interest payable at
  12.0% per annum from April 30, 2003 through April
  29, 2006; compounded semi-annually with interest
  payable annually beginning April 29, 2004; matures
  on April 29, 2006, with original principal and
  accrued interest through April 29, 2003.............     10,500           10,500         10,500
                                                          -------         --------       --------
                                                           65,351          151,667        161,979
Less: current portion of senior secured debt..........      5,800            1,312          1,500
      current portion of senior secured revolving debt
      facility........................................      2,000            2,000             --
                                                          -------         --------       --------
Long term debt........................................    $57,551         $148,355       $160,479
                                                          =======         ========       ========

     Annual principal payments for the next five years and thereafter consist of the following (dollars in thousands):

                                                              DECEMBER 27,
                                                                  1997
                                                              ------------
1998........................................................    $  3,312
1999........................................................       1,781
2000........................................................       2,156
2001........................................................       2,531
2002........................................................       2,906
Thereafter..................................................     138,981
                                                                --------
                                                                $151,667
                                                                ========

  Senior Secured Debt

     Old Windy Hill and Holdings entered into a Credit and Guarantee Agreement, dated April 29, 1996 (the "Agreement"), with several banks for $43.0 million of senior secured term debt and a senior secured revolving debt facility. The proceeds from the debt were used to acquire certain assets and brands from Heinz, pay fees

                       WINDY HILL PET FOOD HOLDINGS, INC.

and expenses and fund working capital. The debt was guaranteed by Holdings and Old Windy Hill. The Agreement contained optional prepayment provisions with no premium. Substantially all of the assets of Old Windy Hill were pledged as collateral for the debt.

     The Agreement included $9.0 million of available borrowing under a senior secured revolving debt facility, of which $2.5 million was reserved to support the Trademark License and Option Agreement (Note 3). The available borrowings were also subject to limitations related to aggregate inventory and accounts receivable levels. The Agreement required a commitment fee of 0.50% per annum payable quarterly on the unused portions of the revolving debt facility.

     In conjunction with the acquisition of Hubbard, the Company entered into a Credit Agreement, dated May 21, 1997 (the "Credit Agreement"), among Windy Hill Pet Food Acquisition Co., Credit Suisse First Boston, The Chase Manhattan Bank and the several banks and other financial institutions parties thereto, which provided the Company with senior secured debt facilities (the "Senior Bank Facilities") in the aggregate principal amount of $85.0 million. The proceeds from the Senior Bank Facilities and the $120.0 million senior subordinated notes were used to retire the senior secured term debt and the senior secured revolving debt facility under the Agreement.

     The Senior Bank Facilities consist of (i) a senior secured term loan facility providing for term loans to the Company in a principal amount of $20.0 million (the "Term Loan Facility"), (ii) an acquisition debt facility (the "Acquisition Facility") providing revolving loans to the Company for permitted acquisitions in a principal amount of $45.0 million, and (iii) a working capital revolving debt facility providing for revolving loans to the Company and the issuance of letters of credit for the account of the Company as well as swing line loans in an aggregate principal amount of $20.0 million. The senior secured working capital debt facility is subject to a commitment fee of 0.5% per annum payable quarterly on the unused portions of the facility.

     As a result of the Hubbard and Heinz acquisitions, the Existing Indebtedness and the $17.0 million of existing debt of LLC were refinanced and in conjunction with the retirement of those debt facilities, $2.6 million (together with unamortized note discounts and other charges totaling $1.2 million in fiscal 1997) and $604,000 of debt issuance costs were written off as extraordinary items in the statements of operations for the years ended December 28, 1996 and December 27, 1997, respectively. The effective tax rate was applied to the write-off for the year ended December 27, 1997, while no income tax effect was reflected to the write-off for the year ended December 28, 1996, as the write-off was attributable to the members of LLC.

     The Credit Agreement includes restrictive covenants, which limit borrowings, cash dividends, and capital expenditures, while also requiring the Company to maintain certain financial ratios. The Company was in compliance with these covenants at December 27, 1997 and March 28, 1998 (unaudited).

  Senior Subordinated Notes

     On April 29, 1996, Old Windy Hill issued a senior subordinated note (the "Old Note") in the amount of $8.5 million to a bank. The Old Note could be prepaid at any time, subject to a prepayment penalty of 4% in the first year, 3% in the second year, 2% in the third year, and 1% in the fourth year, and no prepayment penalty thereafter.

     The Old Note included a provision for warrants for 10% of the stock of Holdings with a nominal exercise price. The warrants were subject to anti-dilution covenants. The warrants would have expired the later of ten years from the date of issuance or four years after the Old Note has been repaid. The warrants were freely assignable and detachable. The holder of the Old Note also had the right to "put" the warrants or stock to Holdings, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Old Note. The value assigned to the warrants as of the issuance date was $1.0 million and was recorded at Holdings and contributed to Old Windy Hill as paid in capital. The capital contribution was recorded by Old Windy Hill with a corresponding discount to the value of the Old Note. The discount was

                       WINDY HILL PET FOOD HOLDINGS, INC.

being amortized over eight years, or the life of the Old Note. Accumulated amortization as of December 28, 1996 was $51,000. In conjunction with the acquisition of Hubbard, the holder of the Old Note exercised its warrants for common and preferred stock of Holdings and a note due from Holdings for $416,667.

     In conjunction with the acquisition of Hubbard on May 21, 1997, the Company issued $120.0 million of senior subordinated notes (the New Notes). The proceeds from the New Notes, along with the proceeds from the Senior Bank Facilities and a capital contribution from Holdings (Note 3), were used to (i) retire the senior secured term debt and the senior secured revolving debt facility financed under the Agreement, (ii) retire the Old Note and (iii) acquire Hubbard. In connection with the retirement of the Old Note, $606,000 of debt issuance costs were written off as an extraordinary item in the statement of operations for the year ended December 27, 1997. The effective tax rate was applied to the extraordinary item.

     The Company may redeem the New Notes at any time after May 15, 2002, at the redemption price together with accrued and unpaid interest. In addition, the Company may redeem up to $42.0 million of the New Notes at any time prior to May 15, 2002, subject to certain requirements, with the cash proceeds received from one or more equity offerings (as defined), at a redemption price of 109.750% together with accrued and unpaid interest. Upon a change of control (as defined), the Company has an option at any time prior to May 15, 2002, to redeem the New Notes at a redemption price of 100% plus the applicable premium (as defined), together with accrued and unpaid interest. If the Company does not redeem the New Notes or if the change of control occurs after May 15, 2002, the Company is required to offer to repurchase the New Notes at a price equal to 101% together with accrued and unpaid interest.

     The New Notes include restrictive covenants, which limit additional borrowings, cash dividends, sale of assets, mergers and the sale of stock. The Company was in compliance with these covenants at December 27, 1997, and March 28, 1997 (unaudited).

  PIK A Promissory Notes

     On April 29, 1996, Holdings issued $3,750,000 in PIK A promissory notes ("PIK A Notes") to shareholders of Holdings. The PIK A Notes can be prepaid at any time without penalty. The PIK A Notes include restrictive covenants, which limit cash dividends and distributions.

  PIK A-1 Promissory Note

     On May 21, 1997, in conjunction with the exercise of the warrants by the holder of the Old Note, Holdings issued a $416,667 PIK A-1 Note ("PIK A-1 Note"). The PIK A-1 Note can be prepaid at any time without penalty. The PIK A-1
Note includes restrictive covenants, which limit cash dividends and distributions.

  Convertible Subordinated Promissory Note

     On April 29, 1996, Holdings issued a $10.5 million convertible subordinated promissory note ("Promissory Note") to Heinz. The Promissory Note can be prepaid at any time without penalty. The Promissory Note includes restrictive covenants, which limit cash dividends and distributions.

  Interest Rate Hedge Agreements

     The Company uses interest rate collar agreements (the "Agreements") to reduce the impact of changes in interest rates on its floating rate term debt. Premiums paid for such Agreements are being amortized to debt issuance costs over the terms of the Agreements. Unamortized premiums are included in other assets in the balance sheets. Amounts to be paid or received, if any, under the Agreements are recognized as an increase or decrease, respectively, in interest expense. The counterparty to the Company's Agreements is a major financial institution.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     The current effective cap rate is set at 7.50% (plus the applicable margin). The effective floor rate is set at 5.50% (plus the applicable margin). The notional principal under the Agreements is $25.0 million. As of December 27, 1997, and December 28, 1996, the Company had total variable rate debt outstanding in the amount of $17.0 million and $43.6 million, respectively. The aggregate premiums paid for the Agreements was $103,000.

     Under the Agreements, the Company would receive payments from the counterparty if the three month LIBOR rate exceeds the cap rate and make payment to the counterparties if the three month LIBOR rate falls below the floor rates. The payments would be calculated based upon the respective notional principal amount. During fiscal 1996 and 1997 the Company made no payments under the Agreements. At December 27, 1997, the three-month LIBOR rate was 5.91%.

     Risk associated with the Agreements include those associated with changes in market value and interest rates. At December 27, 1997, the fair value of the Company's interest rate collars was immaterial and management considers the potential loss in future earnings and cash flows attributable to such Agreements to be immaterial.

NOTE 10 -- TRANSITION RELATED COSTS

     Transition related expenses represent one time costs incurred to integrate the Hubbard acquisition. These costs include transitional employee compensation, relocation expenses, recruiting fees, training costs, system conversion costs and other unique transitional expenses. Transition related costs for the year ended December 27, 1997 were approximately $1.6 million.

NOTE 11 -- INCOME TAXES

     Holdings files a federal income tax return on a consolidated basis with its wholly-owned subsidiary. State income tax returns are filed by Holdings and the Company on a separate company basis or on a combined basis depending on the particular laws in each state. Holdings' income tax provision is computed as if all income tax returns were filed on a consolidated basis.

     The income tax expense (benefit) is summarized as follows (dollars in thousands):

                                                      TEN MONTH             YEARS ENDED
                                                     PERIOD ENDED   ---------------------------
                                                     DECEMBER 30,   DECEMBER 28,   DECEMBER 27,
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
Current tax expense:
  Federal..........................................      $ --           $ --         $ 7,763
  State............................................        --             --           1,443
                                                         ----           ----         -------
          Total current provision..................        --             --           9,206
                                                         ----           ----         -------
Deferred tax expense (benefit):
  Federal..........................................       641            641          (8,249)
  State............................................       183            183          (1,531)
                                                         ----           ----         -------
          Total deferred expense (benefit).........       824            824          (9,780)
                                                         ----           ----         -------
          Total income tax expense (benefit).......      $824           $824         $  (574)
                                                         ====           ====         =======

     Holdings' tax benefit in 1997 reflects taxes paid on the gain for tax purposes on the sale of the animal feed business as well as the recognition of a $12.3 million reduction in deferred taxes established for the gain at the time of the acquisition of Hubbard.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     Deferred tax assets and liabilities consist of the following (dollars in thousands):

                                                              DECEMBER 28,   DECEMBER 27,
                                                                  1996           1997
                                                              ------------   ------------
Deferred tax assets -- current:
  Post-retirement benefits..................................    $    --        $  1,006
  Accrued expenses..........................................         --             502
  Package design costs......................................         --             323
  Other.....................................................         30             504
                                                                -------        --------
          Total deferred tax assets -- current..............         30           2,335
                                                                -------        --------
Deferred tax assets -- non-current:
  Loss carryforwards........................................      1,078              --
  State taxes...............................................         --              --
                                                                -------        --------
          Total deferred tax assets -- non-current..........      1,078             666
                                                                -------        --------
Deferred tax liabilities -- non-current:
  Depreciation..............................................       (202)         (7,805)
  Goodwill..................................................     (2,743)         (4,144)
  Prepaid pension...........................................         --            (981)
  Other.....................................................         --            (126)
                                                                -------        --------
          Total deferred tax liabilities -- non-current.....     (2,945)        (13,056)
                                                                -------        --------
          Net deferred tax liability........................    $(1,837)       $(10,055)
                                                                =======        ========

     Holdings has not recorded a valuation allowance for its deferred tax assets. Management believes that Holdings' deferred tax assets are more likely than not to be realized.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences (dollars in thousands):

                                                               YEARS ENDED
                                                       ---------------------------
                                                       DECEMBER 28,   DECEMBER 27,
                                                           1996           1997
                                                       ------------   ------------
(Benefit) provision for income taxes at U.S.
  statutory rate.....................................      $638          $(814)
(Decrease) increase in tax resulting from:
  Nondeductible expenses.............................        65            314
  State taxes, net of federal benefit................       121            (74)
                                                           ----          -----
                                                           $824          $(574)
                                                           ====          =====

NOTE 12 -- LEASES

     The Company leases certain facilities, machinery and equipment under operating lease agreements with varying terms and conditions. The leases are noncancellable operating leases which expire on various dates through 2012.

                       WINDY HILL PET FOOD HOLDINGS, INC.

     Future annual minimum lease payments under these leases at December 27, 1997 are summarized as follows (dollars in thousands):

1998........................................................  $  890
1999........................................................     850
2000........................................................     748
2001........................................................     607
2002........................................................     604
Thereafter..................................................   2,037
                                                              ------
                                                              $5,736
                                                              ======

     Rent expense was $159,000, $248,000, $669,000, $160,000, and $412,000 for
the ten month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and for the unaudited three month periods ended March 29, 1997 and March 28, 1998, respectively.

NOTE 13 -- SAVINGS AND BENEFIT PLANS

     The Company maintains a defined contribution plan for all employees with eligibility conditioned upon full time employment. The Company makes annual contributions based upon a percent of the employee's annual taxable wages. Vesting in the plan is according to a graduated scale of one third per year with full vesting at the end of the third year of employment. The employer contribution for the ten month period ended December 30, 1995, the years ended December 28, 1996 and December 27, 1997, and the unaudited three month periods ended March 29, 1997 and March 28, 1998 was $72,000, $206,000 and $369,000, $0,
and $0, respectively. Eligible employees are also given the opportunity to make their own contributions to the plan on a tax deferred basis.

  Employee Benefit Plans

     In connection with the acquisition of Hubbard, the Company succeeded in interest to two noncontributory, defined benefit pension plans covering hourly and salaried employees. The following tables set forth the funded status of the pension plans and the amount recognized in the Company's balance sheet as of December 27, 1997 (dollars in thousands):

                                                        HOURLY     SALARIED
                                                         PLAN        PLAN       TOTAL
                                                        -------    --------    -------
Actuarial present value of benefit obligations:
  Vested..............................................  $ 5,382    $ 9,739     $15,122
  Nonvested...........................................      325        311         636
                                                        -------    -------     -------
          Accumulated benefit obligation..............    5,707     10,050      15,758
Effect of projected future salary increases...........        1        939         940
                                                        -------    -------     -------
          Projected benefit obligation................    5,708     10,989      16,698
Market value of plan assets...........................    5,894     15,323      21,217
                                                        -------    -------     -------
          Plan assets in excess of projected benefit
            obligation................................      186      4,334       4,519
Unrecognized net gain.................................     (596)    (1,449)     (2,045)
                                                        -------    -------     -------
          (Pension liability) prepaid pension cost....  $  (410)   $ 2,885     $ 2,474
                                                        =======    =======     =======

                       WINDY HILL PET FOOD HOLDINGS, INC.

                                                        HOURLY     SALARIED
                                                         PLAN        PLAN       TOTAL
                                                        -------    --------    -------
The net periodic pension cost (benefit) components
  were as follows for the year ended December 27, 1997
  (dollars in thousands):
  Service cost earned during the year.................  $    54    $   148     $   202
  Interest cost on projected benefit obligation.......      277        531         808
  Actual return on plan assets........................   (1,340)    (2,775)     (4,115)
  Deferred gain.......................................      987      1,882       2,869
                                                        -------    -------     -------
          Pension (benefit)...........................  $   (22)   $  (214)    $  (236)
                                                        =======    =======     =======

     The principal actuarial assumptions used for December 27, 1997 were:

                                                              HOURLY   SALARIED
                                                               PLAN      PLAN
                                                              ------   --------
Discount rate...............................................  7.25%     7.25%
Long-term rate of compensation increase.....................   5.0%      5.0%
Long-term rate of return on plan assets.....................   8.0%      8.0%

  Other Benefits

     In connection with the acquisition of Hubbard, the Company acquired a retiree medical payment plan, which provides health care benefits for eligible retired associates and their covered dependents and spouses. Employees must be 55 years or older with 10 years of service upon retirement to be eligible for coverage under the current plan. Depending on the date of retirement, the retiree must pay the premium cost associated with health care coverage. The plan is not funded.

     The accumulated post-retirement obligation included the following components (dollars in thousands):

Retirees....................................................  $2,046
Eligible active plan participants...........................     114
Other active plan participants..............................     672
                                                              ------
          Accumulated post-retirement benefit obligation....   2,832
Unrecognized loss...........................................     318
                                                              ------
          Accrued post-retirement benefit obligation........  $2,514
                                                              ======

     Under Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, postretirement benefit expense included the following components (dollars in thousands):

Current service.............................................  $ 27
Interest on accumulated benefits obligation.................   111
                                                              ----
          Total postretirement benefit expense..............  $138
                                                              ====

     The discount rate used to determine the accumulated post-retirement benefit obligation was 7.25%. The assumed health care cost trend rate used to measure the obligation was 9.7% for 1997. A one-percentage point increase in the assumed health care cost trend rate would have increased the 1997 accumulated post-retirement obligation by $341,000.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 14 -- RELATED PARTY TRANSACTIONS

     The Company is party to an Amended and Restated Management Services Agreement, dated as of May 2, 1997, with Dartford Partnership, L.L.C. ("Dartford") pursuant to which Dartford provides management oversight to the Company. Management services provided by Dartford include, but are not limited to, operations oversight, corporate and financial planning, identification of possible acquisitions and advice on the financing thereof and definition and development of business opportunities. In the ten month period ended December 30, 1995, and the years ended December 28, 1996 and December 27, 1997, the Company paid a total of $250,000, $458,000 and $807,000, respectively, in management fees to Dartford, a member of LLC, who is also a shareholder of Holdings. The annual management fee was $250,000 prior to the acquisition of the Heinz Pet Food Brands, $500,000 prior to the merger of Old Windy Hill and Hubbard, and $1.0 million after the merger of Old Windy Hill and Hubbard. The terms of the Amended and Restated Management Services Agreement were negotiated among the equity investors of Holdings.

     In connection with the acquisitions of the Heinz pet foot brands and Hubbard, the Company paid to certain members of LLC and shareholders of Holdings, who are also represented on the Board of Directors or officers of the Company and beneficial owners, fees for services rendered in connection with the acquisitions of Heinz pet food brands and Hubbard and related financing of acquisitions. The aggregate amount paid to certain members of LLC and shareholders of Holdings was $2.5 million and was funded by the proceeds of the financings. Of this $2.5 million, $1.8 million was paid to Dartford and $0.7 million was paid to Bruckmann, Rosser, Sherrill & Co. The fee amounts were negotiated among the equity investors of Holdings.

     The Company paid certain members of LLC fees totaling $420,000 during the ten month period ended December 30, 1995 and $525,000 during the year ended December 28, 1996. The fees were paid for services provided in identifying, negotiating and consummating the Company's acquisitions. The fees were included in the costs of the acquisitions.

NOTE 15 -- INCENTIVE COMPENSATION PLAN

     The Windy Hill Pet Food Holdings, Inc. Stockholders Agreement ("Stockholders Agreement") dated as of April 29, 1996 and amended as of May 21, 1997, contains an incentive compensation arrangement (the "Incentive Plan") a means by which certain key employees and other specifically designated persons ("Key Personnel") of the Company, and/or affiliated with the Company, may be given an opportunity to benefit from the appreciation in value of the Company. Under the Incentive Plan, Key Personnel were issued non-voting Class B Common Stock of Holdings ("Class B Stock"), at a $.01 per share, as a means to participate in the appreciation of the Company. The Class B Stock is subject to vesting requirements based on terms of employment or other factors. A portion of the vesting period was deemed achieved at date of issuance of the Class B Stock.

     The holders of vested Class B Stock will be entitled to receive certain payments or distributions based on the amounts paid or distributed to investors in Holdings. In general, there will be no payments to holders of vested Class B Stock until the Preferred Series A and B Stock of Holdings ("Preferred Stock") and associated accrued and unpaid dividends on the Preferred Stock, and Class A Common Stock of Holdings ("Class A Stock") have received their respective return of capital. The type of payment will be cash or non-cash consideration, depending on the type of distribution to the Holdings' investors. Shares of Class B Stock are convertible into an equal number of shares of Class A Stock once the Preferred Stock and Class A Stock have received their priority distribution.

     Based on management's assessment of the valuation of the Company at the date of issuance of the Class B Stock, there was no excess value attributable to the Class B stock and therefore, no accrual for compensation expense was necessary.

                       WINDY HILL PET FOOD HOLDINGS, INC.

NOTE 16 -- STOCKHOLDERS' EQUITY

     On February 28, 1995, under Old Windy Hill's previous ownership structure, LLC was initially capitalized with a capital contribution from its members in the gross amount of $6.0 million. Offering costs associated with this capital contribution were $109,000. In connection with the acquisition of the Heinz Business (Note 3), LLC contributed its capital in the net amount of $5.9 million to Holdings. In exchange for the net capital contribution, LLC was issued Series B preferred stock and 500 shares of Class A common stock.

     On April 29, 1996, Holdings was capitalized with LLC's net capital contribution and an additional capital contribution from its shareholders in the gross amount of approximately $4.8 million. Offering costs associated with this capital contribution were $210,000. The aggregate equity capital along with the PIK A Notes and the Promissory Note were contributed to the Company and used to fund the Company's acquisition of certain assets from Heinz.

     On May 21, 1997, the shareholders of Holdings contributed an additional gross capital contribution of $10.0 million. Offering costs associated with this capital contribution were $224,000. In connection with the acquisition of Hubbard (Note 3), Holdings contributed its additional capital in the net amount of approximately $9.8 million to the Company. In exchange for the net capital contribution, the shareholders were issued 1,428.6 shares of Class A common stock.

  Preferred Stock

     Each holder of preferred stock is entitled to a cumulative 10% annual stock dividend on the stated value through April 29, 2003. Thereafter, each holder is entitled to a cumulative 12% annual return on the stated value. Each share of preferred stock (i) is not entitled to vote, with few exceptions, (ii) can be redeemed at the option of Holdings, and (iii) possess anti-dilution privileges. The stock dividend is payable upon the Board of Directors' approval and payment is also restricted by the Credit Agreement. In addition, when the holder of the Old Note exercised its warrants, the holder was issued 416.667 shares of Series B preferred stock of Holdings. The Company also has authorized 45,000 shares of Series A preferred stock with no shares issued.

  Common Stock

     In addition to the Company's issued and outstanding Class A common stock, the Company has also authorized 2,000 shares of Class B common stock, with 569 shares issued and outstanding. Under the securities purchase agreements dated April 29, 1996 and May 21, 1997, certain officers and Dartford were issued Class B common stock, par value $0.01 per share. In addition, when the holder of the Old Note exercised its stock warrants, the holder was issued 111.11 shares of Class A common stock of Holdings and 27.77 shares of Class B common stock of Holdings.

  Warrants

     On April 28, 1996, warrants were issued to a bank affiliate (Note 9), which entitled the holder to purchase up to 10% of the stock of Holdings at a nominal exercise price. The holder of the warrants was also the holder of the Old Note. The warrants were subject to anti-dilution covenants. The warrants expired the later of ten years from closing or four years after the Old Note was repaid. The holder of the warrants also had the right to "put" the warrants or stock to Holdings at a price as specified in the agreement, beginning after the earlier of five years from the closing, a sale or merger of the Company, or an event of default on the Old Note.

     On May 21, 1997, in conjunction with the merger of Hubbard and Old Windy Hill and payment of the Old Note, the holder of the warrants exercised the warrants in exchange for 416.667 shares of Series B preferred stock of Holdings,
111.11 shares of Class A common stock of Holdings, 27.77 shares of Class B

                       WINDY HILL PET FOOD HOLDINGS, INC.

common stock of Holdings and was issued a PIK A-1 Promissory Note of Holdings in the principal amount of $416,667.

NOTE 17 -- COMMITMENTS AND CONTINGENCIES

     The Company is subject to litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation will not have a material adverse effect on the Company's financial condition or results of operations.

NOTE 18 -- SUBSEQUENT EVENT (UNAUDITED)

     On February 23, 1998, the Company acquired all of the assets of the pet food division (the "AGP Business") of Consolidated Nutrition, L.C. The assets acquired by the Company include four plants located in the states of Alabama, Kansas, Missouri and Nebraska. The Company intends to use the acquired assets to produce its current products. The purchase price was approximately $12.4 million. The acquisition was accounted for using the purchase method of accounting. The Company financed the acquisition of the AGP Business and related costs with a $12.5 million borrowing under the terms of its Acquisition Facility.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Hubbard Milling Company:

     We have audited the accompanying balance sheets of Pet Food Division (a division of Hubbard Milling Company) as of April 30, 1997, 1996 and 1995, and the related statements of earnings and cash flows each of the years in the three-year period ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pet Food Division (a division of Hubbard Milling Company) at April 30, 1997, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended April 30, 1997, in conformity with generally accepted accounting principles.

                                            KPMG PEAT MARWICK LLP

June 6, 1997
Minneapolis, Minnesota

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                                 BALANCE SHEETS

                                     ASSETS

                                                               YEARS ENDED APRIL 30,
                                                     ------------------------------------------
                                                         1995           1996           1997
                                                     ------------   ------------   ------------
Current assets:
  Cash and short-term investments, at cost which
     approximates market...........................  $ 11,882,585   $ 13,846,705   $ 15,006,116
  Trade receivables, less allowance for doubtful
     accounts of $274,000, $258,500 and $224,221,
     respectively..................................     4,999,458      5,773,101      5,356,769
  Inventories......................................     6,194,481      5,762,544      5,372,905
  Prepaid expenses.................................       177,467        102,155         59,764
                                                     ------------   ------------   ------------
          Total current assets.....................    23,253,991     25,484,505     25,795,554
Property, plant and equipment, at cost:
  Land.............................................     1,345,190      1,340,063      1,348,540
  Buildings........................................    11,641,431     12,085,731     12,904,693
  Equipment........................................    32,395,959     34,658,895     35,986,524
                                                     ------------   ------------   ------------
                                                       45,382,580     48,084,689     50,239,757
Less accumulated depreciation......................   (18,902,486)   (21,575,369)   (25,164,947)
                                                     ------------   ------------   ------------
                                                       26,480,094     26,509,320     25,074,810
Construction in progress...........................     1,422,542        117,342        174,959
                                                     ------------   ------------   ------------
  Net property, plant and equipment................    27,902,636     26,626,662     25,249,769
Investments in and advances to joint ventures and
  partnerships.....................................     2,342,012      4,756,956      4,190,414
Other assets.......................................     4,366,328      5,227,497      4,082,569
                                                     ------------   ------------   ------------
                                                     $ 57,864,967   $ 62,095,620   $ 59,318,306
                                                     ============   ============   ============

                       LIABILITIES AND INVESTMENT AND ADVANCES BY PARENT

Current liabilities:
  Accounts payable and accrued expenses............  $  7,274,333   $  8,686,131   $  7,341,254
  Associates' profit sharing trust, bonus and
     savings plan..................................     1,614,852      1,944,507        226,909
  Income tax payable...............................        25,862        223,144        262,430
                                                     ------------   ------------   ------------
          Total current liabilities................     8,915,047     10,853,782      7,830,593
Deferred credits...................................     2,864,497      1,565,007      2,393,560
Accrued postretirement and pension expense.........     1,085,814      1,423,852      1,610,471
                                                     ------------   ------------   ------------
          Total liabilities........................    12,865,358     13,842,641     11,834,624
Investment and advances by Parent..................    44,999,609     48,252,979     47,483,682
                                                     ------------   ------------   ------------
Contingencies......................................  $ 57,864,967   $ 62,095,620   $ 59,318,306
                                                     ============   ============   ============

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                             STATEMENTS OF EARNINGS

                                                                YEARS ENDED APRIL 30,
                                                      -----------------------------------------
                                                         1995           1996           1997
                                                      -----------   ------------   ------------
Net sales...........................................  $87,736,386   $102,268,658   $108,523,031
Cost of sales.......................................   67,052,037     80,658,065     87,767,776
                                                      -----------   ------------   ------------
          Gross profit..............................   20,684,349     21,610,593     20,755,255
Operating expenses:
  Warehouse and delivery............................      245,690        200,119        188,327
  Selling and advertising...........................    6,468,689      7,035,518      6,924,434
  General and administrative........................    5,743,380      5,917,179      6,098,926
                                                      -----------   ------------   ------------
          Total operating expenses..................   12,457,759     13,152,816     13,211,687
  Operating income..................................    8,226,590      8,457,777      7,543,568
Other income:
  Interest..........................................      789,672        774,582        867,180
  Equity in earnings of joint ventures..............    1,355,832        980,576        976,179
  Other.............................................       46,207         36,910         80,865
                                                      -----------   ------------   ------------
          Total other income........................    2,191,711      1,792,068      1,924,224
  Income before other expenses and income taxes.....   10,418,301     10,249,845      9,467,792
Other expenses......................................       41,124         26,456         10,778
  Earnings before income taxes......................   10,377,177     10,223,389      9,457,014
Income tax expense..................................    4,133,387      3,935,682      3,683,678
                                                      -----------   ------------   ------------
  Net earnings......................................  $ 6,243,790   $  6,287,707   $  5,773,336
                                                      ===========   ============   ============

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED APRIL 30,
                                                       ----------------------------------------
                                                           1995          1996          1997
                                                       ------------   -----------   -----------
Cash flows from operating activities:
  Net earnings.......................................  $  6,243,790   $ 6,287,707   $ 5,773,336
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation....................................     3,060,395     3,490,004     3,755,973
     Amortization of goodwill and other intangible
       assets........................................        31,797       265,668       269,623
     Deferred income taxes...........................       503,931    (1,916,094)    1,112,636
     Deferred compensation...........................       724,434       152,519       180,147
     (Gain) loss on disposal of property, plant and
       equipment.....................................        22,036        22,418        (1,017)
  Change in assets and liabilities excluding effects
     of acquisitions:
     (Increase) decrease in trade receivables........      (925,844)     (773,643)      416,332
     Decrease in inventories.........................       662,535       431,937       389,639
     Decrease in prepaid expenses....................       351,511        75,312        42,391
     (Increase) decrease in other assets.............      (226,584)     (662,752)      411,220
     Increase (decrease) in accounts payable and
       accrued expenses..............................     1,490,813     1,749,836    (1,158,260)
     Increase (decrease) in income taxes payable.....      (286,302)      197,282        39,286
     Increase (decrease) in other current
       liabilities...................................       423,347       329,655    (1,717,598)
                                                       ------------   -----------   -----------
          Total adjustments..........................     5,832,069     3,362,142     3,740,372
                                                       ------------   -----------   -----------
          Net cash provided by operating
            activities...............................    12,075,859     9,649,849     9,513,708
                                                       ------------   -----------   -----------
Cash flows from investing activities:
  Proceeds from disposal of property, plant and
     equipment.......................................       167,663           946        27,599
  Additions to property, plant and equipment.........    (2,607,308)   (3,839,178)   (2,405,805)
  Payments and advances for acquisitions, joint
     ventures and partnerships.......................   (10,597,258)     (813,160)      566,542
                                                       ------------   -----------   -----------
          Net cash used in investing activities......   (13,036,903)   (4,651,392)   (1,811,664)
                                                       ------------   -----------   -----------
Cash flows from financing activities:
  Increase (decrease) in intercompany account........     4,890,319    (3,034,337)   (6,542,633)
                                                       ------------   -----------   -----------
          Net cash provided by (used by) financing
            activities...............................     4,890,319    (3,034,337)   (6,542,633)
                                                       ------------   -----------   -----------
          Net increase in cash and cash
            equivalents..............................     3,929,275     1,964,120     1,159,411
                                                       ------------   -----------   -----------
Cash and cash equivalents at beginning of period.....     7,953,310    11,882,585    13,846,705
                                                       ============   ===========   ===========
Cash and cash equivalents at end of period...........  $ 11,882,585   $13,846,705   $15,006,116
                                                       ============   ===========   ===========

                See accompanying notes to financial statements.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                         APRIL 30, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  General Information and Basis of Statement Presentation

     Pet Food Division ("Pet Food" or the "Company") is a division of Hubbard Milling Company ("Hubbard"). Pet Food is a North American manufacturer and marketer of private label dog and cat food.

     The accompanying financial statements do not necessarily reflect the financial position and results of operations of Pet Food in the future, or what the financial position and results of operations would have been had it been an independent entity during the periods presented.

  Receivables

     The Company provides an allowance for estimated collection losses. The estimated losses are based on a review of the current status of existing receivables in conjunction with historical collection experience.

  Inventories

     Inventories are valued substantially at the lower of cost (first in, first out) or market.

  Property, Depreciation and Amortization

     The cost of buildings and equipment is capitalized and charged to earnings utilizing the straight-line method of depreciation over the estimated useful lives of the related assets. The cost of significant improvements to properties is similarly depreciated, while the cost of repairs and routine maintenance is charged to earnings as incurred. Goodwill is generally amortized over a period of 15 years. Other intangible assets are amortized over the life of the related assets.

  Pension Plans

     The Company has defined benefit plans covering substantially all of its associates. The benefits are based on years of service and associate compensation. The Company's funding policy is to contribute annually the amount recommended by its actuaries. Contributions are intended to provide not only for benefits attributed to service to-date but also for those expected to be earned in the future.

  Other Postretirement Benefits

     The Company has adopted Statement of Financial Accounting Standards (SFAS) 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires the accrual of postretirement benefits over the years the associates provide service to the date of their first eligibility for such benefits. The Company is fully reserved to cover anticipated costs.

  Income Taxes

     The Company follows the practice of recognizing the income tax effects of transactions in the year in which they enter into the determination of accounting income, regardless of when they are recognized for income tax purposes. Accordingly, income tax expense includes charges and credits for deferred income taxes and the accumulated deferred income taxes are recorded in the accompanying balance sheets.

     The Company has adopted Statement of Financial Accounting Standards (SFAS) 109 "Accounting for Income Taxes." SFAS 109 requires that deferred tax liabilities and assets be established based on the difference between the financial and income tax carrying values of assets and liabilities using existing tax rates.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Statements of Cash Flows

     Investments are valued at cost which approximates market. Short-term investments with maturities of 60 days or less and investments which can be redeemed immediately are considered cash equivalents.

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Cash paid for income taxes.......................  $4,777,076.. $7,933,594   $2,747,334

     The noncash investment activity during the fiscal year ended April 30, 1996 of $1,601,784 was for a transfer of property, plant & equipment to a joint venture.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

(2) SUPPLEMENTAL ASSET AND LIABILITY INFORMATION

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Inventories:
  Raw materials..................................  $1,090,260   $  980,509   $1,015,665
  Finished and in-process goods..................   2,070,094    2,205,168    2,005,206
  Packaging and supplies.........................   3,034,127    2,576,867    2,352,034
                                                   ----------   ----------   ----------
          Total inventories......................  $6,194,481   $5,762,544   $5,372,905
                                                   ==========   ==========   ==========
Other assets:
  Goodwill.......................................  $3,871,113   $3,615,663   $3,357,027
  Other intangible assets........................     123,696      114,574      104,158
  Deferred taxes.................................        ;mda      464,085         ;mda
  Restricted insurance deposits..................        ;mda      229,971      288,886
  Other..........................................     371,519      803,204      332,498
                                                   ----------   ----------   ----------
          Total other assets.....................  $4,366,328   $5,227,497   $4,082,569
                                                   ==========   ==========   ==========
Accounts payable and accrued expenses:
  Accounts payable...............................  $4,912,216   $5,496,369   $4,368,548
  Accrued insurance..............................     841,987    1,631,510    1,246,563
  Accrued vacation...............................     612,890      852,068      889,363
  Other..........................................     907,240      706,184      836,780
                                                   ----------   ----------   ----------
          Total accounts payable and accrued
            expenses.............................  $7,274,333   $8,686,131   $7,341,254
                                                   ==========   ==========   ==========
Deferred credits:
  Deferred taxes.................................  $1,452,009   $     ;mda   $  648,551
  Deferred compensation..........................   1,412,488    1,565,007    1,745,009
                                                   ----------   ----------   ----------
          Total deferred credits.................  $2,864,497   $1,565,007   $2,393,560
                                                   ==========   ==========   ==========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) INVESTMENT AND ADVANCES BY PARENT

     Investment and advances by parent represents Hubbard's ownership interest in the recorded net assets of Pet Food. All cash transactions and intercompany transactions flow through this account. A summary of the activity is as follows:

                                                         YEARS ENDED APRIL 30,
                                                ---------------------------------------
                                                   1995          1996          1997
                                                -----------   -----------   -----------
Balance at beginning of period................  $33,865,500   $44,999,609   $48,252,979
Net earnings..................................    6,243,790     6,287,707     5,773,336
Net intercompany activity.....................    4,890,319    (3,034,337)   (6,542,633)
                                                -----------   -----------   -----------
Balance at end of period......................  $44,999,609   $48,252,979   $47,483,682

(4) RELATED PARTY TRANSACTIONS

     Transactions with Hubbard include certain disbursements by Hubbard on behalf of Pet Food and charges for certain operating expenses including insurance, bonus, profit sharing, corporate aircraft, corporate accounting, information services and office services.

     Expenses are charged based upon the specific identification of applicable costs, and in certain instances, a proportional cost allocation based on proportional headcount. Management believes that the basis of all such charges is reasonable. The amount of general and administrative expenses charged by Hubbard to Pet Food is as follows:

       YEARS ENDED APRIL 30,
------------------------------------
   1995         1996         1997
----------   ----------   ----------
$2,358,819   $2,201,489   $2,872,473

     Sales to and purchases from the Hubbard Animal Feed Division amounted to the following:

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Sales............................................  $3,161,613   $3,631,688   $3,492,207
Purchases........................................  $  407,835   $  601,549   $  909,291

(5) ACQUISITIONS

     On April 3, 1995, the Company acquired substantially all the manufacturing assets of Triumph Pet Industries, Inc. for cash. The facility manufactures and markets pet biscuit products. The acquisition has been accounted for as a purchase and included in the accompanying financial statements from the date of purchase.

     The components of cash used for the acquisition, as reflected in the statement of cash flows, were as follows:

Fixed assets................................................   $ 6,147,745
Inventory...................................................     1,314,038
Prepaid expenses............................................       127,231
Goodwill....................................................     3,680,000
Noncompete agreements.......................................       100,000
                                                               -----------
                                                               $11,369,014
                                                               ===========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Assuming the acquisition had been made on May 1, 1994, pro forma net sales in fiscal year 1995 and earnings of the Company would have been $98,549,343 and $6,772,418, respectively.

(6) INCOME TAXES

     The Company is part of a consolidated federal income tax return with Hubbard and is allocated a federal tax provision as if the Company filed a separate return. The state tax provision is allocated by applying a weighted-average state tax rate to the Company's federal taxable income.

     Income tax expense is comprised of the following components:

                                                          YEARS ENDED APRIL 30,
                                                  -------------------------------------
                                                     1995         1996          1997
                                                  ----------   -----------   ----------
Current tax expense:
  Federal.......................................  $3,435,412   $ 6,294,306   $2,268,403
  State.........................................     754,759     1,450,830      472,021
Deferred federal and state......................     (56,784)   (3,809,454)     943,254
                                                  ----------   -----------   ----------
          Total income tax expense..............  $4,133,387   $ 3,935,682   $3,623,678
                                                  ==========   ===========   ==========

     Income tax expense on earnings before income taxes differs from the amounts derived by applying the federal statutory rate for the following reasons:

                                                                    YEAR ENDED
                                                                  APRIL 30, 1995
                                                              ----------------------
                                                                            PERCENT
                                                                           OF PRETAX
                                                                AMOUNT     EARNINGS
                                                              ----------   ---------
Computed "expected" federal tax expense.....................  $3,632,012     35.0%
State income tax, net of federal income tax benefit.........     487,727      4.7%
Other, net..................................................      13,648      0.1%
                                                              ----------     ----
          Total income tax expense..........................  $4,133,387     39.8%
                                                              ==========     ====

                                                         YEARS ENDED APRIL 30,
                                            -----------------------------------------------
                                                     1996                     1997
                                            ----------------------   ----------------------
                                                          PERCENT                  PERCENT
                                                         OF PRETAX                OF PRETAX
                                              AMOUNT     EARNINGS      AMOUNT     EARNINGS
                                            ----------   ---------   ----------   ---------
Computed "expected" federal tax expense...  $3,475,952     34.0%     $3,309,955     35.0%
State income tax, net of federal income
  tax benefit.............................     480,499      4.7%        406,652      4.3%
Other, net................................     (20,769)    (0.2%)       (32,929)    (0.3%)
                                            ----------     ----      ----------     ----
          Total income tax expense........  $3,935,682     38.5%     $3,683,678     39.0%
                                            ==========     ====      ==========     ====

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Deferred income tax assets and liabilities result from temporary differences in the carrying values of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities relate to the following asset and liability accounts:

                                                         YEARS ENDED APRIL 30,
                                                ---------------------------------------
                                                   1995          1996          1997
                                                -----------   -----------   -----------
Deferred tax assets related to:
  Associate and retiree benefit accruals......  $ 1,183,228   $ 1,289,462   $ 1,696,798
  Inventory...................................      727,405       616,518       538,599
  Other accrued expenses......................      175,892       494,844       360,773
  Allowance for doubtful accounts.............       89,688       103,400       109,600
  Other, net..................................       97,096       598,132        67,688
                                                -----------   -----------   -----------
          Total deferred tax assets...........  $ 2,273,309   $ 3,102,356   $ 2,773,458
                                                ===========   ===========   ===========
Deferred tax liabilities related to:
  Property, plant and equipment...............   (2,822,069)   (2,509,652)   (2,340,332)
  Other, net..................................     (903,249)     (128,619)   (1,081,677)
                                                -----------   -----------   -----------
          Total deferred tax liabilities......   (3,725,318)   (2,638,271)   (3,422,009)
          Net deferred tax assets
            (liabilities).....................   (1,452,009)  $   464,085      (648,551)

     SFAS 109 also requires consideration of a valuation allowance if it is "more likely than not" that benefits of deferred tax assets will not be realized. Management has determined, based on prior earnings history and anticipated earnings, that no valuation allowance is necessary at April 30, 1995, 1996, or 1997.

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(7) ASSOCIATE BENEFIT PLANS

     The Company has two noncontributory, defined benefit pension plans covering hourly and salaried associates. Total pension expense for the plans for the years ended April 30, 1997, 1996 and 1995 was $159,290, $211,914 and $193,546,
respectively.

     The following tables set forth the funded status of the pension plans and the amount recognized in the Company's balance sheets:

                                                                  APRIL 30, 1995
                                                       ------------------------------------
                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Actuarial present value of benefit obligations:
  Vested.............................................  $3,073,766   $2,020,267   $5,094,033
  Nonvested..........................................     191,633      129,893      321,526
     Accumulated benefit obligation..................   3,265,399    2,150,160    5,415,559
Effect of projected future salary increases..........      27,779      404,386      432,165
  Projected benefit obligation.......................   3,293,178    2,554,546    5,847,724
Market value of plan assets..........................   3,140,553    2,655,823    5,796,376
  Plan assets in (deficit) excess of projected
     benefit obligation..............................    (152,625)     101,277      (51,348)
Unrecognized net transition asset....................    (280,934)    (283,665)    (564,599)
Unrecognized prior service cost......................     127,238       84,928      212,166
Unrecognized net loss (gain).........................     409,465      (50,292)     359,173
  Prepaid pension cost (pension liability)...........  $  103,144   $ (147,752)  $  (44,608)

                                                                  APRIL 30, 1996
                                                       ------------------------------------
                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Actuarial present value of benefit obligations:
  Vested.............................................  $3,800,501   $2,693,190   $6,493,691
  Nonvested..........................................     199,035      147,002   $  346,037
     Accumulated benefit obligation..................   3,999,536    2,840,192    6,839,728
Effect of projected future salary increases..........      42,593      538,180      580,773
  Projected benefit obligation.......................   4,042,129    3,378,372    7,420,501
Market value of plan assets..........................   3,938,066    3,638,533    7,576,599
  Plan assets in (deficit) excess of projected
     benefit obligation..............................    (104,063)     260,161      156,098
Unrecognized net transition asset....................    (260,765)    (281,621)    (542,386)
Unrecognized prior service cost......................     171,088       85,210      256,298
Unrecognized net loss (gain).........................     349,934     (192,126)     157,808
  Prepaid pension cost (pension liability)...........  $  156,194   $ (128,376)  $   27,818

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  APRIL 30, 1997
                                                       ------------------------------------
                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Actuarial present value of benefit obligations:
  Vested.............................................  $4,312,313   $3,502,569   $7,814,882
  Nonvested..........................................     243,606      200,333      443,939
     Accumulated benefit obligation..................   4,555,919    3,702,902    8,258,821
Effect of projected future salary increases..........      24,928      656,313      681,241
  Projected benefit obligation.......................   4,580,847    4,359,215    8,940,062
Market value of plan assets..........................   4,327,689    4,848,895    9,176,584
  Plan assets in (deficit) excess of projected
     benefit obligation..............................    (253,158)     489,680      236,522
Unrecognized net transition asset....................    (229,225)    (295,599)    (524,824)
Unrecognized prior service cost......................     168,572       90,740      259,312
Unrecognized net loss (gain).........................     499,731     (421,792)      77,939
  Prepaid pension cost (pension liability)...........  $  185,920   $ (136,971)  $   48,949

     The net periodic pension cost components were as follows:

                                                         HOURLY      SALARIED
                                                          PLAN         PLAN        TOTAL
                                                       ----------   ----------   ----------
Service cost;mdabenefits earned during the year......  $   81,541   $   97,412   $  178,953
Interest cost on projected benefit obligation........     252,525      191,678      444,203
Loss on plan assets..................................     211,690       94,462      306,152
Net amortization and other components................    (456,371)    (318,175)    (774,546)
                                                       ----------   ----------   ----------
          Total pension expense for the year ended
            April 30, 1995...........................  $   89,385   $   65,377   $  154,762
                                                       ==========   ==========   ==========
Service cost;mdabenefits earned during the year......  $  103,112   $  131,845   $  234,957
Interest cost on projected benefit obligation........     290,642      237,334      527,976
Gain on plan assets..................................    (368,043)    (534,211)    (902,254)
Net amortization and other components................      70,016      239,891      309,907
                                                       ----------   ----------   ----------
          Total pension expense for the year ended
            April 30, 1996...........................  $   95,727   $   74,859   $  170,586
                                                       ==========   ==========   ==========
Service cost;mdabenefits earned during the year......  $  108,381   $  156,150   $  264,531
Interest cost on projected benefit obligation........     330,229      307,990      638,219
Gain on plan assets..................................      91,312     (175,232)     (83,920)
Net amortization and other components................    (449,558)    (209,982)    (659,540)
                                                       ----------   ----------   ----------
          Total pension expense for the year ended
            April 30, 1997...........................  $   80,364   $   78,926   $  159,290
                                                       ==========   ==========   ==========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The principal actuarial assumptions used were:

                                                              YEARS ENDED APRIL 30,
                                                      -------------------------------------
                                                            1995                1996
                                                      -----------------   -----------------
                                                      HOURLY   SALARIED   HOURLY   SALARIED
                                                       PLAN      PLAN      PLAN      PLAN
                                                      ------   --------   ------   --------
Discount rate at period end.........................   8.0%      8.0%      7.5%      7.5%
Long-term rate of compensation increase.............   5.0%      5.0%      5.0%      5.0%
Long-term rate of return on plan assets.............   8.0%      8.0%      8.0%      8.0%

                                                                  YEAR ENDED
                                                                APRIL 30, 1997
                                                              -------------------
                                                               HOURLY    SALARIED
                                                                PLAN       PLAN
                                                              --------   --------
Discount rate at period end.................................      7.5%     7.5%
Long-term rate of compensation increase.....................      5.0%     5.0%
Long-term rate of return on plan assets.....................      8.0%     8.0%

     The Company sponsors a profit sharing plan covering all salaried associates and office clerical associates, with the exception of commissioned associates. Contributions and costs are determined by Hubbard's Board of Directors and are allocated to each participating associate in the proportion of the individual associate's salary to the aggregate salaries of all participating associates. Contribution expense for the years ended April 30, 1995, 1996 and 1997 was $286,980, $0 and $198,500, respectively. In addition, the Company sponsors a non-contributory 401(k) plan for its associates.

(8) OTHER POSTRETIREMENT BENEFITS

     The Company provides health care benefits for eligible retired associates and their covered dependents and spouses. Associates must be 55 years old or older with 10 years of service upon retirement to be eligible for coverage under the current plan. Depending on the date of retirement, the retiree must pay the premium cost associated with health care coverage. The plan in effect is not funded.

     Under SFAS 106, postretirement benefit expense included the following components:

                                                            YEARS ENDED APRIL 30
                                                       ------------------------------
                                                         1995       1996       1997
                                                       --------   --------   --------
Current service cost.................................  $ 38,400   $ 21,947   $ 26,510
Interest on accumulated benefit obligation...........    84,371     99,946    104,661
Amortization of unrecognized net gain................      ;mda    (33,269)   (70,092)
                                                       --------   --------   --------
          Total postretirement benefits expense......  $122,771   $ 88,624   $ 61,079
                                                       ========   ========   ========

     The accumulated postretirement obligation included the following components:

                                                          YEARS ENDED APRIL 30,
                                                   ------------------------------------
                                                      1995         1996         1997
                                                   ----------   ----------   ----------
Eligible active plan participants................  $  964,542   $  968,118   $1,215,459
Retirees.........................................      53,450       46,491       79,569
Other active plan participants...................     108,490      130,450      161,007
                                                   ----------   ----------   ----------
          Accumulated postretirement benefit
            obligation...........................  $1,126,482   $1,145,059   $1,456,035
                                                   ==========   ==========   ==========

                               PET FOOD DIVISION
                    (A DIVISION OF HUBBARD MILLING COMPANY)

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The discount rate used to determine the accumulated postretirement benefit obligation was 8%. The assumed health care cost trend rate used to measure the obligation was 8% for 1997, and 8% thereafter. A one-percentage point increase in the assumed health care cost trend rate would have increased the expense for the year ended April 30, 1997 by $20,413 and the accumulated postretirement obligation by $207,732.

(9) CONTINGENCIES

     The Company is a party to several lawsuits and claims arising out of the conduct of its business. While the ultimate results of lawsuits or other proceedings against the Company cannot be predicted with certainty, management does not expect that these matters will have a material adverse effect on the financial position or results of operations of the Company.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary.....................      3
Forward-looking Statements.............     11
Risk Factors...........................     11
The Company............................     18
The Refinancing Transactions...........     19
Use of Proceeds........................     20
Capitalization.........................     21
Unaudited Pro Forma Financial
  Statements...........................     22
Selected Consolidated Financial Data...     39
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................     41
Business...............................     48
Management.............................     56
Certain Transactions...................     62
Principal Stockholders.................     65
Description of Capital Stock...........     66
Description of New Credit Facility.....     67
Description of Windy Hill Notes........     67
Description of the Notes...............     69
Underwriting...........................     91
Legal Matters..........................     92
Experts................................     92
Available Information..................     93
Index to Financial Statements..........    F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                  $125,000,000

                                     [LOGO]

                                 DOANE PET CARE
                                    COMPANY

                               % SENIOR SUBORDINATED
                                 NOTES DUE 2008
                            ------------------------

                                   PROSPECTUS
                            ------------------------

                          DONALDSON, LUFKIN & JENRETTE
                             CHASE SECURITIES INC.

                                          , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the IPO are estimated to be as follows:

Securities and Exchange Commission registration fee.........   $36,875
NASD filing fee.............................................    13,000
Legal fees and expenses.....................................         *
Accounting fees and expenses................................         *
Blue Sky fees and expenses (including legal fees)...........         *
Printing expenses...........................................         *
Transfer Agent fees.........................................         *
Miscellaneous...............................................         *
                                                               -------
          TOTAL.............................................   $     *
                                                               =======

------------------------------

* To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in right of the corporation), brought against them by reason of the fact that they were or are such directors, officers, employees or agents, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in any
such action, suit or proceeding. Article        of the Restated Certificate of
Incorporation of the Registrant provides that the Registrant may indemnify any director, officer, employee or agent of the Registrant to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may be
hereafter amended. Article        of the Registrant's Bylaws provides that the
Registrant shall indemnify each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is or was an officer or director of the Registrant or is a person who is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service relating to employee benefit plans, to the fullest extent permitted by the Delaware General Corporation Law as it existed at the time the indemnification provisions of the Registrant's Bylaws were adopted or as may be thereafter amended.

     Article        of the Registrant's Bylaws also provide that the Registrant may maintain insurance, at its own expense, to protect itself and any director, officer, employee or agent of the Registrant or of another entity against any expense, liability, or loss, regardless of whether the Registrant would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit.
Article        of the Registrant's Restated Certificate of Incorporation
contains such a provision.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     In October 1995, the Company issued 1,200,000 shares of its Preferred Stock for an aggregate price of approximately $30.0 million. Of these shares of Preferred Stock, 1,000,000 were issued to DLJMB and 200,000 were issued to CMIHI. In connection with this transaction, Holdings issued warrants to purchase an aggregate of 6,772,390 shares of the common stock of Holdings at an exercise price of $.002 per share. Of these warrants, 5,643,660 were issued to DLJMB and 1,128,730 were issued to CMIHI. The issuances of such securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) thereof as transactions by an issuer not involving any public offering. In addition, the recipients of the securities in such transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. To the Company's knowledge, all recipients had adequate access, through their relationships with the Company, to information about the Company.

     On March 1, 1997, the Ottawa County Finance Authority issued $6,000,000 principal amount of Industrial Development Revenue Bonds Series 1997 due June 1, 2017 (the "Ottawa Bonds"), at a purchase price of 100% to The GMS Group, Inc., as underwriter. The Ottawa Bonds were exempt from registration under the Securities Act pursuant to Section 3(a)(2) thereof. The Ottawa Bonds are payable solely from and secured by a pledge of payments made pursuant to a loan agreement between the issuer and the Company.

     On July 15, 1998, the Oklahoma Development Finance Authority issued $9,000,000 principal amount of Industrial Development Revenue Bonds Series 1998 due July 15, 2023 (the "Oklahoma Bonds"), at a purchase price of 100% to The GMS Group, L.L.C., as underwriter. The Oklahoma Bonds were exempt from registration under the Securities Act pursuant to Section 3(a)(2) thereof. The Oklahoma Bonds are payable solely from and secured by a pledge of payments made pursuant to a loan agreement between the issuer and the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          *1.1           -- Form of Underwriting Agreement
           2.1           -- Agreement and Plan of Merger dated as of August 31, 1995 among the Company, DPCAC and DPC Subsidiary Acquisition
                            Corp; list of schedules to such Merger Agreement;
                            Agreement of Holdings to furnish such schedules to the
                            Commission upon its request (incorporated by reference to
                            Exhibit 2.1 to the Company's Form S-1, Registration No.
                            33-98110 (the "Form S-1"))
           3.1           -- Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form S-1)
           3.2           -- Certificate of Amendment to Certificate of Incorporation
                            of the Company (incorporated by reference to Exhibit 3.2
                            to the Company's Annual Report on Form 10-K405 for the
                            year ended December 31, 1997 (the "1997 Form 10-K"))
           3.3           -- Bylaws of the Company (incorporated by reference to
                            Exhibit 3.2 to the Form S-1)
           4.1           -- Form of Trust Indenture between the Company and U.S.
                            Trust Company of Texas, N.A. (incorporated by reference
                            to Exhibit 4.1 to the Form S-1)
          *4.2           -- Revolving Credit and Term Loan Agreement dated as of
                                        , 1998 among Holdings,                , as
                            agent for the Banks named therein, and the Banks named
                            therein
           4.3           -- Indenture, dated as of May 21, 1997, between Windy Hill
                            Pet Food Company, Inc. and Wilmington Trust Company
                            (incorporated by reference to Exhibit 4.5 to Windy Hill's
                            Form S-4 filed on September 9, 1997, Registration No.
                            333-30261)

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          *4.4           -- Form of Indenture between the Company and
                                           , as Trustee
          *4.5           -- Specimen Note
          *5.1           -- Opinion of Vinson & Elkins L.L.P.
           9.1           -- First Amended and Restated Investors' Agreement dated as of August 3, 1998 among DPC Acquisition Corp., the
                            Company, Summit Capital Inc., Summit/ DPC Partners, L.P.,
                            Chase Manhattan Investment Holdings, Inc., Baseball
                            Partners, DLJ Merchant Banking Partners, L.P., DLJ
                            International Partners, C.V., DLJ Offshore Partners,
                            C.V., DLJ Merchant Banking Funding, Inc., DLJ First Esc,
                            L.L.C., Dartford Partnership, L.L.C., Bruckmann, Rosser,
                            Sherrill & Co., L.P., PNC Capital Corp, Windy Hill Pet
                            Food Company, L.L.C. and certain other persons named
                            therein
          10.1           -- Early Retirement Agreement and Release effective as of
                            June 30, 1998 between the Company and Bob L. Robinson
          10.2           -- Employment Agreement dated January 1, 1998, between
                            Holdings and Douglas J. Cahill (incorporated by reference
                            to Exhibit 10.3 to the 1997 Form 10-K)
          10.3           -- Employment Agreement dated January 1, 1998, between
                            Holdings and Thomas R. Heidenthal (incorporated by
                            reference to Exhibit 10.4 to the 1997 Form 10-K)
          10.4           -- Employment Agreement dated January 1, 1998, between
                            Holdings and Terry W. Bechtel (incorporated by reference
                            to Exhibit 10.5 to the 1997 Form 10-K)
          10.5           -- Holdings' 1996 Stock Option Plan (incorporated by
                            reference to Exhibit 10.7 to the Company's Annual Report
                            on Form 10-K405 for the year ended December 31, 1996)
          10.6           -- First Amendment to Holdings' 1996 Stock Option Plan
                            (incorporated by reference to Exhibit 10.8 the 1997 Form
                            10-K)
          10.7           -- Second Amendment to the Holdings' 1996 Stock Option Plan
                            (incorporated by reference to Exhibit 10.9 to the 1997
                            Form 10-K)
         *10.8           -- Holdings' 1998 Stock Option Plan
          10.9           -- Termination and Dissolution Agreement, dated March 25,
                            1998, by and between Flint River Mills, Inc. and Windy
                            Hill Pet Food Company, Inc. (incorporated by reference to
                            Windy Hill's 10-Q filed on May 12, 1998)
          12.1           -- Statement regarding Computation of Ratios
          21.1           -- List of subsidiaries of the Company
          23.1           -- Consents of KPMG Peat Marwick LLP
         *23.2           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto)
          24.1           -- Power of Attorney (included on the signature page to this
                            Registration Statement)
          27.1           -- Financial Data Schedule

------------------------------

* To be filed by amendment.

     (b) Consolidated Financial Statement Schedules, Years ended December 31, 1995, 1996 and 1997.

     All schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide IPO thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 7th day of August, 1998.

                                            Doane Pet Care Company

                                            By   /s/ THOMAS R. HEIDENTHAL
                                             -----------------------------------
                                                    Thomas R. Heidenthal
                                               Senior Vice President and Chief
                                                       Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas J. Cahill and Thomas R. Heidenthal, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                         TITLE                        DATE

                 /s/ GEORGE B. KELLY                   Chairman of the Board and Director       August 7, 1998
-----------------------------------------------------
                   George B. Kelly

                /s/ DOUGLAS J. CAHILL                  Chief Executive Officer, President and   August 7, 1998
-----------------------------------------------------    Director (Principal Executive
                  Douglas J. Cahill                      Officer)

              /s/ THOMAS R. HEIDENTHAL                 Senior Vice President and Chief          August 7, 1998
-----------------------------------------------------    Financial Officer (Principal
                Thomas R. Heidenthal                     Financial Officer and Principal
                                                         Accounting Officer

                 /s/ PETER T. GRAUER                   Director                                 August 7, 1998
-----------------------------------------------------
                   Peter T. Grauer

                 /s/ M. WALID MANSUR                   Director                                 August 7, 1998
-----------------------------------------------------
                   M. Walid Mansur

                                                       Director
-----------------------------------------------------
Bob L. Robinson

                /s/ JEFFREY C. WALKER                  Director                                 August 7, 1998
-----------------------------------------------------
                  Jeffrey C. Walker

                    /s/ RAY CHUNG                      Director                                 August 7, 1998
-----------------------------------------------------
                      Ray Chung

               /s/ STEPHEN C. SHERRILL                 Director                                 August 7, 1998
-----------------------------------------------------
                 Stephen C. Sherrill

                               INDEX TO EXHIBITS

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
          *1.1           -- Form of Underwriting Agreement
           2.1           -- Agreement and Plan of Merger dated as of August 31, 1995 among the Company, DPCAC and DPC Subsidiary Acquisition
                            Corp; list of schedules to such Merger Agreement;
                            Agreement of Holdings to furnish such schedules to the
                            Commission upon its request (incorporated by reference to
                            Exhibit 2.1 to the Company's Form S-1, Registration No.
                            33-98110 (the "Form S-1"))
           3.1           -- Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Form S-1)
           3.2           -- Certificate of Amendment to Certificate of Incorporation
                            of the Company (incorporated by reference to Exhibit 3.2
                            to the Company's Annual Report on Form 10-K405 for the
                            year ended December 31, 1997 (the "1997 Form 10-K"))
           3.3           -- Bylaws of the Company (incorporated by reference to
                            Exhibit 3.2 to the Form S-1)
           4.1           -- Form of Trust Indenture between the Company and U.S.
                            Trust Company of Texas, N.A. (incorporated by reference
                            to Exhibit 4.1 to the Form S-1)
          *4.2           -- Revolving Credit and Term Loan Agreement dated as of
                                        , 1998 among Holdings,                , as
                            agent for the Banks named therein, and the Banks named
                            therein
           4.3           -- Indenture, dated as of May 21, 1997, between Windy Hill
                            Pet Food Company, Inc. and Wilmington Trust Company
                            (incorporated by reference to Exhibit 4.5 to Windy Hill's
                            Form S-4 filed on September 9, 1997, Registration No.
                            333-30261)
          *4.4           -- Form of Indenture between the Company and
                                           , as Trustee
          *4.5           -- Specimen Note
          *5.1           -- Opinion of Vinson & Elkins L.L.P.
           9.1           -- First Amended and Restated Investors' Agreement dated as of August 3, 1998 among DPC Acquisition Corp., the
                            Company, Summit Capital Inc., Summit/ DPC Partners, L.P.,
                            Chase Manhattan Investment Holdings, Inc., Baseball
                            Partners, DLJ Merchant Banking Partners, L.P., DLJ
                            International Partners, C.V., DLJ Offshore Partners,
                            C.V., DLJ Merchant Banking Funding, Inc., DLJ First Esc,
                            L.L.C., Dartford Partnership, L.L.C., Bruckmann, Rosser,
                            Sherrill & Co., L.P., PNC Capital Corp, Windy Hill Pet
                            Food Company, L.L.C. and certain other persons named
                            therein
          10.1           -- Early Retirement Agreement and Release effective as of
                            June 30, 1998 between the Company and Bob L. Robinson
          10.2           -- Employment Agreement dated January 1, 1998, between
                            Holdings and Douglas J. Cahill (incorporated by reference
                            to Exhibit 10.3 to the 1997 Form 10-K)
          10.3           -- Employment Agreement dated January 1, 1998, between
                            Holdings and Thomas R. Heidenthal (incorporated by
                            reference to Exhibit 10.4 to the 1997 Form 10-K)
          10.4           -- Employment Agreement dated January 1, 1998, between
                            Holdings and Terry W. Bechtel (incorporated by reference
                            to Exhibit 10.5 to the 1997 Form 10-K)
          10.5           -- Holdings' 1996 Stock Option Plan (incorporated by
                            reference to Exhibit 10.7 to Holdings' Annual Report on
                            Form 10-K405 for the year ended December 31, 1996)
          10.6           -- First Amendment to Holdings' 1996 Stock Option Plan
                            (incorporated by reference to Exhibit 10.8 the 1997 Form
                            10-K)
          10.7           -- Second Amendment to the Holdings' 1996 Stock Option Plan
                            (incorporated by reference to Exhibit 10.9 to the 1997
                            Form 10-K)

        EXHIBIT
          NO.                                      EXHIBIT
        -------                                    -------
         *10.8           -- Holdings' 1998 Stock Option Plan
          10.9           -- Termination and Dissolution Agreement, dated March 25,
                            1998, by and between Flint River Mills, Inc. and Windy
                            Hill Pet Food Company, Inc. (incorporated by reference to
                            Windy Hill's 10-Q filed on May 12, 1998)
          12.1           -- Statement regarding Computation of Ratios
          21.1           -- List of subsidiaries of the Company
          23.1           -- Consents of KPMG Peat Marwick LLP
         *23.2           -- Consent of Vinson & Elkins L.L.P. (contained in Exhibit
                            5.1 hereto)
          24.1           -- Power of Attorney (included on the signature page to this
                            Registration Statement)
          27.1           -- Financial Data Schedule

------------------------------

* To be filed by amendment.